    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                               ------------------

                                NETOBJECTS, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                          7372                  94-3233791
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        organization)                                                 No.)

                              301 GALVESTON DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 482-3200

         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                               ------------------

                      SAMIR ARORA, CHIEF EXECUTIVE OFFICER
                              301 GALVESTON DRIVE
                         REDWOOD CITY, CALIFORNIA 94063
                                 (650) 482-3200

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

                                   COPIES TO:

            ALAN B. KALIN                             JOHN W. WHITE
           LAURA T. PUCKETT                      CRAVATH, SWAINE & MOORE
           MARK F. HOFFMAN                           WORLDWIDE PLAZA
          GRAHAM & JAMES LLP                        825 EIGHTH AVENUE
            600 HANSEN WAY                    NEW YORK, NEW YORK 10019-7475
   PALO ALTO, CALIFORNIA 94304-1043

                               ------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                               ------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                        CALCULATION OF REGISTRATION FEE

         TITLE OF EACH CLASS OF SECURITIES                   PROPOSED MAXIMUM                   AMOUNT OF
                  TO BE REGISTERED                     AGGREGATE OFFERING PRICE(1)           REGISTRATION FEE
Common stock, par value $0.01 per share.............           $70,000,000                       $19,460

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           SUBJECT TO COMPLETION
                                                                FEBRUARY 5, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                         Shares

                                     [LOGO]

                                  Common Stock
                                   ---------

This is the initial public offering of NetObjects, Inc., and we are offering shares of our common stock. No public market currently exists for our shares. We anticipate that the initial public offering price will be between
$        and $        per share.

We have applied to list the common stock on the Nasdaq National Market under the symbol "NETO."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                                       PER SHARE       TOTAL
                                                                      -----------  --------------
Public offering price(1)............................................  $            $
Underwriting discounts..............................................  $            $
Proceeds to NetObjects..............................................  $            $

       (1) In connection with the offering, the underwriters have
          reserved up to           shares of our common stock for sale at
          the initial public offering price to employees and friends of NetObjects.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NetObjects has granted the underwriters the right to purchase up to additional shares of common stock at the initial public offering price to cover over-allotments.

BT ALEX. BROWN

                         BANCBOSTON ROBERTSON STEPHENS

                                                              PIPER JAFFRAY INC.

                                           , 1999

                             DESCRIPTION OF ARTWORK

OUTSIDE PORTION OF GATEFOLD:

    GRAPHIC DEPICTING: e-publishing, e-applications, and e-commerce, with arrows pointing to e-business

INTRODUCTORY TEXT:

    The web is changing the world. It's changing the way companies communicate, do business, and grow. To reap the benefits of improved efficiency, businesses need a presence on the web. They need an e-business site. One that builds relationships with employees, partners and customers. One that lets companies implement e-publishing, e-applications and e-commerce. NetObjects software, professional services and online resources make it possible for businesses, large or small, to easily build e-business sites or intranets that let them leverage the power of the web.

    HEADLINE COPY: Software Professional Services Online Resources

    GRAPHICS OF PRODUCTS, PROFESSIONAL SERVICES and ONLINE RESOURCES:

(1) two overlapping product boxes: NetObjects Fusion 4.0 for Windows and NetObjects Authoring Server 3.0

(2) photo of service people

(3) graphic showing overlapping screen shots of four web sites (left to right):
    NetObjects corporate site, eFuse.com, eSiteStore.com, and eScriptZone.com

    TEXT AT BOTTOM: When it comes to evaluating NetObjects applications, the industry experts have spoken.

    GRAPHICS OF LOGOS:

    (1) NetObjects corporate logo

    (2) Internet World logo

    (3) Cross Roads award logo

    (4) PC Magazine award logo

    (5) JavaWorld award logo

    (6) Web Developer award logo

    (7) CNet logo

    (8) IDEA logo

    (9) InfoWorld logo

    (10) IBM e-business logo

LEFT-HAND PAGE OF GATEFOLD:

    TITLE: Their success is our success

    INTRODUCTORY TEXT:

    More than 300,000 copies of NetObjects Fusion have been delivered to date, and more than 1 million web pages or web sites have been built using NetObjects Fusion. In addition, over 500 businesses worldwide have deployed NetObjects Authoring Server. Take a look at how some of our customers are using NetObjects applications to build web sites that sell products, provide virtual tours, build online catalogs, auction collectible goods, and more.

    NINE GRAPHICS DEPICTING SCREEN SHOTS OF CUSTOMER WEB SITES

    CAPTIONS (ONE FOR EACH SCREEN SHOT, LEFT TO RIGHT, TOP TO BOTTOM):

    (1) www.justforfeet.com

    (2) www.collectit.net

    (3) www.cellone-sf.com

    (4) www.shell-lubricants.com

    (5) www.northstarnursery.com

    (6) www.leasesource.com

    (7) www.christmas.com

    (8) www.krause.com

    (9) www.realty.com

RIGHT-HAND PAGE OF GATEFOLD:

    TITLE: Strategic relationships we can count on

    INTRO PARAGRAPH:

    We have aligned with industry leaders through a host of partnership agreements that supplement our core strengths. Equity, technology, co-marketing and distribution partners extend our reach, enhance our products, complement our sales and distribution efforts and allow us to continue our leadership in web business solutions.

    TWELVE CORPORATE LOGOS (LEFT TO RIGHT, TOP TO BOTTOM):

    (1) IBM

    (2) Lotus

    (3) Novell

    (4) Mitsubishi

    (5) PeopleSoft Global Alliance Program

    (6) Allaire

    (7) CompuServe

    (8) Compaq

    (9) SmartAge

    (10) Zip2

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING NETOBJECTS AND THE COMMON STOCK BEING SOLD IN THE OFFERING, AS WELL AS OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THE OUTCOME OF THE EVENTS DESCRIBED IN THESE FORWARD-LOOKING STATEMENTS IS SUBJECT TO RISKS AND ACTUAL RESULTS COULD DIFFER MATERIALLY. THE SECTIONS ENTITLED "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS, CONTAIN A DISCUSSION OF SOME OF THE FACTORS THAT COULD CONTRIBUTE TO THESE DIFFERENCES.

    The terms "NetObjects," "we," "us," and "our" refer to NetObjects, Inc. and our subsidiary, NetObjects Ltd.

                                   NETOBJECTS

    We are a leading provider of e-business software and solutions that enable small to medium-sized companies and large-scale enterprises to build, deploy and maintain web sites on the Internet and corporate intranets. Our e-business solutions address the growing challenges faced by businesses in capturing the explosive growth of the Internet as an online business medium by helping them build web sites that can publish content, conduct electronic commerce and run web applications. In 1996, we pioneered the web site building product category with the introduction of our award-winning flagship product, NetObjects Fusion. Since 1996, we have released enhanced versions of NetObjects Fusion, and we have introduced other products, including NetObjects Authoring Server, a scalable client-server application for large-scale enterprises and corporate departments, which facilitates controlled, collaborative building of intranet sites. We have also built popular online resources, including eFuse.com, launched in December 1998, that target communities of business users and provide sources of information, products and services for building business web sites. In addition, in October 1998 we began offering professional services to our business customers. By offering these services, we believe that we can better serve their web site planning, building and maintenance needs. We have established a premier Internet brand and estimate that over 300,000 copies of NetObjects Fusion have been delivered to date, and more than 1,000,000 web pages or web sites have been built using NetObjects Fusion.

    Our flagship product, NetObjects Fusion, is an easy-to-use desktop software application for building business web sites that support rich content, e-commerce functionality and database interaction. NetObjects Fusion provides an intuitive, visual interface that helps automate and integrates many site building functions, including site layout and design, page building and content management. NetObjects Fusion's open architecture supports a wide range of platforms, including web browsers, databases and web servers. Examples of NetObjects Fusion customers include small to medium-sized companies, such as Christmas.com (Christmas Information Services), LeaseSource.com (LeaseSource Online) and Realty.com (HTTP Development, Inc.), as well as large-scale enterprises, such as DaimlerChrysler AG and Blue Cross Blue Shield. Our second product offering, NetObjects Authoring Server, is a scalable client-server application targeted at large-scale enterprises and corporate departments developing web sites involving multiple builders and content contributors. NetObjects Authoring Server offers the same features and open architecture as NetObjects Fusion while providing a scalable, controlled, collaborative environment for multiple concurrent users. Examples of NetObjects Authoring Server customers include NationsBank Corporation, Cellular One (Bay Area), The Boeing Company, VLSI Technology, Inc. and Bayer AG.

    We maintain several web sites providing information, products and services to business web site builders. NetObjects.com offers information, products, solutions and support for our customers. Our recently introduced eFuse.com site is the first online resource to provide integrated content, products and solutions for small and medium-sized businesses to help plan, produce, publish and promote their web sites. eScriptZone.com provides articles, tutorials, software and an online community of forums and newsgroups for webmasters and corporate web applications builders. eSiteStore.com is our online retail store that provides a one-stop shopping destination for businesses to purchase our software, third-party software and components and also offers online services to customers.

    As part of our strategy to provide complete e-business solutions, we have formed technology relationships with other Internet companies. Many of these companies have built products with extensions for NetObjects Fusion and NetObjects Authoring Server, such as Allaire Cold Fusion, iCat Commerce Online, Lotus Domino, Beatnik audio software and IBM HotMedia. In addition, we have built extensions for the Microsoft ASP Site Server. These extensions provide us with broader platform connectivity and interoperability and position our products as the open platforms of choice for web site building. We also provide integrated web solutions with key online service providers such as CompuServe, SmartAge, T-Online and Zip2 for hosting and promoting e-business sites.

    To support our product sales, we have product bundling agreements that provide greater brand recognition and awareness, such as the bundling of NetObjects Fusion with Lotus Designer for Domino, IBM WebSphere Studio and Novell Netware for Small Business. In addition, our strategic relationship with International Business Machines Corporation, or IBM, has provided us with sales and marketing benefits, including access to IBM and Lotus sales and distribution channels, co-marketing and co-promotion benefits and credibility in the marketplace.

    We have experienced rapid growth since the launch of the first commercial version of NetObjects Fusion in October 1996. Our total revenues have grown from a base of $0 for fiscal year 1996 to $7.6 million for fiscal year 1997 and to $15.3 million for fiscal year 1998. Traffic to our online web sites has grown from approximately 800,000 visitors in 1996 to approximately 2.5 million visitors in 1998. New visitors provided approximately half of the traffic to our web site in 1998. In addition, over 500 businesses worldwide have deployed NetObjects Authoring Server, or its predecessor NetObjects Team Fusion.

    We incorporated in Delaware in November 1995 and have a limited operating history. Our principal executive offices are located at 301 Galveston Drive, Redwood City, CA 94063, and our telephone number is (650) 482-3200. Our web site can be found at www.netobjects.com. Information contained on our web sites does not constitute part of this prospectus.

    NetObjects-Registered Trademark-, NetObjects Fusion-TM-, NetObjects Authoring Server-TM-, NetObjects TeamFusion-TM-, NetObjects Fusion Enterprise Edition-TM-, NetObjects ScriptBuilder-TM-, NetObjects Fusion Personal Edition-TM-, SiteStructure Editor-TM-, PageDraw-Registered Trademark-, SiteStyles-Registered Trademark-, SiteStyles Manager-TM-, SiteProducer-TM-, StyleObject-TM-, WebDraw-TM-, PublishSet-TM-, AutoSites-TM-, The Web Needs You-TM- and BeanBuilder-TM- are our registered and unregistered trademarks, service marks and trade names. This prospectus also includes trademarks, service marks and trade names other than those identified in this paragraph, each of which is the property of its respective holder.

                                  THE OFFERING

Common stock offered by NetObjects..............  shares
Common stock to be outstanding after the
  offering......................................  shares(1)
Use of Proceeds.................................  Repayment of $19.0 million of secured debt owed to IBM Credit
                                                  Corporation, a subsidiary of IBM, debt of $3.45 million plus accrued interest that we expect to owe to IBM under notes
                                                  issued prior to the closing of the offering, working capital requirements and other general corporate purposes. See "Use of
                                                  Proceeds."
Proposed Nasdaq National Market
  symbol........................................  NETO

                             SUMMARY FINANCIAL DATA

                                                              PERIOD FROM                             THREE MONTHS ENDED
                                                           NOVEMBER 21, 1995        YEAR ENDED
                                                            (INCEPTION) TO        SEPTEMBER 30,          DECEMBER 31,
                                                             SEPTEMBER 30,     --------------------  --------------------
                                                                 1996            1997       1998       1997       1998
                                                          -------------------  ---------  ---------  ---------  ---------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues..........................................       $  --           $   7,567  $  15,270  $   2,285  $   5,617
Cost of revenues........................................          --                 772      5,093        278      2,083
Gross profit............................................          --               6,795     10,177      2,007      3,534
Operating loss..........................................          (6,741)        (17,564)   (20,970)    (5,892)    (4,094)
Nonrecurring interest charge on beneficial conversion
  feature of convertible debt(2)........................          --              --         --         --         (3,792)
Net loss................................................          (6,695)        (17,799)   (22,224)    (6,067)    (8,600)
Basic and diluted net loss per share applicable to
  common stockholders(3)................................       $   (4.89)      $  (10.89) $  (13.11) $   (3.72) $   (4.64)
Shares used to compute basic and diluted net loss per
  share applicable to common stockholders(3)............           1,370           1,634      1,695      1,633      1,854

                                                                                               DECEMBER 31, 1998
                                                                                           -------------------------
                                                                                            ACTUAL    AS ADJUSTED(4)
                                                                                           ---------  --------------
                                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.....................................................................................  $   1,288
Working capital (deficit)................................................................    (23,390)
Total assets.............................................................................      7,502
Short-term borrowings from IBM and IBM Credit Corp.......................................    (18,813)
Long-term obligations, less current portion..............................................      7,890
Accumulated deficit......................................................................    (55,318)
Stockholders' deficit....................................................................    (29,177)

------------------------

(1) Excludes (i) 2,629,575 shares of common stock issuable at a weighted average exercise price of $2.38 per share upon exercise of stock options outstanding at December 31, 1998; (ii) 258,651 shares reserved for future issuance under our stock option plans; (iii) 300,000 shares reserved for issuance under our 1999 Employee Stock Purchase Plan, and assumes (a) the conversion of each outstanding share of preferred stock into one share of common stock, par value $0.01 per share, upon the effectiveness of the offering, including 1,654,041 shares of common stock issuable upon conversion of outstanding 10% Senior Subordinated Secured Convertible Promissory Notes, or convertible notes, and (b) the issuance of 3,051,803 shares of common stock, reflecting exercise of outstanding warrants to purchase convertible preferred stock at a weighted average exercise price of $4.82 per share by surrendering shares of common stock as payment of the exercise price, assuming a fair market
    value per share of common stock in the offering of $      . See
    "Management--Benefit Plans," "Certain Transactions--Sales of Common Stock and Preferred Stock" and "Description of Capital Stock."

(2) Nonrecurring non-cash interest charge based on the difference between the price per share for Series F-2 preferred stock issued to Novell, Inc. and MC Silicon Valley, Inc. and for Series E-2 preferred stock issuable to IBM and another investor upon conversion of certain convertible notes in accordance with EITF Topic D-60. See note 8 of notes to consolidated financial statements. Under the terms of an April 1997 contract with IBM, we agreed that any funds provided by IBM for our operations during 1997 and 1998 through the sale of equity securities to IBM would have a per share price not higher than $6.68. In October and November 1998, we issued preferred stock to Novell, Inc. and MC Silicon Valley, Inc. at a price per share of $9.00. See "Certain Transactions--IBM Relationship."

(3) Does not include the effect of outstanding shares of convertible preferred stock, shares from the assumed conversion of convertible notes and shares issuable upon the exercise of stock options and warrants that are considered anti-dilutive pursuant to Statement of Financial Accounting Standards (SFAS) No. 123. For an explanation of basic and diluted net loss per share applicable to common stockholders and the number of shares used to compute basic and diluted net loss per share applicable to common stockholders, see note 1 of notes to consolidated financial statements.

(4) As adjusted to give effect to the (i) conversion of all outstanding shares of preferred stock into common stock upon the effectiveness of the offering, including 1,654,041 shares of common stock issuable upon conversion of the
    convertible notes; (ii) sale of              shares of common stock to be
    sold in the offering at the initial public offering price of $      per
    share; (iii) application of the estimated net proceeds of the offering; (iv) issuance of 3,051,803 shares of common stock, reflecting a "cashless" exercise of outstanding Series C, Series E and Series E-2 warrants to purchase convertible preferred stock at a weighted average exercise price of $4.82 per share by surrendering shares of common stock as payment of the exercise price, assuming a fair market value per share of common stock in
    the offering of $      . See "Use of Proceeds," "Capitalization" and
    "Description of Capital Stock."

                             RELATIONSHIP WITH IBM

    On April 11, 1997, IBM acquired approximately 80% of our common stock (on an as-converted basis) by exchanging shares of IBM common stock for substantially all of our outstanding preferred stock. Revenues from IBM have represented a substantial percentage of our total revenues, representing approximately 36% and 50% of our total revenues in fiscal year 1998 and in the first quarter of fiscal year 1999, respectively. Almost all of our revenues from IBM in fiscal year 1998 resulted from two significant sources. The first comprised royalties paid by Lotus Development Corporation, an IBM subsidiary, to bundle NetObjects Fusion with Lotus products. The second consisted of services related to integrating our software with IBM's WebSphere software products.

    When IBM acquired approximately 80% of our stock, IBM did not provide us with equity financing. Subsequently, through December 31, 1998, IBM has provided us with approximately $40 million of financing through $10.5 million in nonrefundable cash prepayments against future royalties for their licensing of our products and our charges for the provision of services, $19.0 million in a secured credit facility with IBM Credit Corp., and $10.1 million in convertible debt securities and warrants to purchase convertible preferred stock. We have an option to raise an additional $3.45 million through the sale of notes and warrants to IBM which we may exercise prior to the completion of the offering. After the offering, IBM will have only limited commitments to provide additional revenues and will have no obligation to provide additional financing.

    IBM currently markets and sells our products primarily in bundles with IBM software products, and also individually, for which we receive royalties. Lotus also currently markets, bundles and sells our products and has created foreign language, or "localized," versions of our software, for which it pays us reduced royalties on products that it sells. IBM will retain control of NetObjects after the offering and may continue to cooperate with us in a number of areas, including product bundling and sales and marketing. The interests of IBM may conflict with our interests, and IBM is free to compete with us. IBM's controlling interest in us, our dependence on IBM and the potential conflicts of interests and potential competition associated with IBM's relationship with us represent significant risks for an investor acquiring our stock. See "Risk Factors--Dependence on IBM and Potential Conflicts," "Business--NetObjects Strategy," "--Sales, Marketing and Distribution" and "--Competition," "Certain Transactions" and "Principal Stockholders."

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR STOCK. WHILE WE HAVE IDENTIFIED THE FOLLOWING RISKS AND UNCERTAINTIES, THERE MAY BE ADDITIONAL RISKS AND UNCERTAINTIES OF WHICH WE ARE NOT AWARE OR WHICH WE CURRENTLY DEEM IMMATERIAL THAT COULD IMPAIR OUR OPERATIONS.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE DESCRIBED ELSEWHERE IN THIS PROSPECTUS.

    NEITHER IBM'S OWNERSHIP OF OUR SECURITIES NOR IBM'S RELATIONSHIP AND AGREEMENTS WITH OUR COMPANY IS A RECOMMENDATION BY IBM THAT INVESTORS SHOULD ACQUIRE OR HOLD OUR STOCK. IBM WILL HAVE THE UNRESTRICTED ABILITY TO SELL ALL OR PART OF ITS STOCK IN OUR COMPANY WHEN PERMISSIBLE UNDER APPLICABLE SECURITIES LAWS AND AGREEMENTS WITH THE UNDERWRITERS. IBM HAS NO OBLIGATION TO RESELL OUR PRODUCTS BEYOND THE LIMITED AMOUNT REQUIRED BY EXISTING AGREEMENTS. AFTER THE OFFERING, IBM WILL HAVE NO OBLIGATION TO PROVIDE US WITH ADDITIONAL FINANCING. SEE "RISK FACTORS--DEPENDENCE ON IBM AND POTENTIAL CONFLICTS," "CERTAIN TRANSACTIONS," "PRINCIPAL STOCKHOLDERS" AND "SHARES ELIGIBLE FOR FUTURE SALE."

HISTORY OF SUBSTANTIAL LOSSES; EXPECTATION OF FUTURE LOSSES; "GOING CONCERN"
  QUALIFICATION FROM AUDITORS

    We were incorporated in November 1995 and first recognized revenues in October 1996. You should consider our business and prospects in light of the risks and difficulties frequently encountered by early-stage companies in rapidly evolving markets, such as the market for web site building software and services. To date, most of our revenues from software licensing fees have come from sales of NetObjects Fusion. We have incurred substantial costs to develop, introduce and enhance our main products, NetObjects Fusion and NetObjects Authoring Server, to offer our online and professional services, to build brand awareness and to grow our business. As a result, we have incurred large operating losses since inception, and we expect to continue to incur substantial operating losses for the foreseeable future.

    As of December 31, 1998, we had an accumulated deficit of approximately $55.3 million, $42.8 million of which has been incurred since April 1997. To date, a significant portion of our total revenues has come from IBM, which agreed to advance us $10.5 million in nonrefundable cash prepayments against future royalties for their licensing of our products and our charges for the provision of services. The prepayments have been recorded as deferred revenues from IBM on our balance sheet. We are recognizing these revenues on a per unit basis and as reimbursements of services as they are provided to IBM. KPMG LLP, in their independent auditors' report, have expressed "substantial doubt" as to our ability to continue as a going concern based on significant operating losses since inception and significant debt and capital deficit as of September 30, 1998. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Our ability to continue as a going concern is dependent upon the net proceeds from this offering. The net
proceeds from the offering are estimated to be $             , after the
repayment of a $19 million secured credit facility with IBM Credit Corp. and $3.45 million that we expect to owe to IBM under notes to be issued prior to the closing of the offering. This credit facility will be repaid out of the proceeds of this offering and the credit facility will terminate. We believe the net proceeds from the offering, together with other available cash resources, will be sufficient to meet our cash needs through September 30, 2000. One of the closing conditions to this offering is that KPMG LLP reissue their independent auditors' report. Such report shall exclude the explanatory paragraph that states that our recurring losses and net capital deficiency raise substantial doubt about our ability to continue as a going concern. See note 1(d) of notes to consolidated financial statements.

    To achieve and sustain profitability, we must:

    - increase substantially our revenues from our two principal products, NetObjects Fusion (which in fiscal year 1998 accounted for most of our total revenues) and NetObjects Authoring Server, and our related professional services (which have generated minimal revenues to date);

    - continue to develop successfully new versions of our products, such as NetObjects Fusion 4.0, which was released in December 1998;

    - respond quickly and effectively to competitive, market and technological developments;

    - expand substantially our sales and marketing operations;

    - develop our professional services business, which we launched in October 1998;

    - control expenses;

    - continue to attract, train and retain qualified personnel in the competitive software industry; and

    - maintain existing relationships and establish new relationships with leading Internet hardware and software companies.

    There can be no assurance that we will achieve these objectives, and our failure to do so would have a material adverse effect on our business, prospects, financial condition and results of operations.

DEPENDENCE ON IBM AND POTENTIAL CONFLICTS

    DEPENDENCE TO DATE ON IBM FOR FINANCING AND SIGNIFICANT REVENUES. Since IBM's acquisition of approximately 80% of our stock, IBM has provided us with approximately $40 million of financing through the payment, between April and December 1997, of $10.5 million of cash prepayments against future royalties for their licensing of our products and our charges for services, approximately half of which we had not recognized by the end of fiscal year 1998, $10.1 million through our sale to IBM of convertible debt securities and warrants for the purchase of convertible preferred stock and the establishment of a $19 million secured credit facility with IBM Credit Corp. that has been guaranteed by IBM. We were not in compliance with a financial covenant in the credit facility as of December 31, 1998, but on February 3, 1999, IBM Credit Corp. waived our compliance through December 31, 1998 and agreed to take no action with respect to our noncompliance through April 30, 1999. This credit facility will be repaid out of the proceeds of this offering and the credit facility will terminate. Prior to completion of the offering, we expect to exercise our option to raise up to $3.45 million from the sale of notes and warrants to IBM. Such notes, if issued, would be repaid from proceeds of the offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Certain Transactions-- IBM Relationship." After the offering, IBM will have no obligation to provide us with additional financing.

    In addition, revenues from IBM have represented a substantial portion of our total revenues-- approximately 36% and 50% of our total revenues in fiscal year 1998 and in the first quarter of fiscal year 1999, respectively. To date, substantially all of these revenues have consisted of software license fees, for which we have been recognizing revenues on a per unit sales basis, and revenues for services for integrating our software with IBM's WebSphere software products, which have been recognized principally in accordance with the percentage of completion accounting method. All of IBM's payment obligations for these revenues have been offset against the $10.5 million of cash prepayments recorded as deferred revenues from IBM on our balance sheet. As of December 31, 1998, the balance of the deferred revenues from IBM was approximately $2.3 million. Such revenues, when recognized, will not result in our receipt of additional cash from IBM. Our agreement with IBM for WebSphere services ends on February 28, 1999. In addition, our product bundling arrangement with Lotus for Designer for Domino expires in June 1999. Lotus' payment obligations for Designer for Domino revenues are also offset against the $10.5 million prepayment. We believe that all of the deferred revenues from IBM at December 31, 1998 will have been recognized as software license fees and service revenues by June 30, 1999. We have no commitments from IBM to pay us software license fees or revenues from services after June 1999. Our software license fees from IBM in the remaining quarters of fiscal year 1999 are likely to decline, perhaps substantially, from the level in the first quarter of fiscal year 1999. We do not expect to receive any service revenues from IBM after February 1999.

    On these and other transactions with IBM, we have worked closely with IBM's representatives on our board of directors and other senior management personnel in Lotus and other IBM software organizations. Our ability to work effectively with IBM and to maintain our strategic relationship with IBM depends to a significant extent on the efforts of these individuals. If they cease to be involved in our business, we may experience difficulties in leveraging our strategic relationship with IBM.

    We would not have been able to obtain a $19 million loan from an independent third party without the guarantee by IBM. The financial support of IBM has allowed us to pursue a market share and brand strategy that we otherwise would not have been able to pursue. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Certain Transactions" and note 1(d) of notes to consolidated financial statements.

    Although we have been dependent on IBM, and IBM has provided substantial support to us, IBM makes independent business and product decisions that may conflict with our business objectives. For example, under our original agreement with IBM with respect to IBM's WebSphere offerings, we were obligated to deliver modified versions of NetObjects Fusion, NetObjects ScriptBuilder and NetObjects Authoring Server. We anticipated that all three products would be bundled with IBM's WebSphere product offerings. In that event the agreement provided for IBM to pay us royalties for each of the listed products subject to a minimum royalty amount tied to the amount of services that we provided. Most of the royalties would have been due for NetObjects Authoring Server, which is our highest priced product. In October 1998, however, IBM purchased all rights to Build IT from Wallop, Inc., a software product that IBM intends to include with its WebSphere offerings for application development teams, unlike NetObjects Authoring Server, which we designed for collaborative intranet site builders and corporate desktop users. Subsequently, IBM decided not to bundle NetObjects Authoring Server with WebSphere. Because we had expected to earn most of our software license fees under the original agreement from WebSphere bundles with NetObjects Authoring Server, IBM and we agreed to modify the original agreement to add charges for our services based upon the amount of our costs and expenses, in addition to royalties for product bundles. As a result, through December 31, 1998, we have recognized services revenues from IBM totaling $4.4 million under the amended agreement and not software license fees, as was originally contemplated.

    CONTROL BY IBM; POTENTIAL SALE BY IBM OF ITS CONTROLLING INTEREST. Before the offering, IBM owned approximately 71% of our common stock (on an
as-converted basis), and after the offering IBM will own approximately   % of
our common stock (on an as-converted basis) (      % if the

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
underwriters' over-allotment option is exercised in full). Under a voting agreement which takes effect upon completion of the offering, IBM has agreed to vote all of its shares of common stock to elect no more than three of the six members of our board of directors, notwithstanding its legal right to elect the entire board, as long as it owns at least a majority of our outstanding stock. The voting agreement will terminate if IBM's total fully-diluted ownership of our Company (taking into account outstanding warrants for purchase of convertible preferred stock and convertible securities held by IBM as well as outstanding shares) falls below 45% for a period of 180 consecutive days from
its current ownership of       % on a fully-diluted basis. Prior to the
offering, IBM controlled our board of directors, but after the offering, it will not. So long as IBM owns more than 50% of our outstanding stock, however, it will be able to exercise a controlling influence over our business and affairs due to a board of directors' resolution that was passed at IBM's request. This resolution allows IBM's designees to our board of directors to control any determinations with respect to most material transactions outside the ordinary course of our business, including mergers or other business combinations, the acquisition or disposition of our assets, future issuances of our equity or debt securities and the payment of dividends. As our majority stockholder, IBM will have the power to determine matters submitted to a vote of our stockholders without the consent of other stockholders, will have the power to prevent or cause a change in control of our Company and could take other actions that might be favorable to IBM and potentially harmful to us. IBM is under no obligation to provide us with financial or other support after the offering.

    FREEDOM OF ACTION FOR IBM. Our restated certificate of incorporation contains provisions that expressly acknowledge IBM's "freedom of action" to conduct its business and pursue other business opportunities, even in competition with us. These provisions materially limit the liability of IBM and its affiliates, including IBM's representatives on our board of directors and Lotus, from conduct and actions taken by IBM or its affiliates, even if such conduct or actions are beneficial to IBM and harmful to us. When IBM becomes eligible to sell its stock subject to applicable securities laws, contractual arrangements with the underwriters and the terms of a registration rights agreement, if applicable, IBM will be able to transfer some or all of its stock, including to our competitors. Such a transfer could result in a transfer of IBM's controlling interest in our Company, and could have a material adverse effect on our business, prospects, financial condition and results of operations. See "Business--NetObjects Strategy--Strategic Relationships" and "--Competition," "Certain Transactions," "Principal Stockholders," "Description of Capital Stock" and "Shares Eligible for Future Sale."

    POTENTIAL CONFLICTS OF INTEREST; POTENTIAL AND ACTUAL COMPETITION. Because IBM is our controlling stockholder and because IBM executives are directors of our Company, conflicts of interest could arise. Under our restated certificate of incorporation, IBM has no obligation to refrain from competing with us, investing in our competitors, doing business with our customers or hiring away our key personnel. Our restated certificate of incorporation further provides that no director shall be prohibited from taking actions or from voting on any action because of any actual or apparent conflict of interest between such director and our Company, and that no action taken by our board of directors will be void or voidable, or give rise to liability for breach of fiduciary duty or otherwise, solely because a majority of the directors are affiliated with IBM, or such action is, or is deemed to be by law, beneficial to IBM. In addition, IBM is under no obligation to inform us of any corporate opportunity and is free to avail itself of any such opportunity or to transfer such opportunity to a third party. Any of these provisions of the restated certificate of incorporation could give rise to conflicts of interest, and we cannot be certain that any such conflicts would be resolved in our favor. But for these provisions, some future conduct or actions by IBM might constitute a breach of fiduciary duty to NetObjects or our other stockholders. These provisions become inapplicable when IBM's ownership of our stock on a fully-diluted basis falls to less than 10%, and may be amended only with the approval of at least 90% of our outstanding voting securities. Any of the risks arising from our relationship with IBM could have a material adverse effect on our business, prospects, financial condition and results of operations. See "Business--NetObjects Strategy--Strategic Relationships" and "Certain Transactions."

    Although our license agreements with IBM contain certain restrictions on IBM's use and transfer of our software and intellectual property, these restrictions are subject to exceptions. Under a software license agreement with IBM, we have placed our key source code in escrow for IBM's benefit. In the event of our default under the contract, IBM will have access rights to this source code and will be free to use it to maintain our products and create derivative works for the benefit of IBM and its customers. Events of default under the agreement include a bankruptcy filing, our failure to adequately service and maintain the software licensed to IBM and its customers, and our insolvency. Furthermore, all of our licensing arrangements with IBM are non-exclusive. IBM has the right to cease promoting and distributing our software at any time. IBM may license its name, logo and technology to, or invest in, other web site building companies, and it may more actively promote the services of our competitors. For example, IBM is currently selling HomePage Builder, an IBM developed web page building software product, in Japan, and HomePage Creator, an IBM web based service that allows users to build web pages online.

    OBLIGATIONS OF IBM SUBSIDIARIES. As an IBM subsidiary, we are subject to IBM policies which may not apply to most small public companies, and we may incur additional expenses in complying with these policies. We also are subject to many IBM contracts with third parties. These contracts include patent cross-license agreements between IBM and other companies that provide us with immunity from suit for patent infringement claims by those companies as long as we remain an IBM subsidiary, and grant those companies freedom from our patent infringement claims against them. Contractual obligations to third parties which arise because we are an IBM subsidiary may have future adverse consequences that are currently unforeseeable. If we cease to be an IBM subsidiary, we may face material litigation risks associated with patent infringement claims that IBM's patent cross-licensees cannot currently assert against us. In addition, we may be unable to assert patent claims of our own against an IBM cross-licensee, which may remain free of liability for such claims under the terms of the cross-license agreement even after we cease to be an IBM subsidiary. See "--Uncertain Protection of Intellectual Property; Risks Associated with Licensed Third-Party Technology."

REVENUE DEPENDENCE ON NETOBJECTS FUSION

    Most of our revenues from software license fees in fiscal year 1998 were derived from versions of one of our products, NetObjects Fusion, and we expect that this single product will continue to account for the substantial majority of our total revenues in the near-term. To remain competitive, software products typically require frequent updates that add new features. There can be no assurance that we will be able to create successfully and sell updated or new versions of NetObjects Fusion. A decline in demand for, or in the average selling price of, NetObjects Fusion, whether as a result of new product introductions or price competition from competitors, technological change or otherwise, would have a material adverse effect on our business, prospects, financial condition and results of operations.

INTENSE COMPETITION FROM MICROSOFT AND OTHER ESTABLISHED SOFTWARE VENDORS

    The market for web site building software and services for the Internet and corporate intranets is relatively new, constantly evolving and intensely competitive. We expect competition to intensify in the future. Many of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources. Our principal competitors in web site building software include Microsoft Corporation, Adobe Systems Incorporated and Macromedia, Inc.

    Microsoft's FrontPage, a web site building software product, has a dominant market share. Microsoft has announced but not shipped FrontPage 2000, which may become one of the products in at least one version of Microsoft's Office product suite that dominates the market for desktop business application software. We believe that NetObjects Fusion and NetObjects Authoring Server contain features that differentiate them from the announced description of FrontPage 2000, but widespread distribution of Office with FrontPage 2000 and the vast number of computer users familiar with Microsoft desktop application software products, give Microsoft a substantial competitive advantage over us. In addition, Microsoft, and other competitors who bundle their software products as a suite, may offer their suites at prices that may force us to reduce the prices for our products, which are not sold in comparable suites, to keep them competitive. In connection with its recent acquisition of GoLive, Inc., Adobe acquired a web site building software product for Macintosh, which increases the competitiveness of the market for Macintosh web site building products. Our current Macintosh product, NetObjects Fusion 3.0, may become less competitive over time.

    Alternatives to using web site building software include products from third-party web site builders, in-house resources and online web site building resources, such as GeoCities, some of which also provide web site hosting and other services. Competitive factors in our market include:

    - the manner in which the software is distributed with other products;

    - quality and reliability;

    - features for creating, editing and developing web sites;

    - ease of use and interactive user features;

    - scalability and cost per user; and

    - compatibility with the user's existing computer systems.

    To expand our user base and further enhance the user's experience, we must continue to innovate and improve the performance of our products. In addition, we may need to change our pricing, license terms, services and marketing practices. For example, during the three months ended September 30, 1997, we reduced the price of NetObjects Fusion from $495 to $295, which resulted in a decline in total revenues from the third to the fourth quarters in fiscal 1997. Continued price concessions or the emergence of other pricing or distribution strategies by competitors could have a material adverse effect on our business, prospects, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Competition."

UNCERTAINTY OF FUTURE REVENUES; PROBABLE FLUCTUATIONS IN QUARTERLY OPERATING
  RESULTS

    The success of our business and our revenue growth to date have depended on our ability to create web site building software that appeals to our customers, to update our main product, NetObjects Fusion, with new features and to release and deliver new versions of NetObjects Fusion on time. We need to develop new products in addition to NetObjects Fusion and to ship the new products on time. Failure to do so will materially affect the amount and timing of future revenues.

    Our quarterly operating results also may fluctuate significantly in the future due to a variety of other factors, many of which are outside our control. Principal factors include:

    - the expiration of commitments from IBM for software license fees in June 1999 and service revenues in February 1999;

    - the timing of the introduction or enhancement of our products and services which can cause customers to avoid purchasing our existing products, cause us to issue rebates and discounted upgrade offers and cause an increase in product returns by channel distributors;

    - our ability to continue to develop derivative products, such as new versions of NetObjects Fusion for Macintosh;

    - a longer sales cycle for products for large-scale enterprise customers and for NetObjects Authoring Server;

    - vendors' introductions of other types of software products (for example, Microsoft's introduction of Windows 98, which adversely impacted our sales temporarily);

    - the amount and timing of operating costs and capital expenditures related to expansion of our business, operations and infrastructure;

    - price reductions by us or our competitors or changes in how their products and services are priced;

    - the mix of distribution channels through which our products are licensed and sold; and

    - the promptness with which sales data, used for recognizing product royalties, are reported to us from third parties.

    Because our business is evolving rapidly and we have a very limited operating history, we have little experience in forecasting our revenues. Our expense levels are based in part on our expectations of future revenues, and to a large extent such expenses are fixed, particularly in the short-term. We cannot be certain that our revenue expectations will be accurate or that we will be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. As a result, we believe that period-to-period comparisons of our financial results are not necessarily meaningful, and you should not rely upon them as an indication of our future performance.

    The $10.5 million of cash prepayments under our license agreement with IBM have provided some revenue certainty for us since April 1997. We expect to have recognized all of the prepayments as revenues by June 30, 1999. Thereafter, our revenues from IBM, if any, are likely to become more variable. See "--Dependence on IBM and Potential Conflicts--Dependence to Date on IBM for Financing and Significant Revenues." In addition, factors such as seasonal demand for our products and services (for example, annual reductions in sales in Europe in July and August), costs of litigation and intellectual property protection, technical difficulties with respect to the use of our products, general economic conditions and economic conditions specifically related to use of the Internet as a business medium could influence our quarterly operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations."

ADEQUACY OF ALLOWANCES FOR PRODUCT RETURNS AND PRICE PROTECTIONS

    At the time of sale of our software products, we have historically recorded significant allowances for product returns. The factors that influence our decision on the size of the allowances include the timing of new product and product upgrade introductions, release of new products or product upgrades by competitors and sales data that we obtain from our distributors.

    We have stock-balancing programs for our software products that under certain circumstances allow for the return of software by resellers. We also provide for price protection for our software for some of our direct and indirect channel resellers that, under certain conditions, allows the reseller a price reduction from us if we reduce our price to similar channel resellers. Moreover, the risk of product returns may increase as new versions of our software become more popular or market factors force us to make changes in our distribution system. We attempt to monitor and manage the volume of our sales to retailers and distributors and their inventories as substantial overstocking in the distribution channel can result in high returns. Our allowance for returns is based on estimated future returns of products, taking into account promotional activities, the timing of new product introductions, distributor and retailer inventories of our products and other factors and that our current allowance will be sufficient to meet return and price protection requirements for current in-channel inventory. In August 1997, our price reduction for NetObjects Fusion triggered price protection obligations resulting in the need to record an additional allowance in the three months ended September 30, 1997. There can be no assurance that actual returns or price protection will not exceed our estimates, and our estimation policy may cause significant quarterly fluctuations. See "--Uncertainty of Future Revenues; Probable Fluctuations in Quarterly Operating Results" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

DEPENDENCE ON MARKET ACCEPTANCE AND GROWTH OF NETOBJECTS AUTHORING SERVER AND
  PROFESSIONAL SERVICES

    We formally announced and shipped NetObjects Authoring Server in September 1998 as a successor to our original TeamFusion product released in December 1997. We expect that our financial performance will depend significantly on the successful marketing, development and customer acceptance of NetObjects Authoring Server and the related solutions that we plan to develop. The success of NetObjects Authoring Server will depend on the rapid emergence of a market for large-scale enterprise web site and intranet building products and services. This market may fail to develop if information services departments of large-scale enterprises choose to create and maintain their web and intranet sites internally or use third-party professional developers to create and maintain their sites. We cannot be certain that NetObjects Authoring Server will meet customer performance needs or that it will be free of significant software defects or bugs. In addition, because of higher pricing and different marketing and distribution characteristics, such as direct selling, we expect NetObjects Authoring Server to have a longer sales cycle than NetObjects Fusion, with related increased selling costs and risks to our operating results. There are no product bundles of NetObjects Authoring Server with IBM or Lotus, although IBM does offer NetObjects Authoring Server through its "Passport Advantage" program. See "--Dependence on IBM and Potential Conflicts" and "Business--Sales, Marketing and Distribution." If NetObjects Authoring Server does not meet customer needs or expectations, for whatever reason, upgrades or enhancements could be costly and time-consuming.

    In October 1998, we formed a new professional services organization to assist our customers with training, consulting and implementation. We believe that product sales growth will depend on our ability to provide our customers with these services and to educate third-party resellers about how to use our products. We currently outsource most of our professional services, but we plan to increase the number of our services personnel to meet the needs of our customers. We cannot be certain that our services business will generate significant revenues or achieve profitability. Competition for qualified services personnel is intense, and we cannot be certain that we can attract or retain a sufficient number of highly qualified services personnel to meet our business needs.

    Since inception, we have invested, and we continue to invest, resources on our online services, which we believe support and add to market acceptance of our products. Continued market acceptance of our online services is a significant factor in further developing market acceptance of our products and services and of our brand. The failure of the market to accept our online services could adversely affect our business, prospects, financial condition and results of operations.

NEED TO EXPAND DISTRIBUTION CHANNELS, SALES FORCE AND PRODUCT BUNDLING
  ARRANGEMENTS

    While we derive some of our revenues from direct sales, most of our revenues are derived from the indirect sale of our products through third-party distributors and resellers. There can be no assurance that third parties will be willing or able to carry our products in the future. If third parties were to reduce or cease carrying our products, our direct sales would be insufficient to support our operating expense base.

    We sell our products worldwide, principally in North America, through multiple distribution channels, including traditional software distributors, hardware and software original equipment manufacturers, or "OEMs", international distributors, value-added resellers, or VARs, retail dealers and direct marketers. Accordingly, we are dependent on the continued viability and financial stability of these third parties. We cannot be certain that we will be able to attract additional third parties that will be able to market our products effectively or that such third parties will devote significant resources to marketing and supporting our products. We are obligated to accept the return of products purchased by our distributors in some cases where they may have purchased excess product.

    To increase market penetration of our products and promote sales of NetObjects Authoring Server, we will need to increase the size of our sales force, especially direct sales personnel. To date, our sales force has primarily been dedicated to supporting our indirect distribution channel. As of December 31, 1998, we had 24 employees in our sales organization. There is intense competition for sales personnel in software sales, and we may not be successful in attracting, integrating, motivating and retaining new sales personnel. Moreover, even if we were able to recruit a sufficient number of sales personnel, there will be a delay between the time we hire new employees and the time at which they become effective, because they will need to acquire familiarity with our products, customers and markets.

    We believe that products that are not sold in a "suite" containing software products or components that perform different functions are less likely to be commercially successful. For example, NetObjects Fusion 4.0 includes software products or components from different vendors such as Allaire Corporation, IBM, iCat, Lotus and NetStudio. These arrangements sometimes entail additional royalty and marketing expenses, as well as potentially increasing the risk that our products may not always operate as desired. We cannot be assured of obtaining suitable arrangements to bundle the products or components of third parties with our products.

    IBM also bundles our products with some of its software products, such as the bundling of NetObjects Fusion, NetObjects ScriptBuilder and NetObjects BeanBuilder with WebSphere Studio and NetObjects Fusion with Lotus Designer for Domino. NetObjects Fusion is also bundled with Novell's NetWare for Small Business. Both IBM and Novell are investors in our Company. We cannot be assured that other third parties will bundle our products with their products.

    Failure to maintain and expand our distribution channels, recruit, train or retain sales personnel or conclude suitable software product bundling arrangements could have a material adverse effect on our business, prospects, financial condition and results of operations.

POTENTIAL PRODUCT DEFECTS AND PRODUCT LIABILITY

    We frequently release new products and new versions of existing products. For example, we released NetObjects Fusion 4.0 in December 1998. Our software products are complex and may contain undetected errors or result in system failures. Despite extensive testing, errors could occur in any of our current or future product offerings after commencement of commercial shipments. Any such errors could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation or damage to our efforts to build brand awareness, any of which could have a material adverse effect on our business, prospects, financial condition and results of operations. Errors also might result in potential liability to our customers and to their customers. The applications developed using our products can be critical to the operations of our customers' businesses and provide benefits that may be difficult to quantify. Any failure in a customer's application could result in a claim for substantial damages against us, regardless of our responsibility for such failure. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims through contractual limitations of warranties and remedies. We also maintain general liability insurance, including coverage for errors and omissions. We cannot be certain that the contractual limitations of liability will be enforceable, or that our insurance coverage will continue to be available on reasonable terms or will be available in amounts to cover one or more large claims, or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims that exceed available insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, prospects, financial condition and results of operations. See "Business--Sales, Marketing and Distribution."

RAPID TECHNOLOGICAL CHANGES; DEVELOPMENT OF NEW PRODUCTS

    The market for our products is marked by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. New products based on new technologies or new industry standards can render existing products obsolete and unmarketable. To succeed, we will need to enhance our current products and develop new products on a timely basis to keep pace with technological developments and to satisfy the increasingly sophisticated requirements of our customers. Our product and software development efforts inherently are difficult to manage and keep on schedule. On occasion, we have experienced development delays and related cost overruns, and we cannot be certain that we will not encounter such problems in the future. Any delays in developing and releasing enhanced or new products could have a material adverse effect on our business, prospects, financial condition and results of operations. In addition, we cannot be certain that we will successfully develop and market new products or product enhancements that respond to technological change, evolving industry standards or customer requirements, or that any such product innovations will achieve the market penetration or price stability necessary for profitability.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

    We depend on the continued service of our key personnel, and we expect that we will need to hire additional personnel in all areas. The competition for personnel throughout our industry is intense, particularly in the San Francisco Bay Area, where our headquarters are located. We have experienced difficulties in attracting new personnel, and all of our personnel, including our management, may terminate their employment at any time for any reason. Currently, we are dependent upon the services of Samir Arora, our President, Chief Executive Officer, Chairman of the Board and one of our founders. We also depend upon the services of Michael J. Shannahan, our Senior Vice President, Finance and Chief Financial Officer. The loss of either individual's services would materially impede the operation and growth of our business at this time. We do not maintain key person life insurance for any of our personnel. Furthermore, our failure to attract new personnel or retain and motivate our current personnel could have a material adverse effect on our business, prospects, financial condition and results of operations. See "Business--Employees" and "Management."

CERTAIN ANTI-TAKEOVER PROVISIONS

    IBM will own approximately   % of our outstanding stock immediately
following the offering (based upon the number of shares outstanding at December 31, 1998). That ownership interest and certain provisions of our restated certificate of incorporation, bylaws, other agreements and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. See "Certain Transactions" and "Description of Capital Stock."

UNCERTAIN PROTECTION OF INTELLECTUAL PROPERTY; RISKS ASSOCIATED WITH LICENSED
  THIRD-PARTY TECHNOLOGY

    Trademarks and other proprietary rights are important to our success and our competitive position. We seek to protect our trademarks and other proprietary rights, but our actions may be inadequate to prevent misappropriation or infringement of our technology, trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. Although we have obtained federal registration of the trademark "NetObjects Fusion-Registered Trademark-" we know that other businesses use the word "Fusion" in their marks alone or in combination with other words. We do not believe that we will be able to prevent others from using the word "Fusion" for competing goods and services. For example, Allaire markets its application development and server software for web development including applications for e-commerce under the federally registered trademark "Cold Fusion." Under an agreement with Allaire Corporation, we have agreed that neither company will identify its products and services with the single word "Fusion," unless otherwise agreed as in the case of our co-bundled product "Fusion2Fusion." Business customers may confuse our products and services with similarly named brands, which could dilute our brand names or limit our ability to build market share. To license many of our products, we rely in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore may be unenforceable under the laws of certain jurisdictions. In addition, we may license content from third parties. We could become subject to infringement actions based upon such licenses, and we could be required to obtain licenses from other third parties to continue offering our products.

    We cannot be certain that we will be able to avoid significant expenditures to protect our intellectual property rights, to defend against third-party infringement or other claims or to license content from third parties alleging that our products infringe their intellectual property rights. Any such expenditures could have a material adverse effect on our business, prospects, financial condition and results of operations. As a subsidiary of IBM, we benefit from patent cross-license agreements between IBM and other companies. When IBM no longer owns more than 50% of our outstanding stock, however, we will lose the benefits of such agreements and may become subject to patent infringement claims from which we now are protected by IBM's cross-license agreements. See "--Dependence on IBM and Potential Conflicts" and "Business--Intellectual Property."

INTERNATIONAL OPERATIONS

    International sales represented approximately 15% and 16% of our total revenues in fiscal 1997 and 1998, respectively. We intend to expand the scope of our international operations and currently have a subsidiary in the United Kingdom. Our continued growth and profitability will require continued expansion of our international operations, particularly in Europe, and in Japan, where Mitsubishi Corporation acts as our exclusive master distributor and Lotus is a reseller of NetObjects Fusion.

    Our international operations are, and any expanded international operations will be, subject to a variety of risks associated with conducting business internationally that could materially adversely affect our business, including the following:

    - difficulties in staffing and managing international operations;

    - lower gross margins than in the United States;

    - slower adoption of the Internet;

    - longer payment cycles;

    - fluctuations in currency exchange rates;

    - seasonal reductions in business activity during the summer months in Europe and certain other parts of the world;

    - recessionary environments in foreign economies; and

    - increases in tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries.

    Furthermore, the laws of foreign countries may provide little or no protection of our intellectual property rights. See "--Uncertain Protection of Intellectual Property; Risks Associated with Licensed Third-Party Technology."

FAILURE TO MANAGE RAPID GROWTH

    We have expanded our operations rapidly since inception, and we intend to continue to expand in the foreseeable future. This rapid growth places a significant demand on our managerial and operational resources. To manage growth effectively, we must:

    - implement and improve our operational systems, procedures and controls on a timely basis;

    - expand, train and manage our workforce and, in particular, our sales and marketing and support organizations in light of our recent decision to offer online and professional services;

    - implement and manage new distribution channels to penetrate different and broader markets, including the market for intranet software products; and

    - manage an increasing number of complex relationships with customers, co-marketers and other third parties.

    We cannot be certain that our systems, procedures or controls will be adequate to support our current or future operations or that our management will be able to manage the expansion and still achieve the rapid execution necessary to exploit fully the market for our products and services. Failure to manage our growth effectively could have a material adverse effect on our business, prospects, financial condition and results of operations. See "--Dependence on Key Personnel; Need for Additional Personnel."

DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET AND INTRANETS

    Our products and services enable our customers to build and maintain commercial web sites and web applications. Sales of our products and services depend in large part on the emergence of the Internet as a viable commercial marketplace with a strong and reliable infrastructure and on the growth of corporate intranets. Critical issues concerning use of the Internet and intranets, including security, reliability, cost, ease of use and quality of service, remain unresolved and may inhibit the growth of, and the degree to which business is conducted over, the Internet and intranets. Failure of the Internet and intranets to develop into viable commercial mediums would have a material adverse effect on our business, prospects, financial condition and results of operations. See "Business--Industry Overview."

YEAR 2000 READINESS

    Many existing software programs are coded to accept only two digit entries in their date fields. As a result, these programs are unable to distinguish whether "00" means the year 1900 or the year 2000, which could result in system failures or miscalculations causing disruptions to operations. Although we believe that our products are Year 2000 ready, because NetObjects Fusion and NetObjects Authoring Server may interact with external databases for purposes of data storage, the ability of applications integrated with a web site built using NetObjects Fusion or NetObjects Authoring Server to comply with Year 2000 requirements is largely dependent on whether any such databases underlying the application are Year 2000 ready. If NetObjects Fusion or NetObjects Authoring Server is connected to a database that is not Year 2000 ready, a web application created or developed for a web site built using NetObjects Fusion or NetObjects Authoring Server could work incorrectly. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as businesses expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for web site building activities, which could have a material adverse effect on our business, prospects, financial condition and results of operations. Year 2000 complications may disrupt the operations, viability or commercial acceptance of the Internet, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

    We have received verbal confirmations, and are in the process of obtaining written certifications, from vendors that software we have purchased for our internal financial systems is Year 2000 ready. To date, we have not incurred significant costs to comply with Year 2000 requirements, and, based upon our preliminary analysis, we do not believe we will incur significant costs in the foreseeable future. There can be no assurance, however, that Year 2000 errors or defects will not be discovered in our internal software systems. If such errors or defects were discovered, the costs of making such systems Year 2000 ready could have a material adverse effect on our business, prospects, financial condition and results of operations.

    We rely on third-party vendors that may not be Year 2000 compliant for certain equipment and services. In addition, many of our distributors are dependent on commercially available operating systems that may be impacted by Year 2000 complications. To date, we have not completed our Year 2000 review of our vendors or distributors. Failure of systems maintained by our vendors or distributors to operate properly with regard to the Year 2000 and thereafter could require us to incur significant unanticipated expenses to remedy any problems or replace affected vendors, could reduce our revenues from our indirect distribution channel and could have a material adverse effect on our business, prospects, financial condition and results of operations.

RISKS ASSOCIATED WITH POTENTIAL FUTURE ACQUISITIONS

    In the future we may make acquisitions of, or large investments in, businesses that offer products, services and technologies that we believe would help us better provide e-business web site and intranet site building software and services to businesses. Any future acquisitions or investments would present risks commonly encountered in acquisitions of businesses, such as difficulty in combining the technology, operations or workforce of the acquired business with our own, disruption of our ongoing businesses and difficulty in realizing the anticipated financial or strategic benefits of the transaction.

    To make these acquisitions or large investments we might use cash, common stock or a combination of cash and common stock. If we use common stock, such acquisitions could further dilute existing stockholders. Amortization of goodwill or other intangible assets resulting from such acquisitions could materially impair our operating results and financial condition. Furthermore, there can be no assurance that we would be able to obtain acquisition financing, or that any such acquisition, if consummated, would be smoothly integrated into our business. If such acquisitions or large investments were to take place, the risks described above could have a material adverse effect on our business, prospects, financial condition and results of operations. We make no assurances that we will make any such acquisitions or large investments, however.

GOVERNMENTAL REGULATION AND LEGAL UNCERTAINTIES

    We are not currently subject to direct regulation by any governmental agency, other than laws and regulations generally applicable to businesses, although certain U.S. export controls and import controls of other countries, including controls on the use of encryption technologies, may apply to our products. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted in the United States and abroad with particular applicability to the Internet. It is possible that governments will enact legislation that may apply to us in areas such as network security, encryption, the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and retransmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. The majority of such laws were adopted before the widespread use and commercialization of the Internet and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. Any such export or import restrictions, new legislation or regulation or governmental enforcement of existing regulations may limit the growth of the Internet, increase our cost of doing business or increase our legal exposure, any of which could have a material adverse effect on our business, prospects, financial condition and results of operations.

SALES AND OTHER TAXES

    We currently do not collect sales or similar taxes with respect to the sale of products, license of technology or provision of services in states and countries other than states in which we have offices. In October 1998, the Internet Tax Freedom Act, or ITFA, was signed into law. Among other things, the IFTA imposes a three year moratorium on discriminatory taxes on electronic commerce. Nonetheless, foreign countries, or, following the moratorium, one or more states, may seek to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. A successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of products, license of technology or provision of services or remit payment of sales or other taxes for prior periods, could have a material adverse effect on our business, prospects, financial condition and results of operations.

NO SPECIFIC USE OF PROCEEDS

    We have not designated any specific use for a significant amount of net proceeds from the sale of the common stock offered under this prospectus, other than the repayment of $19 million of debt to IBM Credit Corp. and debt of approximately $3.45 million under notes that we expect to owe IBM by the completion of the offering. We intend to use the remaining net proceeds primarily for general corporate purposes, including working capital to fund anticipated operating losses and capital expenditures. Accordingly, management will have significant flexibility in applying the remaining net proceeds of the offering. The failure of management to apply such funds effectively could have a material adverse effect on our business, prospects, financial condition and results of operations. See "Use of Proceeds."

NO PRIOR MARKET FOR COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

    There has not previously been a public market for our stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market or how liquid that market might become. The initial public offering price for our stock will be determined by our negotiations with the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The stock market has experienced significant price and volume fluctuations, and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their stock at or above the initial public offering price. See "Underwriting." In the past, following periods of volatility in the public securities markets, securities class action litigation has often been instituted against companies whose stock prices exhibited significant volatility. Such litigation could result in substantial costs and a diversion of management's attention and resources.

POSSIBLE ADVERSE EFFECT ON MARKET PRICE OF COMMON STOCK OF SHARES ELIGIBLE FOR FUTURE SALE AFTER THE OFFERING

    If our stockholders sell substantial amounts of our stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following the offering, then the market price of our stock could fall.
After the offering,              shares of our stock will be outstanding,
assuming no exercise of the underwriters' over-allotment option and no exercise
of outstanding options or warrants. Of those shares, the       shares sold in
the offering will be freely tradable except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. The remaining shares are "restricted securities," as that term is defined in Rule 144, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. All officers, directors and a substantial majority of our stockholders of NetObjects have agreed not to sell any shares of common stock, or any securities convertible into or exercisable or exchangeable for common stock, for 180 days after the offering without the prior written consent of BT Alex. Brown. BT Alex. Brown may, in its sole discretion, release all or any portion of the shares subject to such lock-up agreements. Following expiration
of the lock-up agreements,       of the restricted shares will be eligible for
immediate public sale and the remaining       restricted shares will be eligible
for public sale subject to compliance with the holding period, volume and manner of sale restrictions of Rule 144, unless they are previously registered under the Securities Act.

    Following the offering, we intend to file a registration statement under the
Securities Act covering              shares of common stock reserved for
issuance under our employee stock plans. Upon expiration of the lock-up
agreements, at least              shares of common stock will be subject to
vested options (based on options granted and outstanding as of December 31, 1998). We expect to file that registration statement prior to expiration of the lock-up agreements, and it will become effective when we file it. Accordingly, after the lock-up agreements expire, the registered shares will, subject to Rule 144 limitations, be available for sale in the open market immediately upon exercise of the vested options.

    Holders of              shares and certain warrants have certain demand and
piggyback registration rights. The exercise of such rights could adversely affect the market price of our stock. See "Shares Eligible for Future Sale."

DILUTION; ABSENCE OF DIVIDENDS

    The initial public offering price of our stock is substantially higher than the net tangible book value per share of our outstanding stock immediately after the offering. Therefore, if you purchase our stock in the offering, you will
incur immediate dilution of approximately $           in the net tangible book
value per share from the price you pay for such stock (based upon an assumed
initial public offering price of $      ). See "Dilution." We have never
declared or paid cash dividends on our stock and do not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds to our Company from the sale of the       shares of common
stock at the initial public offering price of $      per share, after deducting
the underwriting discount and estimated offering expenses, are estimated to be
$      ($      if the underwriters' over-allotment option is exercised in full).

    The principal purposes of the offering are to repay $19 million of secured debt principal to IBM Credit Corp. that will become due and payable upon the closing of the offering, to repay debt of approximately $3.45 million that we expect to owe IBM under notes to be issued prior to the completion of the offering, to increase our working capital, to create a public market for our common stock, to increase our visibility in the marketplace and to facilitate our future access to public equity markets. The debt to IBM Credit Corp. has an interest rate of LIBOR plus 1.5%, was incurred to fund working capital, and matures on the earlier of the closing of the offering, termination upon 30 days' advance notice from us to IBM Credit Corp. and December 23, 1999. The debt under the notes has an interest rate of 10%. We have no specific plans for the remaining net proceeds, which we intend to use primarily for general corporate purposes, including working capital to fund anticipated operating losses and capital expenditures. We may, when and if the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. We have no present understandings, commitments or agreements with respect to any material acquisition or investment in third parties. Pending use of the net proceeds for the above purposes, we intend to invest such funds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our stock. We currently anticipate that we will retain all of our future earnings, if any, for use in the expansion and operations of our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our cash, short-term borrowings and capitalization (i) at December 31, 1998; (ii) pro forma to reflect (a) a cash payment from IBM of $2,585,000 on January 5, 1999 for the purchase of convertible notes, (b) the conversion of all outstanding shares of preferred stock into common stock, including 1,654,041 shares of common stock issuable on automatic conversion of convertible notes on closing of the offering and (c) issuance of 3,051,803 shares of common stock, reflecting a "cashless" exercise of outstanding Series C, Series E and Series E-2 warrants to purchase convertible preferred stock at a weighted average exercise price of $4.82 per share by surrendering shares of common stock as payment of the exercise price, assuming a fair market value per share of common stock in the offering of
$      ; and (iii) as adjusted to reflect (a) the pro forma capitalization and
(b) our sale of          shares to be sold in the offering at the initial public
offering price of $      per share (after deducting the underwriting discounts
and commissions and estimated expenses of the offering). See "Use of Proceeds" and note 1(d) of notes to consolidated financial statements. The information set forth below is unaudited and should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements:

                                                                                      DECEMBER 31, 1998
                                                                              ----------------------------------
                                                                                                          AS
                                                                                ACTUAL    PRO FORMA    ADJUSTED
                                                                              ----------  ----------  ----------
                                                                                        (IN THOUSANDS)
Cash........................................................................  $    1,288  $    3,873  $
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
Short-term borrowings from IBM Credit Corp..................................  $   18,813  $   18,813
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------
Capital lease obligations, less current portion.............................         271         271
Convertible notes from IBM and related party................................       7,619      --
                                                                              ----------  ----------  ----------
    Total long-term obligations.............................................       7,890         271
                                                                              ----------  ----------  ----------
Preferred stock, $0.01 par value;
  22,816,300 shares authorized; 11,965,826 issued and outstanding, actual;
    none issued and outstanding, pro forma; none issued and outstanding, as
    adjusted................................................................         113      --
Common stock, $0.01 par value;
  28,300,000 shares authorized; 2,088,561 shares issued and outstanding, actual; 18,760,231 shares issued and outstanding, pro forma;
          shares issued and outstanding, as adjusted(1)                               21         182
Additional paid-in capital..................................................      26,567      36,723      --
Deferred stock-based compensation...........................................        (441)       (441)
Stockholders' notes receivable..............................................        (113)       (113)     --
Translation adjustment......................................................          (6)         (6)     --
Accumulated other comprehensive losses......................................     (55,318)    (55,318)     --
                                                                              ----------  ----------  ----------
    Total stockholders' deficit.............................................     (29,177)    (18,973)
                                                                              ----------  ----------  ----------
    Total capitalization....................................................  $  (21,287) $  (18,702) $
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------

------------------------

(1) Excludes (i) 2,629,575 shares of common stock issuable at a weighted average exercise price of $2.38 per share upon exercise of stock options outstanding at December 31, 1998; (ii) 258,651 shares of common stock reserved for future issuance under our stock option plans; and (iii) 300,000 shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan. See "Management--Benefit Plans."

                                    DILUTION

    Our pro forma net tangible book deficit at December 31, 1998 was $18,973,000, or $(1.01) per share, as adjusted to give effect to (i) a cash payment from IBM of $2,585,000 on January 5, 1999 for the purchase of convertible notes, (ii) the conversion of all outstanding shares of preferred stock into common stock, including 1,654,041 shares of common stock issuable on automatic conversion of convertible notes on closing of the offering and (iii) the issuance of 3,051,803 shares of common stock, reflecting a "cashless" exercise of outstanding Series C, Series E and Series E-2 warrants to purchase convertible preferred stock at a weighted average exercise price of $4.82 per share by surrendering shares of common stock as payment of the exercise price
assuming a fair market value per share of common stock in the offering of $    .
Pro forma net tangible book deficit per share represents the amount of our total pro forma tangible assets less pro forma total liabilities divided by the aggregate pro forma number of shares of common stock outstanding. After giving effect to the application of the estimated net proceeds (which reflect an estimate of underwriting discounts and commissions and an estimate of offering
expenses) from the sale of       shares of common stock to be sold in the
offering at the initial public offering price of $      per share, our adjusted
pro forma net tangible book value at December 31, 1998 would have been
approximately $             or $      per share of common stock. This represents
an immediate increase in the pro forma net tangible book value of $      per
share of common stock to existing stockholders and an immediate dilution of
$      per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...........................             $
                                                                                       ---------
  Pro forma net tangible book deficit per share at December 31, 1998......  $   (1.01)
  Increase in pro forma net tangible book value per share attributable to new investors.........................................................
                                                                            ---------
Adjusted pro forma net tangible book value per share after the offering...
                                                                                       ---------
Dilution per share to new investors.......................................             $
                                                                                       ---------
                                                                                       ---------

    The following table summarizes, on a pro forma basis at December 31, 1998, after giving effect to the offering, the difference between existing stockholders and investors in the offering with respect to the number of shares of common stock purchased from our Company, the total consideration paid and the average price paid per share:

                                                  SHARES PURCHASED(1)(2)        TOTAL CONSIDERATION
                                                --------------------------  ---------------------------   AVERAGE PRICE
                                                   NUMBER        PERCENT        AMOUNT        PERCENT       PER SHARE
                                                -------------  -----------  --------------  -----------  ---------------
Existing stockholders.........................     18,760,231      --    %  $   20,456,000      --    %     $    1.09
New investors.................................       --            --             --            --             --
                                                -------------      -----    --------------      -----
    Total.....................................       --              100.0% $     --              100.0%
                                                -------------      -----    --------------      -----
                                                -------------      -----    --------------      -----

------------------------

(1) The table assumes no exercise of the underwriters' over-allotment option. Exercise of the over-allotment option in full would (i) reduce the
    proportion of shares held by existing stockholders to     % of the total
    number of shares outstanding after the offering; and (ii) increase the
    number of shares purchased by investors in the offering to       shares, or
        % of the total number of shares.

(2) Excludes (i) 2,629,575 shares of common stock issuable at a weighted average exercise price of $2.38 per share upon exercise of stock options outstanding at December 31, 1998; (ii) shares of common stock reserved for future issuance under our stock option plans; and (iii) 300,000 shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan. See "Management--Benefit Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial data presented below are derived from our consolidated financial statements. The financial statements for the period from November 21, 1995 (inception) to September 30, 1996, and as of and for the fiscal years ended September 30, 1997 and 1998, have been audited by KPMG LLP, independent auditors, and are included elsewhere in this prospectus. The balance sheet data as of September 30, 1996 is derived from audited consolidated financial statements of the Company that are not included herein. The selected historical consolidated financial data as of December 31, 1998 and for the three months ended December 31, 1997 and 1998 have been derived from unaudited consolidated financial statements included elsewhere in this prospectus, that include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations for those periods. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations", our consolidated financial statements, the related notes and the independent auditor's report, which contains an explanatory paragraph that states that our recurring losses from operations and net capital deficiency raise substantial doubt about our ability to continue as a going concern, included elsewhere in this prospectus. The consolidated financial statements and the selected consolidated financial data do not include any adjustments that might result from the outcome of that uncertainty. The operating results for the periods presented are not necessarily indicative of the results to be expected for the full fiscal year or any other period:

                                                         PERIOD FROM                              THREE MONTHS ENDED
                                                        NOVEMBER 21,            YEAR ENDED
                                                      1995 (INCEPTION)        SEPTEMBER 30,          DECEMBER 31,
                                                      TO SEPTEMBER 30,     --------------------  --------------------
                                                            1996             1997       1998       1997       1998
                                                    ---------------------  ---------  ---------  ---------  ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license fees...........................        $  --            $   7,392  $   9,703  $   2,086  $   2,622
  Service revenues................................           --               --         --         --            190
  Software license fees from IBM..................           --                  175      2,700        199      1,318
  Service revenues from IBM.......................           --               --          2,867     --          1,487
                                                            -------        ---------  ---------  ---------  ---------
    Total revenues................................           --                7,567     15,270      2,285      5,617
                                                            -------        ---------  ---------  ---------  ---------
Cost of revenues:
  Software license fees...........................           --                  772      2,531        278        495
  Service revenues................................           --               --         --         --            184
  IBM service revenues............................           --               --          2,562     --          1,404
                                                            -------        ---------  ---------  ---------  ---------
    Total cost of revenues........................           --                  772      5,093        278      2,083
                                                            -------        ---------  ---------  ---------  ---------
    Gross profit..................................           --                6,795     10,177      2,007      3,534
                                                                           ---------  ---------  ---------  ---------
Operating expenses:
  Research and development........................            2,765            8,436     10,231      3,070      2,204
  Sales and marketing.............................            2,998           12,161     17,114      4,060      4,430
  General and administrative......................              978            3,762      3,575        769        894
  Stock-based compensation........................           --               --            227     --            100
                                                            -------        ---------  ---------  ---------  ---------
    Total operating expenses......................            6,741           24,359     31,147      7,899      7,628
                                                            -------        ---------  ---------  ---------  ---------
    Operating loss................................           (6,741)         (17,564)   (20,970)    (5,892)    (4,094)

Interest income (expense).........................               46             (234)    (1,194)      (168)      (712)
Nonrecurring interest charge on beneficial
  conversion feature of convertible debt (1)......           --               --         --         --         (3,792)
    Loss before income taxes......................           (6,695)         (17,798)   (22,164)    (6,060)    (8,598)
Income taxes......................................           --                    1         60          7          2
                                                            -------        ---------  ---------  ---------  ---------
Net loss..........................................        $  (6,695)       $ (17,799) $ (22,224) $  (6,067) $  (8,600)
                                                            -------        ---------  ---------  ---------  ---------
                                                            -------        ---------  ---------  ---------  ---------
Basic and diluted net loss per share applicable to
  common stockholders (2).........................        $   (4.89)       $  (10.89) $  (13.11) $   (3.72) $   (4.64)
                                                            -------        ---------  ---------  ---------  ---------
                                                            -------        ---------  ---------  ---------  ---------
Shares used to compute basic and diluted net loss
  per share applicable to common stockholders
  (2).............................................            1,370            1,634      1,695      1,633      1,854
                                                            -------        ---------  ---------  ---------  ---------
                                                            -------        ---------  ---------  ---------  ---------

                                                                                SEPTEMBER 30,
                                                                       -------------------------------   DECEMBER 31,
                                                                         1996       1997       1998          1998
                                                                       ---------  ---------  ---------  ---------------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.................................................................  $   1,090  $     303  $     459     $   1,288
Working capital (deficit)............................................     (1,749)   (10,116)   (30,229)      (23,390)
Short-term borrowings from IBM and IBM Credit Corp...................     --         --         20,666        18,813
Long-term obligations, less current portion..........................        173        633        336         7,890
Total assets.........................................................      2,129      4,605      5,145         7,502
Accumulated deficit..................................................     (6,695)   (24,494)   (46,718)      (55,318)
Stockholders' deficit................................................     (1,357)    (8,913)   (28,925)      (29,177)

------------------------
(1) Nonrecurring non-cash interest charge based on the difference between the price per share for Series F-2 preferred stock issued to Novell, Inc. and MC Silicon Valley, Inc. and for Series E-2 preferred stock issuable to IBM and another investor upon conversion of certain convertible notes in accordance with EITF Topic D-60. See note 8 of notes to consolidated financial statements. Under the terms of an April 1997 contract with IBM, we agreed that any funds provided by IBM for our operations during 1997 and 1998 through the sale of equity securities to IBM would have a per share price not higher than $6.68. In October and November 1998, we issued preferred stock to Novell, Inc. and MC Silicon Valley, Inc. at a price per share of $9.00. See "Certain Transactions--IBM Relationship."

(2) Does not include the effect of outstanding shares of convertible preferred stock, shares from the assumed conversion of convertible notes and shares issuable upon the exercise of stock options and warrants that are considered anti-dilutive pursuant to SFAS No. 123. For an explanation of basic and diluted net loss per share applicable to common stockholders and the number of shares used to compute basic and diluted net loss per share applicable to common stockholders, see note 1 of notes to consolidated financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE ACTUAL RESULTS OF OUR COMPANY MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We provide software and solutions that enable small to medium-sized businesses and large-scale enterprises to build, deploy and maintain Internet and intranet web sites and applications. We pioneered the web site building products category with the introduction of NetObjects Fusion in October 1996, and we have released several other award-winning software products, including NetObjects Authoring Server, a successor to NetObjects TeamFusion. In October 1998, we began offering online and professional services to serve the site building and maintenance needs of our customers. We were incorporated in November 1995 and first recognized revenues in October 1996, when we provided our first commercial version of NetObjects Fusion.

    We recognize revenues from software license fees upon delivery of our software products to our customers, net of allowances for estimated returns and price protection, as long as we have no significant obligations remaining and we believe that collection of the resulting receivable is probable. Software license fees earned from products bundled with OEM resellers, including IBM, are generally recognized upon the OEM resellers shipping the bundled products to their customers. We recognize service revenues from IBM in connection with the integration of our software with IBM's WebSphere software products using the percentage-of-completion method. We are deferring the recognition of profit on this arrangement until the amount of profit can be reasonably estimated. We defer recognition of maintenance revenues, paid primarily for support and upgrades, upon receipt of payment and recognize the related revenues ratably over the term of the contract, which typically is 12 months. These payments generally are made in advance and are nonrefundable. See "Risk Factors--Adequacy of Allowances for Product Returns and Price Protection."

    Through September 30, 1998, we recognized revenues in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position
(SOP) 91-1, SOFTWARE REVENUE RECOGNITION. On October 1, 1998, we adopted the provisions of SOP 97-2 and SOP 98-9, which supersede SOP 91-1. See note 1 of notes to consolidated financial statements.

    We earn revenues from software license fees primarily through sales of our software through our indirect and online distribution channels, direct sales force and through important strategic relationships such as our relationship with IBM. Our indirect and online distribution channels include distributors, direct and OEM resellers, VARs and online sales. During fiscal year 1997, our total revenues from software license fees rose from $0 to $7.6 million, and again grew significantly in fiscal year 1998, to $12.4 million, as a result of our introduction of new versions of our main product NetObjects Fusion and, secondarily, the release of other related products. In fiscal year 1998, our total revenues from IBM grew to approximately $5.6 million from approximately $175,000 in fiscal year 1997. Our total revenues from IBM in fiscal year 1998 and for the three months ended December 31, 1998 included revenues of $2.9 million and $1.5 million, respectively, for our charges for services under the WebSphere agreement.

    We initiated relationships with our primary distributors in North America, Europe and Asia Pacific in fiscal year 1997. Revenues generated by our indirect and online distribution channels accounted for substantially all of our non-IBM revenues for fiscal years 1997 and 1998. We anticipate that revenues derived from our indirect and online distribution channels will decrease as a percentage of our total revenues. We anticipate that revenues derived from direct channels will continue to increase as a percentage of our total revenues. We derive our international revenues through our indirect distribution channels.

    In April 1997, when IBM acquired approximately 80% of our outstanding stock from existing investors, we agreed to license IBM the right to market and sell certain of our products to their customers for 10 years under an agreement that allowed us to receive nonrefundable cash prepayments totaling $10.5 million between April 1997 and December 31, 1998. We requested and received the full amount of these prepayments between April and December 1997. These prepayments have been reflected as deferred revenues from IBM on our balance sheet until recognized. In the three months ended December 31, 1997, IBM began reselling our products, and in the three months ended March 31, 1998, we began providing services under the WebSphere agreement that will end on February 28, 1999. As IBM reports sales of our products and we perform services, we recognize revenues and the deferred revenue from IBM declines by the same amount. At December 31, 1998, approximately $2.3 million of the prepayments remained as deferred revenue from IBM. As a result, we will not receive cash on sales by IBM of our products or for services that we provide to IBM until the prepayment balance has been reduced to zero. See "Risk Factors--Dependence on IBM and Potential Conflicts."

    From our inception through the end of fiscal year 1996, our operating activities related primarily to recruiting personnel, raising capital, purchasing operating assets, conducting research and development, building the NetObjects brand and establishing the market for our products. During fiscal year 1997, we continued to invest significantly in research and development, marketing, building our domestic and international sales channels and general and administrative infrastructure. During both fiscal years we engaged in many activities designed to gain corporate brand identity, seed the market with our product, establish the site building product category and educate the market about the benefits of site building rather than page authoring. In addition, we invested in a broad range of marketing activities such as advertising, trade shows, direct mail and public relations. We also entered into many co-marketing and distribution arrangements with well-known companies such as AT&T, Apple Computer, Inc., Compaq Computer, Inc., Microsoft, Netscape Communications Corp. and PeopleSoft that allowed us to identify our NetObjects Fusion brand with their brands. Most of these arrangements have not generated revenues for us, and their principal benefit has been to help us achieve substantial brand recognition in a relatively short period. The costs of these activities and arrangements, which were not offset by revenues, have contributed substantially to our significant losses since inception, and as of December 31, 1998, we had an accumulated deficit of approximately $55.3 million. We believe that our success will depend largely on our ability to extend our technological leadership and to continue to build our brand position. Accordingly, we intend to continue to invest heavily in research and development and sales and marketing. As a result, we expect to continue to incur substantial operating losses for the foreseeable future. See "Risk Factors" and "Risk Factors--History of Substantial Losses; Expectation of Future Losses; 'Going Concern' Qualification from Auditors" for a discussion of factors that could cause these forward looking statements not to come true.

    KPMG LLP, in their independent auditors' report, have expressed "substantial doubt" as to our ability to continue as a going concern based on significant operating losses since inception and significant debt and capital deficit as of September 30, 1998. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Our ability to continue as a going concern is dependent upon the net proceeds from this
offering. The net proceeds from the offering are estimated to be $             ,
after the repayment of a $19 million secured credit facility with IBM Credit Corp. and $3.45 million that we expect to owe to IBM under notes to be issued prior to closing of the offering. This credit facility will be repaid out of the proceeds of this offering and the credit facility will terminate. We believe the net proceeds from the offering, together with other available cash resources, will be sufficient to meet our cash needs through September 30, 2000.

    Our prospects must be considered in light of our limited operating history and the risks, expenses and difficulties frequently encountered by companies in early stages of development, particularly companies in rapidly evolving markets such as the market for web site building software and services. To achieve and sustain profitability, we must, among other things:

    - increase substantially our revenues from our two principal products, NetObjects Fusion (which in fiscal year 1998 accounted for most of our total revenues) and NetObjects Authoring Server, and our professional services (which have generated minimal revenues to date);

    - continue to develop successfully new versions of our products, such as NetObjects Fusion 4.0, which was released in December 1998;

    - continue to be a leading provider of e-business software for building web sites and corporate intranet sites;

    - respond quickly and effectively to competitive, market and technological developments;

    - expand substantially our sales and marketing operations;

    - develop our professional services business, which we launched in October 1998;

    - control expenses;

    - continue to attract, train and retain qualified personnel in the competitive software industry; and

    - maintain existing relationships and establish new relationships with leading Internet hardware and software companies.

    There can be no assurance that we will achieve or sustain profitability. See "Risk Factors-- History of Substantial Losses; Expectation of Future Losses; 'Going Concern' Qualification from Auditors."

    The following table sets forth financial data for the periods indicated as a percentage of total revenues:

                                                                                   THREE MONTHS
                                                              YEAR ENDED              ENDED
                                                            SEPTEMBER 30,          DECEMBER 31,
                                                         --------------------  --------------------
                                                           1997       1998       1997       1998
                                                         ---------  ---------  ---------  ---------
Revenues:
  Software license fees................................       97.7%      63.5%      91.3%      46.7%
  Service revenues.....................................     --         --         --            3.4
  Software license fees from IBM.......................        2.3       17.7        8.7       23.4
  Service revenues from IBM............................     --           18.8     --           26.5
                                                         ---------  ---------  ---------  ---------
    Total revenues.....................................      100.0      100.0      100.0      100.0
                                                         ---------  ---------  ---------  ---------
Cost of revenues:
  Software license fees................................       10.2       16.6       12.2        8.8
  Service revenues.....................................     --         --         --            3.3
  Service revenues from IBM............................     --           16.8     --           25.0
                                                         ---------  ---------  ---------  ---------
    Total cost of revenues.............................       10.2       33.4       12.2       37.1
                                                         ---------  ---------  ---------  ---------
Gross profit...........................................       89.8       66.6       87.8       62.9
                                                         ---------  ---------  ---------  ---------
Operating expenses:
  Research and development.............................      111.5       67.0      134.4       39.2
  Sales and marketing..................................      160.7      112.0      177.6       78.9
  General and administrative...........................       49.7       23.4       33.7       15.9
  Stock-based compensation.............................     --            1.5     --            1.8
                                                         ---------  ---------  ---------  ---------
    Total operating expenses...........................      321.9      203.9      345.7      135.8
                                                         ---------  ---------  ---------  ---------
Operating loss.........................................     (232.1)    (137.3)    (257.9)     (72.9)

  Interest expense.....................................       (3.1)      (7.8)      (7.3)     (12.7)
  Nonrecurring interest charge on beneficial conversion
    feature of convertible debt........................     --         --         --          (67.5)
  Income taxes.........................................     --            0.4        0.3     --
                                                         ---------  ---------  ---------  ---------
Net loss...............................................     (235.2)%    (145.5)%    (265.5)%    (153.1)%
                                                         ---------  ---------  ---------  ---------
                                                         ---------  ---------  ---------  ---------

RESULTS OF OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 1997 AND 1998

    REVENUES. Total revenues increased from approximately $2.3 million to approximately $5.6 million for the three months ended December 31, 1997 and 1998, respectively, primarily because of our performance of WebSphere services for IBM, increased market acceptance of our products, including the introduction of NetObjects Fusion 4.0 in December 1998, and increased software license fees from the bundling of NetObjects Fusion with Lotus' Designer for Domino.

    For the three months ended December 31, 1997 and 1998, respectively, international revenues were 14% and 18% of total revenues, respectively. The increase in international revenues was due to the expansion of our indirect sales channel in Europe, services revenues for the first time and OEM arrangements with internet service providers in Europe in December 1998. We sell our products in United States dollars in international markets. We do not expect international sales to continue to grow at the same rate during the balance of fiscal year 1999. See "Risk Factors--International Operations."

    Revenues from IBM increased from approximately 8.7% to 50% of our total revenues for the three months ended December 31, 1997 and 1998, respectively. Our agreement with IBM for WebSphere services ends on February 28, 1999. In addition, our product bundling arrangement with Lotus for Designer for Domino expires in June 1999. We believe that all of the IBM deferred revenues, which were $2.3 million at December 31, 1998, will have been recognized as revenues by June 30, 1999. We have no commitments from IBM to pay us software license fees or services revenues after June 1999. Our software license revenues from IBM in the remaining quarters of fiscal year 1999 are likely to decline, perhaps substantially, from the level in the first quarter of fiscal year 1999. We do not expect to receive any services revenues from IBM after February 1999. See "Risk Factors--Dependence on IBM and Potential Conflicts" and "Business--Sales, Marketing and Distribution."

    COST OF REVENUES. Our cost of software license fees includes the cost of product media, duplication, manuals, packaging materials, shipping, technology licensed to us and fees paid to third-party vendors for order fulfillment, and was approximately $278,000 and $495,000 for the three months ended December 31, 1997 and 1998, respectively, which represented approximately 13% and 19%, respectively, of non-IBM software license fees. The increase in percentage terms arose primarily from the increase in royalties we pay to third parties for software included in NetObjects Fusion 4.0 that was not included in the version that we sold in the three months ended December 31, 1997. Our cost of services consists of personnel costs and related overhead as well as fees paid to third parties who assist us in providing services to our customers. Our cost of IBM services revenues consists solely of personnel costs and related overhead for the services provided.

    Gross margins may be affected by the mix of distribution channels we use, the mix of products sold, the mix of product revenues versus services revenues and the mix of international versus domestic revenues. We typically realize higher gross margins on direct channel sales relative to indirect channels and higher gross margins on domestic indirect channel sales relative to international indirect sales. If sales through indirect channels increase as a percentage of total revenues, or if, as we anticipate, services revenues increase as a percentage of total revenues, our gross margins will be adversely affected.

    RESEARCH AND DEVELOPMENT. Our research and development expenses consist primarily of salaries and consulting fees to support product development. To date, we have expensed all research and development costs as we have incurred them because we generally establish the technological feasibility of our products upon completion of a working model. We have not yet incurred significant costs between the date of completion of a working model and the date of general release of a product. We believe that continued investment in research and development is critical to attaining our strategic objectives and, as a result, we expect research and development expenses to continue to increase. Research and development expenses were approximately $3.1 million and $2.2 million for the three months ended December 31, 1997 and 1998, respectively, and 134% and 39%, respectively, of total revenues. The decrease in total dollars and in percentage terms in the three months ended December 31, 1998 occurred primarily because much of our personnel were redirected towards integrating our software with IBM's WebSphere software products. The associated expenses are reflected in our cost of IBM revenues from services instead.

    SALES AND MARKETING. Our sales and marketing expenses consist primarily of salaries, commissions, consulting fees, trade show expenses, advertising, marketing materials and the cost of customer service operations. We intend to continue to increase staff in our enterprise sales organization and decrease our aggressive brand building and marketing campaign and, therefore, expect sales and marketing expenses to continue to increase. Sales and marketing expenses were approximately $4.1 million and $4.4 million for the three months ended December 31, 1997 and 1998, respectively, representing 178% and 79%, respectively, of total revenues. The increase resulted primarily from the growth in our sales personnel, increased sales commissions and costs related to the continued development and implementation of our branding and marketing campaigns. As our total revenues grew at a faster rate than expenses, our sales and marketing expenses decreased as a percentage of total revenues for the three months ended December 31, 1998.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses consist primarily of salaries and fees for professional services. We expect general and administrative expenses to increase as we expand our staff, incur additional costs related to growth of our business and become a publicly traded company. General and administrative expenses were approximately $769,000 and $894,000 for the three months ended December 31, 1997 and 1998, respectively, representing approximately 34% and 16%, respectively, of total revenues. The increased amount resulted primarily from additional personnel and facility expenses related to our growth, while the decrease in percentage terms occurred because total revenues grew at a faster rate than general and administrative expenses.

    STOCK-BASED COMPENSATION. Beginning with the three months ended March 31, 1998 we have been amortizing aggregate stock-based compensation of $768,000 attributable to the grant of stock options over the 48-month period in which the options vest in a manner consistent with Financial Accounting Standards Board
(FASB) Interpretation No. 28. Of the total deferred stock-based compensation expense, approximately $100,000 was amortized during the three months ended December 31, 1998.

    INTEREST EXPENSE. Our interest expense consists primarily of interest on our borrowings and amounted to approximately $168,000 and $712,000 for the three months ended December 31, 1997 and 1998, respectively. The increase was due primarily to the increase in borrowing over the period. In connection with the in-the-money convertible notes we issued to IBM and another existing investor that convert to Series E-2 preferred stock at $6.68 per share we recorded $3.8 million of interest expense in accordance with EITF Topic D-60 in the three months ended December 31, 1998. In connection with the revolving loan and security agreement with IBM Credit Corp., in December 1997 we issued warrants to purchase 83,333 shares of Series F preferred stock at $10.80 per share. In addition, in connection with the convertible notes we issued warrants to purchase 163,715 shares of Series E preferred stock at $6.68 per share. The Series E and Series F preferred stock warrants were valued based upon the Black-Scholes pricing model which resulted in approximately $191,000 of additional interest expense in the three month period ended December 31, 1998.

    INCOME TAXES. We had a net operating loss for each period from our inception through December 31, 1998. We recorded income tax expense due to withholding tax on payments made by Mitsubishi, our exclusive master distributor of our products in Japan.

YEARS ENDED SEPTEMBER 30, 1997 AND 1998

    REVENUES. Our total revenues increased from approximately $7.6 million to $15.3 million for the fiscal years ended September 30, 1997 and 1998, respectively. The increase was due primarily to growing market acceptance of our products, including the introduction of NetObjects TeamFusion in December 1997, NetObjects Fusion 3.0 for Windows 95, Windows 98 and Windows NT in March 1998 and NetObjects Fusion for Macintosh in June 1998, $2.9 million of WebSphere services revenues and successful product promotions and diversification of our sales channels, including online distribution, which began in August 1998. In August 1997, we reduced the price of NetObjects Fusion from a suggested retail price of $495 to $295, and provided credits for unsold inventory to many of our distributors and other resellers, thereby reducing revenues from software license fees for the three months ended September 30, 1997 to a lower amount than in the preceding quarter.

    Our international revenues were approximately 15% and 16% of total revenues for the fiscal years ended September 30, 1997 and 1998, respectively. The increase in international revenues was due in part to the expansion of the indirect sales channel in Europe as well as the initiation of our master distributor agreement with Mitsubishi, which also invested in us in November 1998, to manufacture and sell our products in Japan.

    Our revenues from IBM were approximately 2% and 36% of total revenues for the fiscal years ended September 30, 1997 and 1998, respectively. The increased revenues from IBM were generated primarily from our product bundles with Lotus Designer for Domino and our provision of WebSphere services beginning in March 1998.

    COST OF REVENUES. Our cost of software license fees was approximately $772,000 and $2.5 million for the fiscal years ended September 30, 1997 and 1998, respectively, representing approximately 10% and 26%, respectively, of total non-IBM revenues. Total costs increased as our product sales increased, and increased as a percentage of total revenues because we reduced the price of NetObjects Fusion in August 1997, wrote off unsold inventory resulting from product upgrades and increased our fulfillment costs for fiscal year 1998. Cost of IBM revenues consists solely of the costs of providing WebSphere services.

    RESEARCH AND DEVELOPMENT. Our research and development expenses were approximately $8.4 million and $10.2 million for the fiscal years ended September 30, 1997 and 1998, respectively, and 111% and 67%, respectively, of total revenues. The increase in fiscal 1998 resulted primarily from increases in internal development personnel and independent contractor expenses. The decrease in percentage terms occurred as revenues grew at a faster rate than expenses.

    SALES AND MARKETING. Our sales and marketing expenses were approximately $12.2 million and $17.1 million for the fiscal years ended September 30, 1997 and 1998, respectively, representing approximately 161% and 112%, respectively, of total revenues. The increase resulted primarily from the growth in our sales personnel, sales commissions and costs related to the continued development and implementation of our branding and marketing campaigns. The decrease in percentage terms occurred as revenues grew at a faster rate than expenses.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses were approximately $3.8 million and $3.6 million for the fiscal years ended September 30, 1997 and 1998, respectively, representing approximately 50% and 23%, respectively, of total revenues. Costs of approximately $300,000 in professional fees incurred in connection with IBM's acquisition of approximately 80% of our stock are included in general and administrative expenses in fiscal 1997. The decrease in percentage terms occurred as revenues grew at a faster rate than expenses.

    STOCK-BASED COMPENSATION. We amortized approximately $227,000 of the total deferred stock-based compensation in fiscal year 1998.

    INTEREST EXPENSE. Our interest expense consisted primarily of interest on our borrowings and increased from approximately $234,000 to $1.2 million for the fiscal years ended September 30, 1997 and 1998, respectively, as we increased our borrowings during fiscal year 1998. Fiscal year 1998 interest expense included $201,000 for the Series F preferred stock warrants issued to IBM Credit Corp.

PERIOD FROM NOVEMBER 21, 1995 (INCEPTION) THROUGH SEPTEMBER 30, 1996

    During the period from November 21, 1995 (inception) through September 30, 1996, our operating activities related primarily to recruiting personnel, raising capital, purchasing operating assets, conducting research and development, building the NetObjects brand and establishing the market for our products. We recognized no revenue and incurred operating expenses of $6.7 million during the period. Accordingly, a comparison of the operating results for that period with the operating results for fiscal year 1997 is not meaningful and has been omitted.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth certain unaudited quarterly results of operations data for the eight quarters ended December 31, 1998. We believe that this information has been prepared substantially on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results of operations. The quarterly data should be read in conjunction with our audited consolidated financial statements and notes to consolidated financial statements appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of the operating results for any future period:

                                         MAR. 31,     JUNE 30,     SEPT. 30,    DEC. 31,     MAR. 31,     JUNE 30,     SEPT. 30,
                                           1997         1997         1997         1997         1998         1998         1998
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Revenues:
  Software license fees...............   $   2,115    $   2,332    $   1,721    $   2,086    $   2,485    $   2,524    $   2,608
  Service revenues....................      --           --           --           --           --           --           --
  Software license fees from IBM......      --               75          100          199        1,016        1,069          416
  Service revenues from IBM...........      --           --           --           --              206        1,225        1,436
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues....................       2,115        2,407        1,821        2,285        3,707        4,818        4,460
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Cost of revenues:
  Software license fees...............         143          240          305          278          704          840          709
  Service revenues....................      --           --           --           --           --           --           --
  IBM service revenues................      --           --           --           --              184        1,095        1,284
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total cost of revenues............         143          240          305          278          888        1,935        1,993
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit..........................       1,972        2,167        1,516        2,007        2,819        2,883        2,468
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Research and development............       1,671        2,500        2,711        3,070        2,785        2,175        2,201
  Sales and marketing.................       1,888        3,833        4,454        4,060        4,353        4,444        4,257
  General and administrative..........       1,016        1,180          926          769          977          878          951
  Stock-based compensation............      --           --           --           --               53           74          100
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses..........       4,575        7,513        8,091        7.899        8,168        7,571        7,509
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating loss........................      (2,603)      (5,346)      (6,575)      (5,892)      (5,349)      (4,688)      (5,041)
  Net other expense...................          75           37           53          175          303          335          441
  Nonrecurring interest charge on
    beneficial conversion feature of
    convertible debt..................      --           --           --           --           --           --           --
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net loss..............................   $  (2,678)   $  (5,383)   $  (6,628)   $  (6,067)   $  (5,652)   $  (5,023)   $  (5,482)
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Revenues:
  Software license fees...............       100.0%        96.9%        94.5%        91.3%        67.4%        52.4%        58.5%
  Service revenues....................      --           --           --           --           --           --           --
  Software license fees from IBM......      --              3.1          5.5          8.7         27.4         22.2          9.3
  Service revenues from IBM...........      --           --           --           --              5.6         25.4         32.2
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total revenues....................       100.0        100.0        100.0        100.0        100.0        100.0        100.0
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Cost of revenues:
  Software license fees...............         6.8         10.0         16.7         12.2         19.0         17.5         15.9
  Service revenues....................      --           --           --           --           --           --           --
  Service revenues from IBM...........      --           --           --           --              5.0         22.7         28.8
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total cost of revenues............         6.8         10.0         16.7         12.2         24.0         40.2         44.7
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Gross profit..........................        93.2         90.0         83.3         87.8         76.0         59.8         55.3
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Research and development............        79.0        103.9        148.9        134.3         75.1         45.1         49.4
  Sales and marketing.................        89.3        159.2        244.6        177.7        117.4         92.2         95.4
  General and administrative..........        48.0         49.0         50.8         33.7         26.4         18.2         21.3
  Stock-based compensation............      --           --           --           --              1.4          1.6          2.2
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total operating expenses..........       216.3        312.1        444.3        345.7        220.3        157.1        168.3
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating loss........................      (123.1)      (222.1)      (361.0)      (257.9)      (144.3)       (97.3)      (113.0)
  Net other expense...................         3.5          1.5          2.9          7.6          8.2          7.0          9.9
  Nonrecurring interest charge on
    beneficial conversion feature of
    convertible debt..................      --           --           --           --           --           --           --
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net loss..............................      (126.6)%     (223.6)%     (363.9)%     (265.5)%     (152.5)%     (104.3)%     (122.9)%
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                        -----------  -----------  -----------  -----------  -----------  -----------  -----------

                                         DEC. 31,
                                           1998
                                        -----------
Revenues:
  Software license fees...............   $   2,622
  Service revenues....................         190
  Software license fees from IBM......       1,318
  Service revenues from IBM...........       1,487
                                        -----------
    Total revenues....................       5,617
                                        -----------
Cost of revenues:
  Software license fees...............         495
  Service revenues....................         184
  IBM service revenues................       1,404
                                        -----------
    Total cost of revenues............       2,083
                                        -----------
Gross profit..........................       3,534
                                        -----------
Operating expenses:
  Research and development............       2,204
  Sales and marketing.................       4,430
  General and administrative..........         894
  Stock-based compensation............         100
                                        -----------
    Total operating expenses..........       7,628
                                        -----------
Operating loss........................      (4,094)
  Net other expense...................         714
  Nonrecurring interest charge on
    beneficial conversion feature of
    convertible debt..................       3,792
                                        -----------
Net loss..............................   $  (8,600)
                                        -----------
                                        -----------
Revenues:
  Software license fees...............        46.7%
  Service revenues....................         3.4
  Software license fees from IBM......        23.4
  Service revenues from IBM...........        26.5
                                        -----------
    Total revenues....................       100.0
                                        -----------
Cost of revenues:
  Software license fees...............         8.8
  Service revenues....................         3.3
  Service revenues from IBM...........        25.0
                                        -----------
    Total cost of revenues............        37.1
                                        -----------
Gross profit..........................        62.9
                                        -----------
Operating expenses:
  Research and development............        39.2
  Sales and marketing.................        78.9
  General and administrative..........        15.9
  Stock-based compensation............         1.8
                                        -----------
    Total operating expenses..........       135.8
                                        -----------
Operating loss........................       (72.9)
  Net other expense...................        12.7
  Nonrecurring interest charge on
    beneficial conversion feature of
    convertible debt..................        67.5
                                        -----------
Net loss..............................      (153.1)%
                                        -----------
                                        -----------

    Our total revenues fluctuate from quarter-to-quarter due to many factors, including new product and product upgrade introductions. In addition, we attempt to limit sales of existing products for the months preceding the release of upgraded products in order to reduce the number of returns of the older product from certain of our direct and indirect channel resellers. The timing of our recognition of revenues from strategic arrangements with other companies such as AT&T, IBM or Netscape has contributed to fluctuations in revenues from quarter to quarter. During the three months ended September 30, 1997, we reduced the suggested retail price of NebObjects Fusion from $495 to $295, and provided price protection credits to our indirect channel distributors for unsold inventory. Consequently, our total revenues for the quarter declined substantially as a percentage of the preceding quarter's revenues. While unit volumes increased in quarters subsequent to the price reduction, the price reduction reduced total revenue growth in subsequent quarters. For a discussion of IBM revenues in the remaining quarters of 1999, see "Risk Factors--Dependence on IBM and Potential Conflicts--Dependence to Date on IBM for Financing and Significant Revenues."

    FACTORS AFFECTING OPERATING RESULTS. As a result of our limited operating history and the emerging nature of the markets in which we compete, we are unable to forecast accurately our revenues. Our expense levels are based in part on our expectations with regard to future revenues. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenues shortfall. As a result, any significant shortfall in demand for our products and services relative to our expectations would have an immediate material adverse effect on our business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, we may from time to time implement pricing, service or marketing changes that could have a material adverse effect on our business, prospects, financial condition and results of operations. See "Risk Factors--Uncertainty of Future Revenues; Probable Fluctuation in Quarterly Operating Results," and "Business--Competition."

    We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control, including

    - the expiration of commitments from IBM for software license fees in June 1999 and service revenues in February 1999;

    - the introduction or enhancement of our products and services and market acceptance of such products and services;

    - a longer sales cycle for products for large-scale enterprise customers and for NetObjects Authoring Server;

    - competitors' introductions of other types of software products (for example, Microsoft's introduction of Windows 98 adversely impacted our sales temporarily);

    - the amount and timing of operating costs and capital expenditures related to expansion of our business, operations and infrastructure;

    - price reductions by us or our competitors or changes in how their products and services are priced;

    - the mix of distribution channels through which our products are licensed and sold; and

    - the promptness with which sales data are reported to us from third parties.

    In addition to fluctuations of revenues from IBM, our revenues may become more variable due to factors such as seasonal demand for our products and services (for example, annual reductions in sales in Europe in July and August), costs of litigation and intellectual property protection, technical difficulties with respect to the use of our products, general economic conditions and economic conditions specifically related to businesses dependent upon the Internet. It often is difficult to forecast the effect such factors, or any combination thereof, would have on our results of operations for any given fiscal quarter. We have used, and expect to continue to use, price promotions to increase the trial, purchase and use of our products, as well as to increase the overall recognition of our brands. The effect of such promotions on revenues in a particular period may be significant and extremely difficult to forecast. Quarterly sales and operating results depend primarily on the volume and timing of orders received in the quarter, both of which are difficult to forecast. Quarterly sales and operating results depend primarily on the volume and timing of orders received in the quarter, both of which are difficult to forecast. We typically recognize a substantial portion of our revenues in the last month of each quarter. Based on the foregoing, we believe that our quarterly revenues, expenses and operating results could vary significantly in the future, and that period-to-period comparisons should not be relied upon as indications of future performance.

    We generally distribute our software products in "trial" form to the public electronically from our web site. The "trial" version generally allows the customer to use the product but either has an expiration period, in which case the product is automatically deleted from a hard drive, or prohibits the site from being published. These features may cause certain customers to delay purchasing decisions until they have thoroughly tested the product, or they may be able to override the "trial" features and use the product in an unlicensed manner, which could have a material adverse effect on our revenues and quarterly results of operations.

    Due to the foregoing factors, it is likely that in some future quarters our operating results will fall below the expectations of securities analysts and investors, which would likely have a material adverse effect on the trading price of our stock.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations primarily through a combination of private placements of equity securities and borrowings, which yielded an aggregate of $47.3 million of net proceeds from November 1995 through December 31, 1998. Since December 1997, approximately $7.5 million and $19 million of this financing have been provided by IBM and IBM Credit Corp., respectively, in the form of a secured credit facility. In addition, we have received cash prepayments from IBM of approximately $10.5 million which are recorded as deferred revenues from IBM on our balance sheet. We have paid interest to IBM on the amounts of prepayments that we received in advance of the scheduled prepayment period set forth in our license agreement with IBM. All such interest expense ceased at December 31, 1998. This credit facility will be repaid out of the proceeds of this offering and the credit facility will terminate.

    We will not receive additional cash on sales of our products by IBM or for services that we provide to IBM until the balance of the deferred revenues from IBM has been reduced to zero. At December 31, 1998 approximately $2.3 million of the cash prepayments provided by IBM had not been recognized and were reflected as deferred revenue from IBM on our balance sheet.

    We also have established equipment lease lines under which we may finance the purchase up to approximately $2.7 million in furniture, computer equipment and software, approximately $720,000 of which is provided by IBM Credit Corp. The lease terms range from three to five years. At December 31, 1998 approximately $200,000 was available under these lease lines.

    Net cash used in operating activities in the period from November 21, 1995 (inception) to December 31, 1996 and for the years ended September 30, 1997 and 1998 was $4.8 million, $10.8 million and $19.0 million, respectively, and $8.2 million in the three months ended December 31, 1998. Net cash used for operating activities in each of these periods resulted primarily from our net losses, offset in part by increases in our accounts payable, accrued expenses and non-cash expenses.

    Net cash used in investing activities in the period from November 21, 1995 (inception) to December 31, 1996 and for the years ended September 30, 1997 and 1998 was $551,000, $1.0 million and $792,000, respectively, and $703,000 in the three months ended December 31, 1998. Net cash used in investing activities in each of these periods was related to the purchases of property and equipment. The property and equipment purchased consisted primarily of computer hardware and software.

    Net cash provided by financing activities in the period from November 21, 1995 (inception) to December 31, 1996 and for the years ended September 30, 1997 and 1998 was $6.5 million, $11.0 million and $20.0 million, respectively, and $9.8 million in the three months ended December 31, 1998. The cash provided by financing activities was the result of net proceeds from borrowings and the sale of our preferred stock and common stock.

    As of December 31, 1998, we had approximately $1.3 million in cash. Other than the $19 million of short-term borrowings from IBM, our principal commitments consisted of obligations outstanding under operating leases. Although we have no material commitments for capital expenditures, they may increase consistent with our anticipated growth in operations, infrastructure and personnel, and we anticipate capital expenditures of at least $2.0 million over the next 24 months given our current growth rate. We will continue to add computer hardware resources. There can be no assurance, however, that our growth rate will continue at current levels or that it will meet our current expectations.

    In October 1998, we issued convertible notes to IBM and Perseus Capital L.L.C., which has business relationships with several of our directors, for a total of $10.9 million. Prior to closing of this offering, the convertible notes will be converted into shares of Series E-2 preferred stock, which converts to common stock automatically at the closing of this offering. The notes bear interest at 10% per annum. By December 31, 1998, we had received $8.3 million of the $10.9 million amount. We received the remaining $2.6 million in January 1999. In October and November 1998, we sold 388,888 shares of Series F-2 preferred stock for a total of $3.5 million. See "Certain Transactions." Prior to the closing of this offering we have the right to sell up to $3.45 million of notes and warrants to IBM to continue to finance our operations. We expect to incur substantially all of this additional debt and expect IBM to exercise its right to require the repayment of the additional convertible notes in full upon the closing of this offering.

    After the offering, we anticipate moderate growth in our operating expenses for the foreseeable future to execute our business plan, particularly in sales and marketing expenses and to a lesser extent research and development and general and administrative expenses. As a result, we expect our operating expenses, as well as planned capital expenditures, to continue to constitute a material use of our cash resources. In addition, we may require cash resources to fund acquisitions or investments in complementary businesses, technologies or product lines. We believe that the net proceeds from the offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash requirements for working capital and capital expenditures through September 30, 2000. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities, or obtain additional credit facilities.

YEAR 2000 READINESS

    Many existing software programs are coded to accept only two digit entries in their date fields. As a result, these programs are unable to distinguish whether "00" means the year 1900 or the year 2000, which could result in system failures or miscalculations causing disruptions to operations. Although we believe that our products are Year 2000 ready, because NetObjects Fusion and NetObjects Authoring Server may interact with external databases for purposes of data storage, the ability of applications integrated with a web site built using NetObjects Fusion or NetObjects Authoring Server to comply with Year 2000 requirements is largely dependent on whether any such databases underlying the application are Year 2000 ready. If NetObjects Fusion or NetObjects Authoring Server is connected to a database that is not Year 2000 ready, a web application created or developed for a web site built using NetObjects Fusion or NetObjects Authoring Server could work incorrectly. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as businesses expend significant resources to correct their current systems for Year 2000 readiness. These expenditures may result in reduced funds available for web site building activities, which could have a material adverse effect on our business, prospects, financial condition and results of operations. Year 2000 complications may disrupt the operations, viability or commercial acceptance of the Internet, which could have a material adverse effect on our business, prospects, financial condition and results of operations.

    We have received verbal confirmations, and are in the process of obtaining written certifications, from vendors of software that we have purchased for our internal financial systems is Year 2000 ready. To date, we have not incurred significant costs to comply with Year 2000 requirements, and, based upon our preliminary analysis, we do not believe we will incur significant costs in the foreseeable future. There can be no assurance, however, that Year 2000 errors or defects will not be discovered in our internal software systems. If such errors or defects were discovered, the costs of making such systems Year 2000 ready could have a material adverse effect on our business, prospects, financial condition and results of operations.

    We rely on third party vendors that may not be Year 2000 compliant for certain equipment and services. In addition, many of our distributors are dependent on commercially available operating systems that may be impacted by Year 2000 complications. To date, we have not completed our Year 2000 review of our vendors or distributors. Failure of systems maintained by our vendors or distributors to operate properly with regard to the Year 2000 and thereafter could require us to incur significant unanticipated expenses to remedy any problems or replace affected vendors, could reduce our revenues from our indirect distribution channel and could have a material adverse effect on our business, prospects, financial condition and results of operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for the reporting and display of comprehensive income and its components. SFAS No. 130 is effective beginning in 1998. Adoption of SFAS No. 130 is for presentation only and did not affect our financial condition or results of operations.

    In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. We do not expect SFAS No. 133 to have a material effect on our financial condition or results of operations.

    In February 1998, the AcSEC issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes the accounting for costs of software products developed or purchased for internal use, including when such costs should be capitalized. We do not expect SOP 98-1, which is effective for us beginning January 1, 1999, to have a material effect on our financial condition or results of operations.

                                    BUSINESS

OUR COMPANY

    We are a leading provider of e-business software and solutions that enable small to medium-sized companies and large-scale enterprises to build, deploy and maintain web sites on the Internet and corporate intranets. Our e-business solutions address the growing challenges faced by businesses in capturing the explosive growth of the Internet as an online business medium by helping them build web sites that can publish content, conduct electronic commerce and run web applications. In 1996, we pioneered the web site building product category with the introduction of our award-winning flagship product, NetObjects Fusion. NetObjects Fusion is an easy-to-use desktop software application for building business web sites with an intuitive, visual interface that helps automate and integrates many site building functions. NetObjects Fusion's open architecture supports a wide range of platforms, including web browsers, databases and web servers. Since 1996, we have released enhanced versions of NetObjects Fusion, and we have introduced other products, including NetObjects Authoring Server, a scalable client-server application for large-scale enterprises and corporate departments, which facilitates controlled, collaborative building of intranet sites. We have also built popular online resources, including NetObjects.com, eFuse.com, launched in December 1998, eScriptZone.com and eSiteStore.com, that target communities of business users and provide sources of information, products and services for building web sites. In addition, in October 1998, we began offering professional services to our business customers to better serve their web site planning, building and maintenance needs.

    As part of our strategy to provide complete e-business solutions, we have formed technology relationships with other Internet companies. Many of these companies have built products with extensions for NetObjects Fusion and NetObjects Authoring Server, such as Allaire Cold Fusion, iCat Commerce Online, Lotus Domino, Beatnik audio software and IBM HotMedia. In addition, we have built extensions for the Microsoft ASP Site Server. These extensions provide us with broader platform connectivity and interoperability, and help position our products as the open platforms of choice for web site building. We offer integrated web services with key online service providers which host and promote e-business sites. We also have product bundling agreements with technology companies, such as IBM, Lotus and Novell, that help create greater brand recognition and awareness. In addition, our strategic relationship with IBM has furnished us with sales and marketing benefits, including access to IBM and Lotus sales and distribution channels, co-marketing and co-promotion benefits, and credibility in the marketplace.

    We have established a premier Internet brand and estimate that over 300,000 copies of NetObjects Fusion have been delivered to date, and more than 1,000,000 web pages or sites have been built using NetObjects Fusion. Our total revenues have grown from a base of $0 for fiscal year 1996 to approximately $7.6 million for fiscal year 1997 and approximately $15.3 million for fiscal year 1998. Traffic to our web sites has grown from approximately 800,000 visitors in 1996 to approximately 2.5 million visitors in 1998. New visitors provided approximately half of the traffic to our web sites in 1998.

INDUSTRY OVERVIEW

    GROWTH OF THE WEB

    In fewer than five years, the web has emerged as a universal, rapidly growing online business medium enabling millions of users worldwide to share information, conduct electronic commerce and access business applications. According to International Data Corp., the number of web users worldwide will grow from an estimated 97.3 million at the end of 1998 to an estimated 320 million by the end of 2002. IDC estimates that worldwide Internet commerce will increase from an estimated $32 billion at the end of 1998 to an estimated $426 billion by the end of 2002. The explosive growth of the web as an online business medium has been fueled by a number of factors, including an increased awareness by businesses of the revenue, cost and performance benefits from using the web to conduct business, and the large and growing number of web users.

    In addition, we believe the cycle of growth will accelerate as an increasing number of web users attracts more businesses to build or enhance their online web sites, which in turn attracts more users. IDC reported that the number of universal resource locators (URL's) will grow from 250.5 million in 1997 at a compound annual growth rate of approximately 60% to 640 million in 2000. According to IDC in the U.S., there are currently 6 million businesses with a web site, or about 21% of all businesses. By the year 2000, IDC expects over
12.3 million businesses to have a web site.

    As developing or enhancing a web presence becomes increasingly important to businesses, business web sites are becoming more complex. As the web's importance has grown, businesses have applied advances in Internet technology to convert business web sites from static "billboards" to sophisticated e-business web sites where businesses can interact and transact with customers, employees, suppliers and distributors. E-business sites may contain hundreds of pages, embed audio and video content and provide access to dynamic data ("e-publishing"), provide online commerce ("e-commerce") capabilities, and run web applications ("e-applications") such as interactive forms. E-business web sites are rapidly becoming a strategic necessity for many companies as they discover how conducting business online can enhance revenues, reduce costs and improve performance.

    GROWTH OF CORPORATE INTRANETS

    The growth of the web as a global communications medium is also driving large-scale corporate enterprises to enhance communication, collaboration and productivity by building corporate intranets consisting of numerous internal web sites. These intranets bring together corporate information and applications that facilitate communication and information sharing within an organization. Intranets can also streamline business processes such as customer service, sales and marketing and human resources, thereby reducing costs or improving performance through automation or self-service. According to a recent report, Zona Research estimates that two-thirds of intranet sites are being developed through team-based web site building, and corporate intranets represent the greatest business opportunity for providers of Internet and intranet-related software technologies and products.

    THE BUSINESS WEB SITE OPPORTUNITY

    Although it has become relatively easy to access the web, it can be difficult and expensive to build an effective web presence. The challenges of building a successful Internet or intranet web site require solutions that address planning, design, building and deployment, as well as web site promotion and maintenance after the web site is placed online. Companies are often also faced with a difficult "make or buy" decision, either to build a web site by using in-house resources or third-party service providers, or to develop a web site with available "off-the-shelf" applications. Key factors influencing their choice of solutions include ease and flexibility of building, construction time and cost and the cost and flexibility of later maintaining and enhancing their web site. In addition, the web utilizes multiple standards and platforms, including different web browsers, databases and web servers, which increase the complexity of building a site that operates in multiple environments.

    The first generation of web site building products was technically difficult to use and generally required the programming expertise of a limited number of highly skilled users such as HTML programmers or highly skilled designers. The second generation of products, and online services that facilitated web site building, targeted consumers with personal "home page" building tools and casual desktop users with the ability to publish simple, static information. Although third-party service providers and in-house IS personnel can provide technical coding, these resources can be expensive and may not provide the flexibility required to develop and maintain dynamic, evolving web sites. In addition, third-party and in-house IS solutions often have excluded key business users from the web site building and maintenance process, rather than enabling a truly collaborative site building development process which includes content contributions from such users.

    According to the Yankee Group, the majority of small to medium-sized businesses have not strategically embraced the Internet. We believe those that have a web presence often need to enhance their web sites with new functionality such as e-commerce or e-applications, or otherwise improve their web site features and promotion. Businesses with more sophisticated web site requirements, but without access to highly skilled HTML programmers, require an easy-to-use, capability-rich, open and scalable solution. In-house IS personnel or third-party service providers can address technical design and coding requirements, but often at a higher cost than a packaged application and with less flexibility in building and maintaining their web sites. In addition, large-scale corporate enterprises have complex organizational structures with a variety of departments and need solutions that allow effective collaboration in developing, deploying and maintaining their intranet web sites.

THE NETOBJECTS SOLUTION

    We provide e-business software and services that enable small to medium-sized businesses, as well as large-scale corporate enterprises, to build, deploy and maintain web sites on the Internet and corporate intranets. Our e-business solutions are specifically designed to help businesses build web sites that can publish content, conduct e-commerce and run e-applications on the web. Our solutions include products and online services for small and medium-sized businesses, and products and professional services for large-scale enterprises and departments, that use collaborating teams to build web sites.

    Small and medium-sized businesses require easy-to-use solutions that enable them to build or enhance their web sites quickly and efficiently, add key functions such as electronic commerce or web applications and work with a variety of industry standards and platforms. Our award-winning application, NetObjects Fusion is designed specifically to address these needs. NetObjects Fusion has an intuitive, visual interface that integrates and helps automate many site creation functions, including site layout and design, page building and content management.

    In addition, we, along with third parties, offer small and medium-sized businesses online solutions to help them register, host, build, maintain and promote their web sites. eFuse.com, our latest web site launched in December 1998, is the first online resource to provide integrated content, products and solutions for small and medium-sized businesses. eScriptZone.com is an online resource that provides articles, tutorials, software and an online community of forums and newsgroups for webmasters and corporate web applications builders. eSiteStore.com is our online retail store that provides a one-stop shopping destination for businesses to purchase our software, third-party software and components and also offers online services to customers.

    Large-scale corporate enterprises and departments require scalable, reliable and secure solutions that enable them to design, develop, deploy and manage their complex Internet and intranet web sites. They also need products that will operate across disparate corporate systems and platforms in order to leverage existing legacy systems, databases and content. In addition, teams that develop corporate intranet sites have requirements distinctly different from those of individuals who develop external Internet sites. They need a client-server-based web site building environment that supports creativity and collaboration, while allowing an administrator to assert control over the site building process, so that sites are built more efficiently and deliver corporate information more effectively. Our award-winning client-server application, NetObjects Authoring Server, addresses these large-scale corporate needs. In addition, software components that provide integration with products from other technology companies, including Allaire, IBM, Lotus, Microsoft and Netscape, provide additional web applications, dynamic database publishing and electronic commerce capabilities for the NetObjects Authoring Server. In response to customer demand, in October 1998 we formed our Professional Services Group, which provides training, consulting and implementation services to large-scale enterprises to help design, build, deploy and maintain their web sites, and integrate their web sites with existing corporate applications. We provide these services through our own professional services organization and through relationships with third-party service providers.

NETOBJECTS STRATEGY

    Our strategy is to establish ourselves as a complete e-business solutions provider by leveraging our position as a leading provider and brand of web site building software. As more companies seek solutions for capturing the explosive growth of the web as an online business medium, we believe our e-business software and resources serve as ideal starting points. NetObjects Fusion, NetObjects Authoring Server and our online resources are positioned as open platforms for aggregating broader solutions, including web site hosting by third parties, software and components, site content, e-commerce using third-party transactional software and other web applications and services. Key elements of our strategy include:

    BRAND RECOGNITION AND BROAD CUSTOMER BASE. As a pioneer of the web site building product category, and as the recipient of over 50 industry awards, we believe that we have established a premier Internet brand in the market for web site building products and services. We estimate that over 300,000 copies of NetObjects Fusion have been delivered to date, and more than 1,000,000 web pages or sites have been built using NetObjects Fusion. Our customer base and the active online communities of builders who use our products help sustain and promote our brand by participating in our web site forums and bulletin boards and by providing feedback on pre-release versions of our software. Over 60,000 links exist from other web sites to NetObjects.com, including the web sites of complementary products and services providers. In addition, over 500 businesses worldwide have deployed NetObjects Authoring Server, or its predecessor NetObjects TeamFusion. Our strong brand recognition and growing customer base are significant assets for attracting new customers, as well as for enhancing our ability to develop relationships with other leading software and service solution providers.

    STRATEGIC RELATIONSHIPS. We have entered into product bundling relationships with many companies, including Allaire, IBM, Lotus and Novell, to combine NetObjects Fusion and NetObjects Authoring Server with popular business software. We will continue to pursue such relationships in the future. We believe that our products have broad-based platform connectivity and interoperability, such as with web application servers from Allaire, Lotus, IBM, Microsoft and PeopleSoft, and e-commerce software from Breakthrough Software and iCat. Our strategic relationship with IBM has provided us with other sales and marketing benefits, including access to IBM and Lotus sales and distribution channels, co-marketing and co-promotion benefits and credibility in the marketplace. We also provide integrated web solutions with key online service providers such as CompuServe, SmartAge, T-Online and Zip2 for hosting and promoting e-business sites, which enhance our products and solutions, as well as complement our sales, marketing and distribution reach. These relationships also greatly enhance our brand recognition and may provide a short-term source of revenues. We intend to continue to leverage new and existing strategic relationships to enhance our product and service offerings and help expand our market presence. See "Risk Factors--Dependence on IBM and Potential Conflicts."

    TECHNOLOGICAL LEADERSHIP AND OPEN ARCHITECTURE. NetObjects Fusion and NetObjects Authoring Server are based on proprietary open technology that provides an intuitive, visual, site-based building environment without coding that allows for significant productivity gains compared to page-based, coding-intensive products. In addition, NetObjects Authoring Server offers a collaborative web site building environment for teams of builders while providing centralized control over the site building effort. We believe our open technology architecture and products provide the optimal solutions for web site building, compared to highly technical HTML coding products or consumer-based web applications. In addition, our products support all major Internet protocols and are publishable on major web platforms, such as Netscape Navigator and Microsoft Internet Explorer, and our products were among the first to offer an open Java-based component architecture that allows other web site solutions providers to integrate their products with our products. By maintaining our technological advantages and our open architecture, we believe our web applications will continue to be recognized by other web site building solutions providers as open platforms for easy integration with their products and services.

    PLATFORMS OF CHOICE FOR E-BUSINESS SOLUTIONS AGGREGATION. As businesses face the increasingly complex and numerous challenges of establishing a successful e-business presence, we believe they will seek aggregated solutions to address their needs, from building and hosting their web sites to maintaining and promoting them. We believe that other web site solutions providers have compelling incentives to use NetObjects Fusion, NetObjects Authoring Server and our online resources as platforms for aggregating their e-business solutions, as well. Other solutions providers can benefit from our strong brand to reach a growing business customer base through our products, services and web sites. In turn, we can offer more complete solutions by leveraging our strategic relationships to include e-commerce services, database access, banner exchange, content, web applications and other online services from other web site solutions providers.

PRODUCTS AND SERVICES

    We provide solutions specifically designed for two broad categories of customers: NetObjects Fusion and online services for businesses, and NetObjects Authoring Server and professional services for large-scale enterprises and departments.

    NETOBJECTS FUSION AND ONLINE SERVICES

    NetObjects Fusion is an easy-to-use desktop application designed specifically for small and medium-sized businesses and corporate intranet builders. NetObjects Fusion offers a range of publishing and electronic commerce capabilities to simplify web site building and enhance the productivity of both novice and experienced web site builders. Earlier versions of NetObjects Fusion are available in major languages including German, French, Spanish, Chinese and Japanese, and our relationship with IBM has allowed us to release upgraded versions of NetObjects in a total of nine languages in addition to English.

PRODUCT                   DESCRIPTION                                AWARDS

   NETOBJECTS FUSION      NetObjects Fusion provides five views      Four out of Four Stars, Internet World,
(suggested selling price  that map to the process of site building:  February 1999
                          SITE VIEW lets the author visually plan    Editor's Choice, CNET's Builder.com,
         $295)            and organize the pages on the web site.    September 1998
                          NetObjects Fusion automatically creates    Five Stars, PC Computing, August 1998.
         [LOGO]           and maintains the navigation buttons and   Stellar Award, Windows Sources, May 1998
                          links based on how the author lays out     WinList, Windows Magazine, March 1998--
                          the web site.                              November 1998.
                          PAGE VIEW lets the author create pages     Best of Internet Showcase "98, David
                          visually. A wide range of content can be   Coursey's Internet Showcase, January 1998
                          incorporated on the page, including text,  Analyst's Choice, InfoWorld, 1997 graphics, rich media, applets and other
                          components.
                          STYLES VIEW lets the author create a
                          consistent, attractive visual style for
                          the site. Over 150 site styles are
                          available, and authors can customize or
                          create their own styles.
                          ASSETS VIEW serves as a content manager
                          to make it easy to find and replace
                          assets throughout the site.
                          PUBLISH VIEW lets the author publish all
                          or portions of the site as standard HTML
                          pages to the server of choice.

PRODUCT               DESCRIPTION                        AWARDS

NETOBJECTS            NetObjects Fusion Enterprise       Best Scripting Tool of 1998,
ENTERPRISE EDITION    Edition contains NetObjects        CNET's Builder.com
(suggested selling    Fusion, NetObjects ScriptBuilder   Editors Choice, PC Magazine,
price $495)           and NetObjects BeanBuilder         April 1998
                      NETOBJECTS SCRIPTBUILDER is a
       [LOGO]         JavaScript building environment
                      for the web.
       [LOGO]         NETOBJECTS BEANBUILDER allows
                      intranet builders to quickly
                      assemble and connect
                      JavaBeans-TM- in a visual, point
                      and click environment without
                      programming.

    We also offer small and medium-sized businesses online solutions, including content, products and services, to help them register, host through third parties, build, maintain and promote their web sites. eFuse.com, our latest web site launched in December 1998, is an online resource dedicated to business web site builders and features articles from the industry's experienced builders and authors on how to use NetObjects Fusion and other complementary products. eScriptZone.com (formerly "ScriptBuilder.com") is an online resource that provides articles, tutorials, software and an online community of forums and newsgroups for webmasters and corporate web application builders. In November 1998, Web21.com's 100 Hot sites rated it as the 33rd most visited site for technology developers. eSiteStore.com is our online retail store that provides a one-stop shopping destination for businesses to purchase our software, third party software, components and merchandise, and also offers online services to customers.

    NETOBJECTS AUTHORING SERVER AND PROFESSIONAL SERVICES

    NetObjects Authoring Server is a scalable client-server application, with the same easy-to-use features and open architecture as NetObjects Fusion, and is targeted at large-scale enterprises and corporate departments developing web sites involving multiple builders and content contributors. We introduced NetObjects Authoring Server Suite 3.0 in September 1998 as a new product that replaced our original client-server application, NetObjects TeamFusion, introduced in December 1997. The family of NetObjects Authoring Server products now consists of the NetObjects Authoring Server Suite, NetObjects Authoring Server Connectors and NetObjects Authoring Server for IBM WebSphere, which may be used with the IBM WebSphere web application server. NetObjects Authoring Server Suite consists of four modules for creating a controlled and structured environment for teams of concurrent users to develop web sites:

    AUTHORING SERVER. Authoring Server is the server-side control center of NetObjects Authoring Server and contains an internal repository, built on an SQL database, which stores the information about assets, site pages, site structure, link information and user profiles for multiple web sites. It also controls the number of concurrent users that can access the system. Authoring Server works in conjunction with any web server.

    AUTHORING SERVER ADMINISTRATOR. Authoring Server Administrator is used to create sites and form teams, assign team members with editing and publishing privileges and monitor workflow. The product is designed to provide control of the web site building process, without imposing a specific workflow on team members.

    TEAMFUSION CLIENT. TeamFusion Client provides the "client"-side software of the client-server application and includes all of NetObjects Fusion's features.

    CONTENT CONTRIBUTOR CLIENT. Content Contributor Client enables any business user to submit content directly onto templates created on completed web sites or web sites under construction, regardless of their web authoring skills, and without compromising the web site's integrity. Users can add, modify and delete text easily and without considering web site design. NetObjects Authoring Server automatically formats the content contributed as a web page when the web site is published.

    In addition, NetObjects Authoring Server Connectors include NetObjects Authoring Server Connector for Microsoft FrontPage, which enables Microsoft FrontPage users to collaborate with team members using NetObjects Authoring Server.

PRODUCT               DESCRIPTION                        AWARDS

NETOBJECTS AUTHORING  NetObjects Authoring Server Suite  1999 Crossroads A-List Award,
SERVER SUITE          consists of four modules:          Open Systems Advisors, January
(suggested selling    NETOBJECTS AUTHORING SERVER is     1999
price for 2 user      the "server"-side control center   Four out of Four Stars, Internet
system inclusive of   and runs on a Windows NT server.   World, September 1998
server and clients    NETOBJECTS AUTHORING SERVER        Industrial Design Excellence
is $1,585; 20 user    ADMINISTRATOR is used to create    Award--Gold, Designers Society of
is $10,475)           sites and form teams, assign team  America, May 1998
                      members with editing and           (NetObjects Fusion and
       [LOGO]         publishing privileges, and         TeamFusion)
                      monitor workflow.                  Win 100 List, Windows Magazine,
                      NETOBJECTS TEAMFUSION CLIENT is    May--July 1998 (TeamFusion)
                      based on the award-winning
                      NetObjects Fusion, and connects
                      to NetObjects Authoring Server.
                      Its site-oriented, visual
                      approach, along with its
                      check-in/check-out controls,
                      allows a web team to work
                      collaboratively and efficiently.
                      NETOBJECTS CONTENT CONTRIBUTOR
                      CLIENT is a browser-based Java
                      application that lets
                      departmental web contributors
                      submit content directly to sites
                      under development.
NETOBJECTS AUTHORING  NETOBJECTS AUTHORING SERVER
SERVER CONNECTORS     CONNECTOR FOR MICROSOFT FRONTPAGE
[image]               enables Microsoft FrontPage users
                      to collaborate using NetObjects
                      Authoring Server.
NETOBJECTS AUTHORING  NETOBJECTS AUTHORING SERVER FOR
SERVER FOR IBM        IBM WEBSPHERE is optimized for
WEBSPHERE             tight integration with the IBM
[image]               WebSphere Application Server
                      through powerful Java servlets
                      and special components.

    We formed our Professional Services Group in October 1998 to provide training, consulting and implementation services to our customers deploying the NetObjects Authoring Server. We provide these services through our own professional services organization and, at present, primarily through relationships with third-party service providers. We believe that providing a high level of customer service and technical support is necessary to achieve rapid product implementation which, in turn, is essential to customer satisfaction and continued license sales and revenue growth. We also offer support and training services to our customers in addition to our Professional Services Group, including telephone and online support. Internationally, with our technical assistance, our distributors provide telephone support to their customers.

CUSTOMERS

    We market and sell our products to a wide range of customers located in the U.S. and in over 30 other countries worldwide. We believe that approximately 70% of our customers have been small and medium-sized businesses and approximately 30% have been large-scale enterprises, including Fortune 1,000 companies or departments within such enterprises. Approximately one-third of our small and medium-sized business customers are third-party service providers that build web sites for other companies.

    SMALL AND MEDIUM-SIZED BUSINESSES. Our products appeal to small and medium-sized businesses needing to build web sites that support rich content and e-commerce, with a minimum of resources and time, and with little design and HTML coding expertise. Some examples of small and medium-sized customers that have built e-commerce web sites with our products include Cellular Market (cellularmarket.com) and Christmas.com. Some examples of customers that have built e-publishing web sites with our products include Pangea Systems (pangeasystems.com), Northstar Nursery (northstarnursery.com), Raychem (raychem.com) and Realty.com.

    LARGE-SCALE ENTERPRISES. Our products appeal to a wide range of larger customers across multiple industry segments. The following is a list of certain of our large scale enterprise customers:

COMMUNICATIONS                      GOVERNMENT & EDUCATION              HEALTHCARE AND MEDICAL
Cellular One (Bay Area)             U.S. Senate                         Blue Cross/Blue Shield
Bell Atlantic Data Solutions Group  State of Utah, Dept. of Community   Dept. of Health & Human Services
Nortel Networks                     &                                   Bayer AG
                                    Economic Development
                                    University of North Carolina
                                    Kings County, California
MANUFACTURING                       FINANCIAL                           TECHNOLOGY
DuPont                              NationsBank Corporation             VLSI Technology, Inc.
The Boeing Company                  Credit Suisse First Boston          Lockheed Martin
DaimlerChrysler AG                  Goettinger Gruppe                   Siemens Microelectronics
Shell Lubricants                    Travelers Life and Annuity          Mitsubishi Electronics America

    CUSTOMER SITES BUILT USING NETOBJECTS FUSION

    NetObjects Fusion is well-suited for a wide range of web site projects that require a rapid site building cycle, a combination of rich content and transaction processing capability, interactivity and personalization and deployment on a variety of web browsers from multiple server platforms. Some examples of sites that help demonstrate our product's robust site building capabilities include:

    CHRISTMAS.COM, the most popular Christmas site on the web and selected as the top Christmas site by Excite, receives over 10 million page views per season and provides families and children all over the world with rich content sources about Christmas. First unveiled in 1995, the site was rebuilt with NetObjects Fusion in 1997 and is enhanced and updated annually using our product, including recent enhancements to support e-commerce transactions.

    JUSTFORFEET.COM, the world's largest athletic shoe store, developed its web site and corporate intranet using NetObjects Authoring Server Suite. Recently, a complete web site redesign coincided with the launch of a national television campaign. The new site provides a variety of information from shoe longevity tips to store tours to help finding store locations. The state-of-the-art site also features e-commerce functionality, allowing customers to virtually browse the shelves, compare prices and purchase shoes online. The sites are maintained by a core web team of six people, each providing different areas of expertise. The corporate intranet site, with over 600 pages of information, continuously maintains up-to-the-minute information provided by over 20 content contributors throughout the company.

    DAIMLERCHRYSLER AG sites built with our products range from departmental home pages, to newsletters, to sites that share information across the entire corporation. Many departments within DaimlerChrysler selected NetObjects Fusion because it provides an open and robust site building environment that integrates with existing desktop and backend software systems to create web sites that are easy for users to navigate and search. DaimlerChrysler estimates that over 40 Internet and intranet sites have been built using NetObjects Fusion within the company by departments including DaimlerChrysler's Fleet Operations, General Auditor's Office and Information Systems.

SALES, MARKETING AND DISTRIBUTION

    We sell our products and services to our customers using a combination of indirect distribution channels, our direct enterprise sales force, our online distribution channel and strategic relationships, and we market our products and services using a broad range of activities to generate demand and build brand awareness. As of December 31, 1998, we had 63 employees, or approximately 41% of our work force, engaged in sales and marketing activities.

    INDIRECT DISTRIBUTION CHANNELS

    Our indirect distribution channels include domestic and international distributors, retail vendors, VARs and other technology companies with whom we have strategic relationships. We have 15 non-exclusive distributors worldwide including Ingram Micro, Tech Data and Douglas Stewart in North America; Softline, Internet 2000, Unipalm and Principal in Europe; and Mitsubishi in Japan. As of December 1998, we had over 1,500 corporate and catalog resellers, OEMs and VARs purchasing products through these distributors.

    DIRECT ENTERPRISE SALES FORCE

    Our direct enterprise sales force focuses on sales to larger corporate customers worldwide. The enterprise sales force is comprised of field representatives and inside sales representatives. The field representatives market and sell our products and services to corporate customers that the inside sales team has identified as sales prospects. The inside representatives develop and pursue leads generated from inquiries on our web sites, downloads of our trial products and other direct marketing efforts. Our sales force increased from 17 employees to 21 employees in fiscal year 1998, and during that period, revenues per salesperson increased while the number of transactions per salesperson decreased.

    ONLINE DISTRIBUTION CHANNEL

    Our web site eSiteStore.com allows users to download and purchase our products. In addition, several third-party electronic commerce and distribution sites, including buydirect.com, beyond.com and download.com, make our products available for sale by direct download or ESD (electronic software distribution). ESD provides us with a low-cost, globally accessible, 24-hour sales channel.

    STRATEGIC RELATIONSHIPS

    We have a number of significant ongoing strategic relationships with other technology companies pursuant to which our products are incorporated into, or bundled with, the third party's products. We believe that these strategic relationships significantly enhance our brand recognition and awareness of our products and services, and also provide a source of revenues. Such strategic relationships include:

    IBM/LOTUS. Lotus markets, bundles and sells a version of NetObjects Fusion with Lotus Designer for Domino, and IBM markets, bundles and sells NetObjects Fusion Enterprise Edition

(NetObjects Fusion, NetObjects ScriptBuilder and NetObjects BeanBuilder) with its WebSphere Studio product. In addition, our products are offered for sale through a variety of IBM and Lotus channels including "Passport Advantage," the worldwide direct purchasing option for Lotus and IBM branded software and the Lotus Business Partner program, which allows 18,000 program members access to our products at discounted prices globally. Our relationship with IBM and Lotus provides us with access to customers and marketing leverage generally beyond the reach of companies our size, including participation in advertising, direct marketing, tradeshows and seminars. See "Risk Factors--Dependence on IBM and Potential Conflicts" and "Certain Transactions."

    MITSUBISHI CORPORATION. Mitsubishi is our master distributor in Japan that markets and sells through a variety of Japanese companies. Mitsubishi is also an investor in our Company. See "Certain Transactions."

    NOVELL. Novell bundles a version of NetObjects Fusion with its NetWare for Small Business product offering on a worldwide basis. Novell also offers end-user training on NetObjects Fusion at over 100 Novell certified training centers worldwide. Novell is an investor in our Company. See "Certain Transactions."

    MARKETING ACTIVITIES

    Since our inception, we have invested a substantial percentage of our annual revenues in a broad range of marketing activities to generate demand, gain corporate brand identity, establish the site building product category and educate the market about the benefits of site building rather than page authoring. These activities have included advertising (both print and online), direct marketing (direct mail and e-mail), public relations, sponsoring seminars for potential customers, participating in trade shows and conferences and providing product information through our web sites. Our marketing programs are aimed at informing our customers of the capabilities and benefits of our products and services, increasing brand awareness, stimulating demand across all market segments and encouraging independent software developers to develop products and web applications that are compatible with our products and technology. We also entered into many co-marketing and distribution arrangements with well-known companies such as AT&T, Apple Computer, Inc., Compaq Computer, Inc., Microsoft, Netscape and PeopleSoft that have allowed us to identify our NetObjects Fusion brand with their brands.

COMPETITION

    The market for software and services for the Internet and intranets is relatively new, constantly evolving and intensely competitive. We expect competition to intensify in the future. Many of our current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources. Our principal competitors in the web site building software market segment include Microsoft, Adobe and Macromedia, Inc.

    Microsoft's FrontPage, a web site building software product, has a dominant market share. Microsoft has announced but not shipped FrontPage 2000, which may become one of the products in at least one version of Microsoft's Office product suite, which dominates the market for desktop business application software. We believe that NetObjects Fusion and NetObjects Authoring Server contain features that significantly differentiate them from the announced description of FrontPage 2000, but widespread distribution of Office with FrontPage 2000, and the vast number of computer users familiar with Microsoft desktop application software products, give Microsoft a substantial competitive advantage over us. In addition, Microsoft and other competitors who bundle their software products as a suite may offer their suites at prices that may force us to reduce prices for our products, which are not sold in comparable suites, to keep them competitive. In connection with its recent acquisition of GoLive, Inc., Adobe acquired a web site building software product for

Macintosh, which increases the competitiveness of the market for Macintosh web site building products. Our current Macintosh product, NetObjects Fusion 3.0, may become less competitive over time.

    Alternatives to using web site building software include using services from third-party web site builders, in-house resources or online web site building resources, such as GeoCities, some of which also provide web site hosting and other services. Competitive factors in the web site building products and services market include the manner in which the software is distributed with other products; quality and reliability; features for creating, editing and developing web sites; ease of use and interactive user features; scalability and cost per user; and compatibility with the user's existing computer systems. To expand our user base and further enhance the user experience, we must continue to innovate and improve the performance of our products. We anticipate that consolidation will continue in the web site building products industry and related industries such as computer software, media and communications. Consequently, our competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies. There can be no assurance that we can establish or sustain a leadership position in this market segment.

    We believe that additional competitors may enter the market with competing products as the size and visibility of the market opportunity increases. Increased competition could result in additional pricing pressures, reduced margins or the failure of our products to achieve or maintain market acceptance, any of which could have a material adverse effect on our business, prospects, financial condition and results of operations. Many of our current and potential competitors such as Microsoft, Adobe and Macromedia have longer operating histories and substantially greater financial, technical, marketing and other resources than us and therefore may be able to respond more quickly to new or changing opportunities, technologies, standards or customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products directly to customers through product bundling or other means. For example, Microsoft enjoys significant distribution advantages over us, including the vast number of computer users familiar with Microsoft desktop application software products. If our competitors bundle competing products with their products, the demand for our products might be substantially reduced and our ability to distribute our products successfully would be substantially diminished. Moreover, Microsoft's dominance in desktop business application software enables it to vary the pricing for its software sold as part of a suite. As a result of Microsoft's and other competitors' bundling arrangements, we may need to reduce our prices for our products to keep them competitive. New technologies and the enhancement of existing technologies will likely increase the competitive pressures. There can be no assurance that competing technologies developed by market participants or the emergence of new industry standards will not adversely affect our competitive position or render our products or technologies noncompetitive or obsolete.

    As a result of the foregoing and other factors, there can be no assurance that we will compete effectively with current or future competitors or that competitive pressures will not have a material adverse effect on our business, prospects, financial condition and results of operations. See "Risk Factors--Intense Competition from Microsoft and Other Established Software Vendors."

TECHNOLOGY AND DEVELOPMENT

    We devote substantial resources to the development of innovative products for the market for web site building software and services. During the fiscal years ended September 30, 1997 and 1998, respectively, we invested approximately 111% and 67%, respectively, of our total revenues on research and development activities. NetObjects Fusion and NetObjects Authoring Server are among the earliest and most recognized entrants in the emerging market for web site building software. We believe that we have been able to leverage our understanding of the market and technology opportunity as well as our staff and software development processes to build robust, open solutions for customers. We intend to continue to use these core strengths to introduce innovative products and product enhancements for building, deploying and maintaining business web sites. We intend to continue to devote substantial resources to research and development for at least the next several years. As of December 31, 1998, we had 50 employees, or approximately one-third of our workforce, engaged in research and development activities. We must hire additional skilled software engineers to further our research and development efforts. Our business, prospects, financial condition and results of operations could be adversely affected if we are not able to hire, train and retain an adequate number of engineers.

    OPEN AND SCALABLE ARCHITECTURE

    Our products are built upon a scalable and flexible object-oriented architecture called SOLO (Structure of Linked Objects). This architecture, which was created by Rae Technology, Inc. and transferred to us, has been instrumental in the rapid development of our products. See "Certain Transactions." One of the core benefits of the architecture is a clear separation of visual presentation from content, and the architecture is based on a strong navigational framework. Software web applications based upon this architecture provide certain benefits, such as data storage independence, Internet communication protocol independence, modularity, portability and extensibility. We intend to continue to invest in further development of this architecture to build and integrate new products and technologies that offer open integration, platform interoperability and controlled collaboration.

    OPEN INTEGRATION

    We specifically design our products to support key web client and web server software platforms, technologies and protocols, as well as key enterprise and client-server standards. NetObjects Fusion and NetObjects Authoring Server can be fully integrated with a broad range of Internet protocols and technologies, enabling web site builders to incorporate these technologies into virtually any business site. NetObjects Fusion offers site builders an open site building environment that provides superior flexibility and choice for easy page layout and allows site-builders to control and edit HTML code, add DHTML-based interactivity and animation, publish for different browsers and integrate sites with existing databases and e-commerce applications. These products provide further extensibility with other software applications; for example, NetObjects Fusion components, which are Java-encapsulated mini-applications that can be used to create or manipulate pages, extend the functionality of the page by embedding Java-based objects, and process the generated HTML for deployment. Our products also provide open editors support; for example, NetObjects Fusion allows users to launch any HTML editor to modify pieces of HTML embedded inside pages; and NetObjects Authoring Server provides an open site building platform and offers support for non-NetObjects clients, such as Microsoft FrontPage.

    PLATFORM INTEROPERABILITY

    Businesses utilize a variety of software and hardware platforms to meet their information technology needs. These platforms include different operating systems, different programming languages and different web-enabling technologies, such as web browsers. Our technology strategy includes the objective of platform interoperability; for example, NetObjects Fusion runs on Windows 95, Windows 98 and Windows NT, and an older version runs on Macintosh. NetObjects Fusion also is localized in a variety of languages, and is capable of publishing web sites for Internet Explorer or Netscape Navigator, and on different web servers. NetObjects Authoring Server currently runs only on Windows NT and also supports a variety of web browsers, databases and web servers.

    CONTROLLED COLLABORATION

    Intranet web sites are evolving from simple publishing pages coordinated by a single webmaster to multi-contributor strategic business platforms that integrate business processes and deploy mission-critical applications. Enterprise groups that build these intranet web sites face the conflicting needs of maintaining control and encouraging collaboration. NetObjects Authoring Server provides the scalability and performance needed to support concurrent, collaborating users across an enterprise-wide deployment with several underlying technologies such as a Java-based content contributor, an integrated asset manager and remote systems administrator.

    In addition to our products, product enhancements and core proprietary technology, we have a highly-skilled engineering workforce that includes several seasoned software industry veterans. Our original key technologists are still employees of our Company, and they continue to play an integral role in defining and leading our technology vision and strategy. We intend to hire additional software engineers to further our research and development efforts. Our business, prospects, financial condition and results of operations could be adversely affected if we are unable to hire and retain the required number of skilled engineers. See "Risk Factors--Dependence on Key Personnel; Need for Additional Personnel."

INTELLECTUAL PROPERTY

    Our success depends in part on our ability to protect our proprietary software and other intellectual property. To protect our proprietary rights, we rely generally on patent, copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, license agreements with consultants, vendors and customers and "shrinkwrap" license agreements. Despite such protections, a third party could, without authorization, copy or otherwise obtain and use our products, or develop similar products. There can be no assurance that our agreements will not be breached, that we will have adequate remedies for any such breach or that our trade secrets will not otherwise become known or independently developed by competitors.

    We currently have several pending patents relating to our product architecture and technology and have licensed two utility patents from Rae Technology. See "Certain Transactions--Transactions with Rae Technology and Studio Archetype." There can be no assurance that any pending or future patent application will be granted, that any existing or future patent will not be challenged, invalidated or circumvented or that the rights granted under any patent that has issued or may issue will provide competitive advantages to us. If a blocking patent has issued or issues in the future, we would need to obtain a license or design around the patent. Except for patents licensed from Rae Technology, which we have rights to acquire, there can be no assurance that we would be able to obtain such a license on acceptable terms, if at all, or to design around the patent.

    We pursue the registration of certain of our trademarks and service marks in the United States and in certain other countries, although we have not secured registration of all of our marks. Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of intellectual property rights. We are also aware of other companies that use "Fusion" in their marks alone or in combination with other words (such as Allaire's ColdFusion), and we do not expect to be able to prevent third party uses of the word "Fusion" for competing goods and services. We have agreed with Allaire that neither party will use the word "Fusion" to describe products in the absence of appropriate brand identification, such as "NetObjects Fusion."

    The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective patent, copyright, trademark and trade secret protection may not be available in such jurisdictions. We license certain of our proprietary rights to third parties, and there can be no assurance that such licensees will abide by compliance and quality control guidelines with respect to such proprietary rights. See "Risk Factors--Uncertain Protection of Intellectual Property; Risks Associated with Licensed Third-Party Technology."

EMPLOYEES

    As of December 31, 1998, we had 153 full-time employees and 4 part-time employees. None of our employees is subject to a collective bargaining agreement, and we believe that our relations with our employees are good. We believe that our future success will depend in part on our continued ability to attract, integrate, retain and motivate highly qualified sales, technical, professional services and managerial personnel, and upon the continued service of our current personnel. We also use independent contractors to supplement our work force. None of our personnel is bound by an employment agreement that prevents such person from terminating his or her relationship at any time for any reason. Competition for qualified personnel is intense. There can be no assurance that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future.

FACILITIES

    Our executive offices are located in Redwood City, California, in an office building in which, as of December 31, 1998, we lease an aggregate of approximately 25,000 square feet. The lease agreement terminates on September 11, 2002. We also lease three serviced office suites in a facility in Windsor, United Kingdom under a lease that expires in February 1999. We expect to renew the lease through February 2000.

LEGAL PROCEEDINGS

    From time to time, we expect to be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of third-party trademarks and other intellectual property rights by us and our licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. We are not aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, prospects, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Our directors and executive officers as of December 31, 1998 are as follows:

NAME                                            AGE                                 POSITION
------------------------------------------      ---      ---------------------------------------------------------------
Samir Arora(1)............................          33   Chairman of the Board, Chief Executive Officer and President
Michael J. Shannahan......................          50   Senior Vice President, Finance and Chief Financial Officer
David Kleinberg...........................          40   Executive Vice President, Desktop Products and Online Services
Morris Taradalsky.........................          52   Executive Vice President, Server Products and Professional
                                                         Services
Mark Patton...............................          40   Senior Vice President, Worldwide Sales and Corporate Marketing
Clement Mok...............................          40   Chief Creative Architect
Gagan (Sal) Arora.........................          25   Chief Technology Architect and Vice President, Engineering,
                                                         Desktop Products and Online Services
Robert G. Anderegg(2).....................          49   Director
Lee A. Dayton(1)..........................          56   Director
John Sculley(1)(2)........................          59   Director
Christopher M. Stone(2)(3)................          41   Director
Michael D. Zisman.........................          49   Director

------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

(3) Mr. Stone will become a director of our Company on the closing date of the offering.

    Set forth below is certain information regarding the business experience during the past five years for each of our officers and directors.

    SAMIR ARORA has served as our Chairman of the Board, Chief Executive Officer and President since our inception in November 1995. In 1992, Mr. Arora founded Rae Technology, a provider of software applications, and from 1992 through November 1995 served as its CEO. From 1986 to 1992, Mr. Arora served in several management roles in Apple Computer, Inc. Mr. Arora holds a diploma in sales and marketing from the London Business School and attended INSEAD, France and BITS, India. Samir Arora is the brother of Sal Arora, who is our Chief Technology Architect and Vice President, Engineering Desktop Products and Online Services.

    MICHAEL J. SHANNAHAN has served as our Senior Vice President, Finance and Chief Financial Officer since August 1997. From February 1995 to August 1997, Mr. Shannahan served as Vice President, Finance and Chief Financial Officer of Broderbund Software Inc. From 1980 to 1995, Mr. Shannahan was employed at KPMG LLP, where he served as a Partner from 1986 to 1995. Mr. Shannahan holds a B.S. in Business Administration from Rockhurst College and is a certified public accountant.

    DAVID KLEINBERG has served as our Executive Vice President, Desktop Products and Online Services since November 1995. In September 1992, Mr. Kleinberg co-founded Rae Technology with Samir Arora. Mr. Kleinberg served as Executive Vice President, Sales and Marketing of Rae Technology from September 1992 to November 1995. Mr. Kleinberg holds a B.A. in English from Georgetown University and an M.B.A. from Stanford University.

    MORRIS TARADALSKY has served as our Executive Vice President, Server Products and Professional Services since April 1997. From April 1994 to April 1997, Mr. Taradalsky served as Chief Executive Officer of MicroNet Technology, Inc., a privately-held storage systems supplier. From December 1988 to April 1994, Mr. Taradalsky was employed at Apple Computer, Inc. where he was General Manager of the Apple Business Systems Division. Prior to joining Apple Computer, Mr. Taradalsky was employed by IBM for 18 years in a number of positions, including Vice President and General Manager, Santa Teresa Laboratory. Mr. Taradalsky graduated MAGNA CUM LAUDE from Pennsylvania State University with a B.S. in Mathematics.

    MARK PATTON has served as our Senior Vice President, Worldwide Sales and Corporate Marketing since December 1996. From February 1995 to November 1996, Mr. Patton was Vice President and General Manager of the Digital and Applied Imaging Division at Eastman Kodak, Inc. From February 1994 to February 1995, Mr. Patton was Vice President and General Manager, American Division at Logitech, Inc., a computer peripheral products manufacturer. From August 1985 to February 1994, Mr. Patton held various sales management positions at Apple Computer, Inc. Mr. Patton holds a B.A. in Speech Communication from the University of Washington.

    CLEMENT MOK has served as our Chief Creative Architect since September 1998. Prior to that, Mr. Mok was our Chief Creative Officer from our founding in November 1995. In 1988, Mr. Mok founded Studio Archetype, now a wholly-owned subsidiary of Sapient Corporation. From 1988 to 1998, Mr. Mok was Chairman and Chief Creative Officer of Studio Archetype. He is currently the Chief Creative Officer of Sapient Corporation. From 1993 to present, Mr. Mok also has been the Chief Executive Officer of CMCD, Inc., a royalty-free, media publishing company. Mr. Mok holds a B.F.A. from the Art Center College of Design.

    SAL ARORA has served as our Chief Technology Architect and Vice President, Engineering, Desktop Products and Online Services since November 1995. From September 1994 to November 1995, Mr. Arora was the lead engineer at Rae Technology. From June 1992 to September 1994, Mr. Arora was a software engineer at ACIUS Inc. Mr. Arora holds a B.S. in Computer Science from the University of California, Berkeley. Sal Arora is the brother of Samir Arora, who is our Chairman of the Board, Chief Executive Officer and President.

    ROBERT G. ANDEREGG has been a director of our corporation since April 11, 1997. Mr. Anderegg has served as Vice President and Assistant General Counsel at IBM since August 1998. He has been appointed to serve on our board of directors by IBM as one of its representatives. Mr. Anderegg has served as an Assistant General Counsel or Associate General Counsel at IBM since 1988. Mr. Anderegg holds a B.S. degree from Georgia Tech and received his J.D. from Harvard Law School.

    LEE A. DAYTON has been a director of our Company since April 11, 1997. Mr. Dayton is Vice President, Corporate Development and Real Estate at IBM. He has been appointed to serve on our board of directors by IBM as one of its representatives. Mr. Dayton has held various management positions at IBM since he joined in 1965 as a systems engineer. Mr. Dayton holds a B.S. in Engineering from Northwestern University.

    JOHN SCULLEY has been a director of our Company since December 20, 1996. Since April 1994, Mr. Sculley has been a partner of Sculley Brothers, an investment capital firm. Mr. Sculley also is a director of General Wireless, Inc., a wireless communications services provider, Talk City, Inc., an online chat community, and NFO Worldwide, Inc., a market research firm. From 1983 to 1993, Mr. Sculley served as Chief Executive Officer of Apple Computer, Inc. Mr. Sculley holds a B.A. in Architectural Design from Brown University, an M.B.A. from the Wharton School at the University of Pennsylvania and holds eight honorary doctorates from various schools.

    CHRISTOPHER M. STONE will become a director of our Company on the closing date of this offering. Since August 1997, Mr. Stone has been the Executive Vice President of Corporate Strategy and

Development at Novell, Inc. From September 1989 to August 1997, Mr. Stone was Chairman and Chief Executive Officer of the Object Management Group, the creators of an industry standard known as CORBA. Mr. Stone holds a B.S. in Computer Science from the University of New Hampshire.

    MICHAEL D. ZISMAN has been a director of our Company since April 11, 1997. Mr. Zisman is an Executive Vice President of Lotus, a position that he has held since October 1996. He has been appointed to serve on our board of directors by IBM as one of its representatives. From July 1994 to October 1996, he held other executive positions at Lotus. Mr. Zisman is also the Vice President of Strategy for the IBM Software Group. Mr. Zisman was the Chief Executive Officer of Soft-Switch, Inc., a software development company, from 1979 to July 1994. Mr. Zisman is a director of Strategic Weather Services, Inc., a privately-held company. Mr. Zisman holds a B.S. from Lehigh University, an M.S. from the University of Pennsylvania Moore School and a Ph.D. from The Wharton School at the University of Pennsylvania.

NUMBER, TERM AND ELECTION OF DIRECTORS

    Effective upon the closing of this offering, our bylaws will be amended automatically to fix the number of directors at six until changed by approval of the stockholders or a majority of the directors. Each director is elected to serve until the next annual meeting of stockholders and until the election and qualification of his or her successor or his or her earlier resignation or removal.

CONTRACTUAL ARRANGEMENTS

    We are party to a voting agreement with IBM that provides, effective upon the closing of this offering, that IBM will vote its shares of voting stock in a way that limits the number of IBM representatives on a six-member board of directors to three, notwithstanding IBM's legal right to elect the entire board for as long as IBM owns a majority of our voting stock. The agreement defines an IBM representative as an officer, director or other agent or employee of IBM, IBM's subsidiaries or any other entity controlled by IBM, other than our Company. The voting agreement also obligates us and IBM to maintain a board of directors consisting of six members unless the holders of a majority of outstanding voting stock, excluding IBM's shares, approve an amendment to our amended and restated bylaws or restated certificate of incorporation to change the size of the board. The voting agreement remains in effect until IBM holds less than 45% of our voting securities on a fully-diluted basis for a period of 180 consecutive days (taking into account warrants and convertible securities held by IBM as well as outstanding shares).

DIRECTOR COMPENSATION

    Our directors do not receive cash compensation for their services as directors or members of committees of the board of directors. After the offering we will automatically grant options to purchase 20,000 shares of common stock to outside directors upon joining the board. The option exercise price will be equal to the fair market value of a share of common stock at the date of grant. The option term will be six years and the option will vest and become exercisable pro rata at the end of each month for 48 months while the option holder continues to serve as a director.

BOARD COMMITTEES

    We have established an audit committee and a compensation committee.

    The audit committee consists of Messrs. Sculley, Anderegg and, after the offering, Mr. Stone. The functions of the audit committee are to make recommendations to the board of directors regarding the selection of independent auditors, review the results and scope of the audit and other services provided by our independent auditors and evaluate our internal controls.

    The compensation committee consists of Messrs. Arora, Dayton and Sculley. The functions of the compensation committee are to review and approve the compensation and benefits for our executive officers, administer our stock option and stock purchase plans and make recommendations to the board of directors regarding such matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As of the end of our last fiscal year, we did not have a compensation committee, and all decisions regarding compensation of our executive officers were made by the board of directors. During fiscal year 1998, Mr. Samir Arora participated in deliberations of the board of directors concerning executive officer compensation. No executive officer currently serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or the compensation committee, which was established during fiscal year 1999.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning the compensation received by our Chief Executive Officer and by the other four most highly compensated executive officers during the fiscal year ended September 30, 1998 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                           ANNUAL COMPENSATION
                                                                                         ------------------------
NAME AND PRINCIPAL POSITION                                                              SALARY($)(1)   BONUS($)
---------------------------------------------------------------------------------------  ------------  ----------
Samir Arora
  Chairman of the Board, Chief Executive Officer, President............................   $  175,338   $   47,434
Morris Taradalsky
  Executive Vice President, Server Products and Professional Services..................      166,048       86,095(1)
Mark Patton
  Senior Vice President, Worldwide Sales and Corporate Marketing.......................      150,000       35,555
David Kleinberg
  Executive Vice President, Desktop Products and Online Services.......................      145,600       24,856
Michael J. Shannahan
  Senior Vice President, Finance and Chief Financial Officer...........................      151,436       15,542

------------------------

(1) Includes $65,745 for relocation expenses.

    The following table sets forth information regarding option exercises, and the fiscal year-end values of stock options held, by each of the Named Executive Officers during the fiscal year ended September 30, 1998:

  AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                   UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS
                                                                         OPTIONS AT            AT SEPTEMBER 30,
                                                                   SEPTEMBER 30, 1998(#)           1998($)
                                                                  ------------------------  ----------------------
                                                                        EXERCISABLE/             EXERCISABLE/
NAME                                                                   UNEXERCISABLE           UNEXERCISABLE(1)
----------------------------------------------------------------  ------------------------  ----------------------
Samir Arora.....................................................         84,375/140,625     $     374,625/$624,375
Morris Taradalsky...............................................          47,222/86,111            209,666/382,334
Mark Patton.....................................................          55,661/69,339            247,136/307,864
David Kleinberg.................................................          56,250/93,750            249,750/416,250
Michael J. Shannahan............................................          29,340/78,993            130,270/350,730

------------------------

(1) The fair market value of the underlying securities at the close of business on September 30, 1998 was estimated to be approximately $4.44 per share, as determined by the board of directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our amended and restated certificate of incorporation, which takes effect only upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any breach of their duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, unlawful payments of dividends or unlawful stock repurchases or redemptions, or any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our amended and restated bylaws, which take effect only upon the closing of this offering, provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. The amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the amended and restated bylaws would permit indemnification. We have obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

    We have entered into agreements with our directors and executive officers that take effect only upon the closing of this offering and, among other things, will indemnify them for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us or on our behalf, arising out of such person's services as a director or officer of NetObjects or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We are obligated to advance expenses incurred by the indemnified person prior to the conclusion of any such action or proceeding, in the absence of a determination, as provided in the agreement, that indemnification would not be permitted under applicable law. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. These agreements also provide officers with the same limitation of liability for monetary damages that Delaware corporate law and our restated certificate of incorporation provide to directors.

BENEFIT PLANS

    1997 STOCK OPTION PLAN

    The NetObjects 1997 Stock Option Plan, or the 1997 Plan, provides for the issuance of incentive stock options under the Internal Revenue Code of 1986 and nonqualified stock options to purchase common stock to employees, non-employee directors or consultants at prices not less than the fair market value at the date of grant. A total of 2,158,943 shares of common stock has been authorized for issuance under the 1997 Plan. The fair market value of the common stock is determined by the board of directors. Options currently outstanding generally vest 25% at the end of the first year and then monthly on a pro rata basis over the next three years. In connection with the IBM's acquisition of approximately 80% of our outstanding stock, the 1996 Stock Option Plan was cancelled and all options issued under that plan were reissued under the 1997 Plan. Under the 1996 Stock Option Plan, optionees had the right to exercise unvested options, subject to our Company's right to repurchase (at the original purchase price) unvested shares held at the time of termination of employment. That right was carried over to the 1997 Plan for optionees who held options under the 1996 Stock Option Plan that were reissued under the 1997 Plan, but does not apply to new options granted under the 1997 Plan since April 11, 1997. At December 31, 1998, 81,237 shares of common stock were subject to our right of repurchase, and 258,651 shares of common stock were available for future option grants, under the 1997 Plan.

    1997 SPECIAL STOCK OPTION PLAN

    In March 1997, our board of directors adopted, and in April 1997, our stockholders approved, the 1997 Special Stock Option Plan. A total of 1,041,056 shares of common stock were authorized for issuance under the plan. On March 18, 1997, our board of directors authorized the grant of options for the purchase of all shares of common stock authorized for issuance under the plan to 35 key employees, including Messrs. Samir Arora and David Kleinberg, who received grants to purchase 225,000 shares and 150,000 shares, respectively. The options granted under the plan generally vest 25% at the end of the first year and then monthly on a pro rata basis over the next three years. Our board of directors does not intend to grant any more options under this stock option plan.

    1999 EMPLOYEE STOCK PURCHASE PLAN

    Our 1999 Employee Stock Purchase Plan, or ESPP, which has been adopted by our board of directors and our stockholders, will take effect upon the closing of this offering. We have reserved 300,000 shares of common stock for issuance under the ESPP. The ESPP is intended to qualify for favorable tax treatment under Section 423 of the Internal Revenue Code. The ESPP will be implemented through a series of offering periods of six months' duration, with new offering periods commencing on January 1 and July 1 of each year. We expect the first such period after the offering to commence on July 1, 1999. The ESPP will be administered by the compensation committee of our board of directors. Each employee of ours or of any majority-owned subsidiary of ours who has been employed by us or such majority-owned subsidiary for at least 90 days and for more than 20 hours per week and more than five months per year will be eligible to participate in the ESPP. The ESPP permits an eligible employee to purchase common stock through payroll deductions, which may not exceed 10% of his or her compensation, at a price equal to 85% of the lesser of the fair market value of the common stock at the beginning of the offering period and the fair market value of the common stock at the end of the offering period. Employees may terminate their participation in the ESPP at any time during the offering period, but they may not change their level of participation in the ESPP at any time during the offering period. Participation in the ESPP terminates automatically on the participant's termination of employment with us.

    401(K) PLAN

    We maintain a 401(k) plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, that covers all employees who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. Under the profit-sharing portion of the plan, we may make an annual contribution for the benefit of eligible employees in an amount determined by the board of directors. We have not made any such contributions to date and currently have no plans to do so. Under the 401(k) portion of the plan, eligible employees may make pretax elective contributions of up to 15% of their compensation, subject to maximum limits on contributions prescribed by law.

                              CERTAIN TRANSACTIONS

SALES OF COMMON STOCK AND PREFERRED STOCK

    Since our inception in November 1995, we have issued, in private placement transactions, shares of common stock and preferred stock to directors, executive officers, 5% stockholders, and certain other purchasers included in the descriptions below, as follows:

    We issued 600,000, 400,000, 333,333 and 250,000 shares of common stock, respectively, to Samir Arora, David Kleinberg, Clement Mok and Sal Arora (the "Founders"), respectively, on December 21, 1995. The purchase price of the shares of common stock was $0.09 per share. The Founders issued three-year promissory notes as consideration for the issuance of the shares, in the aggregate principal amount of $142,500, which bear interest at a rate of 8.00% per annum and are secured by the shares. As of December 31, 1998, the aggregate remaining principal balance of such notes was $112,500 and the term of the notes was extended for one year. See "--Transactions with Rae Technology and Studio Archetype--Rae Technology, Inc.".

    We issued 166,666 and 1,666,666 shares of Series A preferred stock, respectively, to Studio Archetype (formerly "Clement Mok Designs") and Rae Technology, respectively, on December 21, 1995. The purchase price of the shares was $0.90 per share. All but 651,945 of the shares were exchanged for IBM common stock and were cancelled in connection with IBM's acquisition of approximately 80% of our stock in April 1997, and remained outstanding at December 31, 1998. See also "--Transactions with Rae Technology and Studio Archetype--Rae Technology, Inc." and "--Studio Archetype."

    We issued an aggregate of 2,083,333 shares of Series B preferred stock to Norwest Equity Partners V, 2,233,333 shares collectively to Venrock Associates, Venrock Associates II, L.P. (and one of their affiliates), and 150,000 shares of Series B preferred stock to John Sculley, on February 2, 1996. The purchase price of the shares was $1.20 per share. All of the shares were exchanged for IBM common stock and cancelled in connection with IBM's acquisition of approximately 80% of our stock in April 1997.

    In December 1996, we agreed to issue warrants for the purchase of 6,863,426 shares of Series C preferred stock to a group of institutional investors led by Perseus Capital, including Perseus U.S. Investors, L.L.C., Norwest Equity Partners V, Venrock Associates and John Sculley under the terms of a secured loan agreement that provided us with additional bank financing of approximately $1 million. We also received a total of $300,000 in loans from Norwest and Venrock. Pursuant to the exercise of the warrant, we issued an aggregate of 2,330,009 shares, 477,130 shares and 462,816 shares of Series C preferred stock, respectively, to Perseus, L.L.C. and Perseus U.S. Investors, L.L.C. collectively, Norwest Equity Partners V, and Venrock Associates, L.P. and Venrock Associates II, L.P. collectively, respectively, on various dates between December 1996 and March 1997. Three of our directors are members of Perseus. The purchase price of the shares was approximately $1.82 per share. All of the shares were exchanged for IBM common stock and cancelled in connection with IBM's acquisition of approximately 80% of our stock in April 1997. As of December 31, 1998, warrants to purchase a total of 2,250,500 shares of Series C preferred stock, at an exercise price of approximately $1.82 per share, were held by Perseus, Norwest, Venrock and Mr. Sculley. These warrants will automatically be surrendered on a "net exercise" basis upon the closing of this offering, if not exercised earlier.

    In connection with IBM's acquisition of approximately 80% of our stock on April 11, 1997, we issued a warrant to IBM to purchase up to 3,482,838 shares of Series E preferred stock at an exercise price of approximately $6.68 per share. In October and December 1998, we also issued warrants to purchase up to 1,661,348 shares and 135,906 shares of Series E-2 preferred stock, respectively, to IBM and Perseus Capital, L.L.C., respectively, at an exercise price of approximately

$6.68 per share. Each share of Series E-2 preferred stock will be automatically converted into one share of common stock upon the effectiveness of the offering, but is subject to adjustments in the conversion ratio that would be triggered by our failure to complete this or a similar offering or repay the convertible notes prior to certain dates, the earliest of which is April 8, 1999. In February 1999, IBM agreed to purchase up to $3.45 million of notes and additional warrants, at our option, up to the date of closing of the offering. The warrants represent the right to purchase 308,013 shares of Series E-2 preferred stock which would be exercisable on a net basis automatically at the closing of this offering. IBM has the right to require us to repay all indebtedness under the additional convertible notes in full upon the closing of the offering. IBM's warrant to purchase shares of Series E preferred stock expires on April 11, 2000. The Series E-2 preferred stock warrants are exercisable for five years after their issuance dates.

    On April 11, 1997, we issued 10,495,968 shares of Series E preferred stock to IBM at a purchase price of approximately $6.68 per share. On various dates between June 30, 1997 and March 31, 1998, we issued an aggregate of 299,457, 84,622, 17,891 and 4,596 shares of Series E preferred stock, respectively, at a purchase price of approximately $6.68 per share, to Samir Arora, David Kleinberg, Clement Mok and Sal Arora, respectively.

    On March 14, 1997, we issued warrants to purchase 274,604, 105,511, 73,190, 109,783, 188,636 and 13,581 shares of Series F preferred stock (originally classified as Series D preferred stock), respectively, at a purchase price of $10.80 per share, to Perseus U.S. Investors, Rae Technology, LLC, Venrock Associates, L.P., Venrock Associates II, L.P., Norwest Equity Partners V and John Sculley, respectively. On December 23, 1997, we issued a warrant to purchase 83,333 shares of Series F preferred stock, at a purchase price of $10.80 per share, to IBM Credit Corp. These warrants are exercisable for three years from the date of issuance. The holders of the warrants may surrender them on a "net exercise" basis on or after the closing of this offering and prior to the expiration date.

    Novell purchased 333,333 shares of our Series F-2 preferred stock for $9.00 per share, pursuant to a stock purchase agreement dated October 16, 1998. Under the stock purchase agreement, Novell has "observer rights" at meetings of our board of directors so long as Novell remains the beneficial owner of not less than 1% (fully-diluted) of our stock. In addition, Christopher M. Stone, an Executive Vice President of Novell, is one of our directors. Pursuant to the stock purchase agreement, Novell also acquired a warrant for the purchase of up to 16,666 shares of Series F-2 preferred stock at an exercise price $9.00 per share. The warrant may be exercised between January 1, 2001 and December 31, 2003, but only if we have not consummated an initial public offering of our securities resulting in aggregate cash proceeds of at least $30 million by December 31, 2000.

    MC Silicon Valley, Inc., a subsidiary of Mitsubishi, acquired 55,555 shares of our Company's Series F-2 preferred stock at a price per share of $9.00, under the terms of a stock purchase agreement dated October 28, 1998. Mitsubishi is also our master distributor in Japan.

TRANSACTIONS WITH RAE TECHNOLOGY AND STUDIO ARCHETYPE

    RAE TECHNOLOGY, INC. In connection with our formation, Rae Technology and we entered into a technology transfer agreement dated December 21, 1995 pursuant to which Rae Technology granted us, among other things, an exclusive, perpetual, transferable, worldwide and royalty-free license, with a right of sublicense, to use certain technologies referred to as "SOLO" for all commercial applications on commercial online networks, and all rights to the trademark "NetObjects." In exchange for our original license and other intangible property we issued 1,666,666 shares of Series A preferred stock to Rae Technology. In connection with our formation, we also purchased certain assets and equipment, and assumed certain lease obligations, of Rae Technology and subleased 90% of Rae Technology's office premises. Samir Arora, one of our founders, our Chairman,

Chief Executive Officer and President, is the President and Chief Executive Officer and a director of Rae Technology, and Mr. Arora, David Kleinberg, our Executive Vice President, Desktop Products and Online Services, Morris Taradalsky, our Executive Vice President, Server Products and Professional Services, and Sal Arora, Vice President, Engineering, Desktop Products and Online Services, collectively own approximately 90% of the outstanding equity interests of Rae Technology. Messrs. Arora, Kleinberg and Arora also acquired shares of common stock in connection with our formation. See "--Sales of Common Stock and Preferred Stock."

    In March 1997, in connection with IBM's April 1997 acquisition of approximately 80% of our stock, Rae Technology and we amended the technology transfer agreement to expand our rights to SOLO and the "NetObjects" trademark as they existed at the time and to limit Rae Technology's rights to SOLO and our modifications to it from February 2, 1996 to December 31, 1998. As a result, Rae Technology now has a non-transferable, perpetual, royalty-free non-exclusive license to create and sell single user software programs primarily intended to be used by individuals to manage personal data such as personal contacts, events, schedules, tasks, projects, notes, pictures, lists of files and other personal information.

    On April 10, 1997, Rae Technology and we entered into a patent transfer and license agreement under which we assigned all of our rights to four U.S. patent applications and related rights and inventions and reserved for ourselves a non-exclusive, perpetual, royalty-free, worldwide, irrevocable license to all of the transferred rights and inventions, including any patents that issue on them. Two patents have issued to date. The patent agreement was entered into in connection with Rae Technology's amendment of the technology transfer agreement in March 1997. Under the patent agreement we are entitled to receive 85% of all license revenues earned by Rae Technology and its affiliates from the transferred rights. We are obligated to reimburse Rae Technology for all patent prosecution expenses and fees that are not offset by Rae Technology's share of the licensing revenues. To date, Rae Technology has not earned any licensing revenues and we have reimbursed Rae Technology a total of approximately
$             . We have the right to reacquire all of the transferred rights, including issued patents, from Rae Technology under a number of circumstances, including on April 10, 1999 and April 10, 2000 upon payment of a $5,000 transfer fee to Rae Technology, unless we otherwise determine not to reacquire such rights at that time. We also may reacquire the transferred rights and any patents upon the occurrence of events of default or Rae Technology's failure to meet certain licensing revenue thresholds once it begins earning license fees.

    STUDIO ARCHETYPE. In connection with our formation, Studio Archetype and we entered into a technology license agreement dated December 21, 1995, pursuant to which Studio Archetype granted to us, among other things, a non-exclusive, perpetual, transferable, worldwide and royalty-free license, with a right of sublicense, to use certain intellectual property rights and know-how referred to as the iD System. In exchange for that license agreement, we issued 1,666,666 shares of Series A preferred stock to Studio Archetype, valued at that time at approximately $150,000.

IBM RELATIONSHIP

    Upon the effectiveness of the merger that resulted in IBM's acquisition of approximately 80% of our stock, Messrs. Dayton, Zisman and Anderegg became directors of our Company. After the offering, IBM will beneficially own
approximately   % of our common stock and will continue to exercise significant influence over the election of directors and other corporate matters and over other matters submitted to a vote of our stockholders. We and IBM have entered into numerous transactions and arrangements including the following:

    MERGER AGREEMENT. IBM acquired its controlling interest in us on April 11, 1997 pursuant to an agreement and plan of merger dated March 18, 1997 under which IBM acquired 10,495,968 shares of Series E preferred stock for approximately $6.68 per share, representing at the time approximately 80% of our voting securities. Pursuant to the merger agreement, each preferred stockholder agreed, severally and not jointly, to indemnify IBM and its affiliates against any losses arising from any inaccuracy in, or any breach of, certain representations and warranties made by us in the merger agreement and any related documents. The obligations of any preferred stockholder to indemnify IBM and its affiliates were to be satisfied only from such preferred stockholder's pro rata portion of the securities and other funds held in escrow in accordance with an escrow agreement. Rae Technology agreed to indemnify IBM and its affiliates, to the extent of Rae Technology's pro rata portion, with respect to any inaccuracy in, or breach of, certain representations and warranties pertaining to intellectual property transferred by Rae Technology to us at the time of our formation. The preferred stockholders deposited all outstanding shares of, and warrants to purchase shares of, Series A preferred stock, Series C preferred stock and Series F preferred stock held by them and outstanding immediately after the effective time of the merger, and 10% of the IBM common stock issued to them under the merger agreement into an escrow to secure the payment of the indemnification obligations described above. The shares of IBM common stock held in escrow were released without claims or offset in April 1998. The remaining escrowed securities will be released to the preferred stockholders upon the closing of this offering, or April 11, 1999, if earlier.

    In connection with the merger agreement, IBM also paid $250,000 for a warrant to acquire 3,482,838 more shares of Series E preferred stock at an exercise price of approximately $6.68 per share. During the same time period, the parties also entered into a number of other agreements, including a stockholders agreement, a patent license agreement and a software license agreement, each of which is discussed below, and a registration rights agreement. See "Shares Eligible for Future Sale--Registration Rights."

    STOCKHOLDERS AGREEMENT. On March 18, 1997, NetObjects, IBM and certain of our stockholders at that time executed a stockholders agreement that, among other things, provided for "freedom of action" for IBM and its affiliates to compete with us without liability for breach of any fiduciary duty or for usurping any "corporate opportunity." Such protections extended to IBM's representatives on the board of directors. The stockholders agreement required approval by our board of directors prior to our taking a number of actions, and these restrictions were incorporated into Section 3.14 of our amended and restated bylaws. The stockholders agreement was terminated in connection with the offering, but the "freedom of action" provisions are contained in our restated certificate of incorporation. See "Risk Factors--Dependence on IBM and Potential Conflicts."

    PATENT LICENSE AGREEMENT. On April 10, 1997, we and IBM executed a patent license agreement that grants IBM a nonexclusive, royalty-free, perpetual license to our patents as they are issued.

    SOFTWARE LICENSE AGREEMENT. On March 18, 1997, we and IBM executed a 10-year software license agreement which, as amended, provides for payment of royalties by IBM to us in connection with sales of product bundles that include certain of our products and for payment to us for services performed in connection with the IBM WebSphere project. Between March 18, 1997 and December 31, 1997, IBM made nonrefundable prepayments to us totaling $10.5 million, which were recorded as deferred revenues. As a result, any payments under the agreement, which include services, royalty and internal license fee payment components, are credited against the prepaid amount. This license agreement has been amended a number of times, and licenses IBM to use certain of our products in IBM's internal operations, for which we received a license payment. Under the software license agreement we are obligated to place all of our source code into an escrow. IBM may obtain access to the source code upon certain events of default related to our failure to provide required maintenance and support or our bankruptcy or similar event of financial reorganization. IBM may use the source code that it obtains to create derivative works, which it will own subject to our rights in the underlying software. See "Risk Factors--Dependence on IBM and Potential Conflicts--Dependence to Date on IBM for Financing and Significant Revenues," "Business--Sales, Marketing and Distribution" and note 3 to notes to consolidated financial statements.

    LOAN AND SECURITY AGREEMENT. On December 23, 1997, we and IBM Credit Corp. executed a revolving loan and security agreement, as amended, against which we have drawn approximately $19 million in total principal amount and issued convertible revolving credit notes to IBM Credit Corp. for a corresponding amount. The revolving notes bear interest at LIBOR plus 1.5%. In the event of our default under the revolving notes, IBM Credit Corp. has the right to convert the unpaid balance into shares of common stock at the lower of approximately $6.68 per share and a price determined by independent appraisal. To secure our obligations under the loan agreement, we granted a recorded first priority security interest in all of our assets, including intangible assets, to IBM Credit Corp. IBM has guaranteed our obligations under the revolving notes. We would not have been able to obtain a $19 million loan from an independent third party without the guarantee from IBM. IBM Credit Corp. We were not in compliance with a financial convenant in the loan agreement concerning the amount of our operating losses as of December 31, 1998, but on February 3, 1999, IBM Credit Corp. waived our compliance through December 31, 1998 and agreed to take no action with respect to our noncompliance through April 30, 1999. See "Risk Factors--Dependence on IBM and Potential Conflicts--Dependence to Date on IBM for Financing and Significant Revenues" and note 3 to notes to consolidated financial statements.

    NOTE AND WARRANT PURCHASE AGREEMENT. We and IBM are parties to a note and warrant purchase agreement dated October 8, 1998, pursuant to which we have issued the convertible notes in the aggregate principal amount of approximately $10.1 million and $825,000, respectively, to IBM and Perseus Capital, L.L.C., an affiliate of Perseus U.S. Investors L.L.C. Two of our directors are minor investors in Perseus and one of our directors is an adviser to Perseus. The principal and interest due under the convertible notes will be converted into shares of common stock upon closing of this offering. The convertible notes are secured by a security interest in all of our assets and properties that is second in priority to the security interest we granted to IBM Credit Corp. In February 1999, we and IBM amended the note and warrant purchase agreement to permit us to sell up to $3.45 million of notes and additional warrants to IBM. These notes will be payable in full upon the closing of this offering.

    VOTING AGREEMENT. In January 1999, we entered into the voting agreement with IBM. See "Management--Contractual Arrangements."

    STRATEGIC RELATIONSHIPS. We have a number of relationships with IBM and its subsidiary, Lotus, pursuant to which some of our products are offered for sale through a variety of IBM and Lotus channels. During fiscal year 1998, approximately 36% of our total revenues were derived from IBM. As long as we remain a subsidiary of IBM we may receive greater access to customers and marketing activities, including advertising, direct marketing, tradeshows and seminars, and advertising media rates that are significantly lower than those generally available to a company of our size in our industry. See "Risk Factors--Dependence on IBM and Potential Conflicts" and "Business-- NetObjects Strategy."

OUTSIDE DIRECTOR OPTION GRANTS AND EXPENSES

    Effective on the closing of the offering, we will grant stock options to Messrs. Sculley and Stone that will entitle each of them to purchase up to 20,000 shares of common stock at an exercise price equal to the public offering price, vesting over four years. We also have granted an option to Mr. Sculley to purchase up to 50,000 shares of common stock at an exercise price of $7.50, vesting over four years, and will reimburse him for certain expenses incurred in connection with his attendance at board meetings.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of the common stock as of December 31, 1998, assuming conversion of all shares of preferred stock into common stock, and as adjusted to reflect the
sale of              shares of common stock in the offering for (i) each person known to us to own beneficially more than 5% of the common stock, (ii) each of our directors, (iii) each of the Named Executive Officers and (iv) all executive officers and directors as a group:

                                                                          COMMON STOCK
                                                            ----------------------------------------
                                                              NUMBER OF        PERCENT OWNERSHIP
                                                                SHARES      ------------------------
                                                             BENEFICIALLY     BEFORE        AFTER
NAME                                                          OWNED (1)      OFFERING     OFFERING
----------------------------------------------------------  --------------  -----------  -----------
International Business Machines Corporation (2)...........    15,723,485          81.0%            %
New Orchard Road
Armonk, NY 10504
Samir Arora (3)...........................................     1,705,456          11.9
c/o NetObjects, Inc.
301 Galveston Drive
Redwood City, CA 94062
Perseus U.S. Investors L.L.C.(4)..........................     1,272,103           8.3
The Army and Navy Club Building
16271 I Street, N.W., Suite 610
Washington, D.C. 20006
David Kleinberg (5).......................................       764,775           5.4
c/o NetObjects, Inc.
301 Galveston Drive
Redwood City, CA 94062
Norwest Equity Partners V.................................       780,489           5.3
245 Lytton Avenue, Suite 250
Palo Alto, CA 94301
Venrock Associates, L.P. (6)..............................       757,071           5.1
30 Rockefeller Plaza, Room 5508
New York, NY 10112
Rae Technology, LLC (7)...................................       698,187           5.0
Rae Technology, LLC II
1072 De Anza Blvd., Suite A107
San Jose, CA 95129
Morris Taradalsky (8).....................................        84,692             *
Mark Patton (9)...........................................        68,682             *
John Sculley (10).........................................        56,192             *
Michael J. Shannahan (11).................................        40,625             *
Robert G. Anderegg (12)...................................             0             *
Lee A. Dayton (12)........................................             0             *
Michael D. Zisman (12)....................................             0             *
All directors and executive officers as a group (12
persons) (13).............................................     3,247,705          22.1%            %

------------------------
   * Less than 1%.

 (1) Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the beneficial owner exercises voting or investment power. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of December 10, 1998 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by such persons, that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

 (2) Includes 3,717,506 shares of common stock issuable on exercise of outstanding warrants to purchase convertible preferred stock and 1,510,011 shares of common stock issuable on conversion of outstanding convertible notes.

 (3) Includes (i) 107,812 shares of common stock issuable on exercise of outstanding options and 299,457 shares owned by Information Capital LLC, wholly owned by Mr. Arora and (ii) 592,677 shares of common stock and 105,510 shares of common stock issuable on exercise of outstanding warrants to purchase convertible preferred stock owned by Rae Technology because he is its President and owns a majority of its equity interests. Mr. Arora disclaims beneficial ownership of the Rae Technology shares except to the extent of his pecuniary interest therein. Sal Arora is the brother of Samir Arora.

 (4) Includes (i) 1,136,198 and 12,379 shares of common stock issuable on exercise of outstanding warrants for purchase of convertible preferred stock by Perseus U.S. Investors L.L.C. and Perseus Capital L.L.C., respectively, and (ii) 123,526 shares of common stock issuable on conversion of outstanding convertible notes. Three of our directors, Messrs. Sculley, Zisman and Arora, are members of Perseus U.S. Investors L.L.C. and Perseus Capital L.L.C., and disclaim beneficial ownership of all common stock held by such entities except to the extent of their respective pecuniary interests therein.

 (5) Includes (i) 71,875 shares of common stock issuable on exercise of outstanding options and (ii) 176,909 shares of common stock and 31,370 shares of common stock issuable on exercise of outstanding warrants to purchase convertible preferred stock, which is Mr. Kleinberg's pro rata share of securities held by Rae Technology.

 (6) Includes 323,592 and 433,479 shares of common stock issuable on exercise of outstanding warrants for purchase of convertible preferred stock owned by Venrock Associates L.P. and Venrock Associates II, L.P., respectively.

 (7) Includes 105,510 shares of common stock issuable on exercise of outstanding warrants for purchase of convertible preferred stock. Five of our officers are members of Rae Technology.

 (8) Includes (i) 61,111 shares of common stock issuable on exercise of outstanding options and (ii) 20,018 shares of common stock and 3,563 shares of common stock issuable on exercise of outstanding warrants to purchase convertible preferred stock, which is Mr. Taradalsky's pro rata share of securities held by Rae Technology.

 (9) Includes 68,682 shares of common stock issuable on exercise of outstanding options.

 (10) Includes 56,192 shares of common stock issuable on exercise of outstanding warrants owned for purchase of convertible preferred stock.

 (11) Includes 40,625 shares of common stock issuable on exercise of outstanding options.

 (12) Messrs. Anderegg, Dayton and Zisman are IBM's representatives on the board of directors.

 (13) Includes an aggregate of 515,562 shares and 172,253 shares, respectively, of common stock issuable on exercise of outstanding options and warrants for purchase of convertible preferred stock, including securities held by Rae Technology and Studio Archetype, which entities are owned or controlled by officers of NetObjects.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock and certain provisions of our restated certificate of incorporation and amended and restated bylaws is a summary and is qualified by reference to our restated certificate of incorporation and the amended and restated bylaws. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur on effectiveness of the offering in accordance with the terms of the restated certificate of incorporation.

    The authorized capital stock of our Company consists of 33,333,333 shares of common stock, par value $0.01 per share, and 22,816,300 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

    As of December 31, 1998, 2,088,561 shares of common stock were outstanding and held of record by 89 stockholders, assuming no exercise after December 31, 1998 of outstanding options or warrants. Each holder of common stock is entitled to one vote per share. Subject to the rights of the holders of any preferred stock that may be outstanding, holders of common stock on the applicable record date are entitled to receive such dividends as may be declared by our board of directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. All the outstanding shares of common stock are fully paid and nonassessable. As of December 31, 1998, 2,629,575 shares of common stock were issuable upon exercise of outstanding options at a weighted average exercise price of $2.38 per share.

PREFERRED STOCK

    Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established without any further vote or action by the stockholders. Any shares of preferred stock so issued may have priority over the common stock with respect to dividend, liquidation and other rights. On closing of the offering, no shares of preferred stock will be outstanding. We have no current intention to issue any shares of preferred stock.

WARRANTS TO PURCHASE PREFERRED STOCK

    As of December 31, 1998, we had outstanding warrants to purchase 2,250,500 shares of Series C preferred stock at an exercise price of approximately $1.82 per share, warrants to purchase 3,482,838 shares of Series E preferred stock at an exercise price of approximately $6.68 per share, warrants to purchase 163,715 shares of Series E-2 preferred stock at an exercise price of approximately $6.68 per share, warrants to purchase 16,666 shares of Series F-2 preferred stock at an exercise price of approximately $9.00 per share and warrants to purchase 916,666 shares of Series F preferred stock at an exercise price of approximately $10.80 per share. The warrants to purchase shares of Series C preferred stock will terminate on closing of the offering. The warrants to purchase shares of Series E preferred stock, Series E-2 preferred stock and Series F preferred stock expire at the end of their respective exercise periods, and, following the offering, will be exercisable for an equivalent number of shares of common stock. See "Certain Transactions--Sales of Common Stock and Preferred Stock."

CERTAIN VOTING AND OTHER MATTERS

    The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, under certain circumstances, have the effect of delaying, deferring or preventing a change of control of our Company.

RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

    The restated certificate of incorporation contains certain provisions relating to the rights and powers of IBM that could have the effect of delaying, deferring or preventing a change in control of our Company. See "Risk Factors--Dependence on IBM and Potential Conflicts."

    Special meetings of the stockholders may be called only by the board of directors, the Chairman of the board of directors, the Chief Executive Officer or any holder of at least 25% of our outstanding common stock. The amended and restated bylaws provide that stockholders seeking to bring business before, or to nominate directors at, an annual meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be received by our Secretary not less than 120 calendar days nor more than 150 calendar days before the date of our proxy statement sent to stockholders for the prior year's annual meeting. The amended and restated bylaws also contain notice provisions in the event that no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days. The amended and restated bylaws also contain specific requirements for the form of a stockholder's notice. These provisions may preclude or deter some stockholders from bringing matters before the stockholders or from making nominations of directors, and may have the effect of delaying, deferring or preventing a change in control of our company.

CONTRACTUAL AGREEMENTS

    Under the voting agreement, IBM has agreed, under certain circumstances, that it shall not be permitted to elect more than three of the six directors, notwithstanding its position as the majority stockholder of our Company. See "Management--Contractual Arrangements."

WAIVER OF DELAWARE ANTITAKEOVER STATUTE

    Section 203 of the DGCL generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" transaction with any "Interested Stockholder" for a period of three years after the date of the transaction in which the person became an "Interested Stockholder," unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the Interested Stockholder, and an "Interested Stockholder" is a person who, together with affiliation and association, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay, defer or prevent a "change in control" with respect to our Company. However, we have waived the provisions of Section 203 by an amendment to our restated certificate of incorporation.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is Boston EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE

    If our stockholders sell substantial amounts of our stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following the offering, then the market price of our stock could fall.
After the offering,              shares of our stock will be outstanding,
assuming no exercise of the underwriters' over-allotment option and no exercise
of outstanding options or warrants. Of those shares, the       shares sold in
the offering will be freely tradable except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. The remaining restricted shares are "restricted securities," as that term is defined in Rule 144, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701, which rules are summarized below. All of our officers, directors and stockholders have signed lock-up agreements pursuant to which they have agreed not to sell any shares of common stock, or any securities convertible into or exercisable or exchangeable for common stock, for 180 days after the offering without the prior written consent of BT Alex. Brown. BT Alex. Brown may, in its sole discretion, release all or any portion of the shares subject to such lock
up agreements. Following expiration of the lock-up agreements,       of the
restricted shares will be eligible for immediate public sale under Rule 144(k), of the restricted shares will be eligible for immediate public sale
under Rule 701 and the remaining       restricted shares will be eligible for
public sale subject to compliance with the holding period, volume and manner of sale restrictions of Rule 144, unless they are previously registered under the Securities Act.

    Following the offering, we intend to file a registration statement under the
Securities Act covering              shares of common stock reserved for
issuance under the 1997 Plan, the Special Plan and the ESPP. Upon expiration of
the lock-up agreements, at least              shares of common stock will be
subject to vested options (based on options outstanding as of December 31,
1998). Such registration statement is expected to be filed and become effective prior to expiration of the lock up agreements; accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to "affiliates," be available for sale in the open market immediately
after the lock up agreements expire. In addition,              shares of common
stock issuable upon exercise of warrants (assuming all outstanding warrants are exercised), all of which are subject to the lock up agreements, will be eligible for sale following expiration of the lock up agreements, subject to compliance with Rule 144.

    Assuming the exercise of the Series E preferred stock warrant by IBM in its entirety, the conversion of all Series E preferred stock into common stock and conversion of all Series C preferred stock into common stock, the exercise of a warrant for Series F-2 preferred stock by Novell and conversion of all Series F-2 preferred stock into common stock, and the conversion of all convertible notes and exercise or conversion of the warrants issued pursuant to the note and warrant purchase agreement and conversion of all Series E-2 preferred stock, the
holders of              shares and certain warrants have certain demand and
piggyback registration rights. The exercise of such rights could adversely affect the market price of our stock.

    We also expect to register all shares under our stock option plans and our ESPP in the near future. After such registration is effective, shares issued upon exercise of stock options or purchased under the ESPP will be eligible for resale in the public market without restriction. See "--Registration Rights."

    In general, Rule 144 provides that any person who has beneficially owned shares for at least one year, including an affiliate, is generally entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the shares of common stock then outstanding (approximately shares immediately after the offering) or the reported average weekly trading volume of the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is sent to the Commission. Sales under Rule 144 are subject to certain manner of sale restrictions, notice requirements and availability of current public information concerning us. A person who is not an affiliate of ours, and who has not been an affiliate within three months prior to the sale, generally may sell shares without regard to the limitations of Rule 144 provided that the person has held such shares for at least two years. Under Rule 144(k), a person who is not deemed to have been an "affiliate" of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Any employee, director or officer of ours, or consultant to us, holding shares purchased pursuant to a written compensatory plan or contract (including options) entered into prior to the offering is entitled to rely on the resale provisions of Rule 701, which permit nonaffiliates to sell such shares without having to comply with the public information, holding period, volume limitation or notice requirements of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case beginning 90 days after the date of this prospectus.

REGISTRATION RIGHTS

    The second amended and restated registration rights agreement, as amended, provides certain rights to register shares under the Securities Act to certain holders of our capital stock or their permitted transferees. Under the terms of this agreement, if we propose to register any of our securities under the Securities Act in an underwritten primary registration, we must include the shares that we have been requested to register pursuant to "piggyback" rights, subject to any limitation set by the underwriters on the number of shares included in such registration. Also, IBM may require us to use our best efforts, not more than twice, to file a registration statement under the Securities Act, at our expense, with respect to certain of IBM's shares of common stock. None of the shares of any stockholder have been registered for sale in this offering.

    Following this offering, IBM also may require us to use our best efforts to file up to two registration statements on Form S-3, at the expense of IBM, provided that the aggregate offering price net of underwriting discounts and commissions for each registration is not less than $500,000. In addition, any holder of Series E-2 preferred stock and any holder of at least 100,000 shares of Series F-2 preferred stock may require us to use our best efforts to file registration statements on Form S-3, at our expense, to register shares of common stock acquired in connection with the exercise of such warrants. IBM may assign its registration rights to any person whom it transfers at least 1,000,000 shares of common stock.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives BT Alex. Brown Incorporated, BancBoston Robertson Stephens and Piper Jaffray Inc. (the "Representatives"), have severally agreed to purchase from us the following respective numbers of shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                                                                      NUMBER OF
                                           UNDERWRITER                                                  SHARES
--------------------------------------------------------------------------------------------------  --------------
BT Alex. Brown Incorporated.......................................................................
BancBoston Robertson Stephens.....................................................................
Piper Jaffray Inc.................................................................................
                                                                                                    --------------
    Total.........................................................................................
                                                                                                    --------------
                                                                                                    --------------

    The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby if any of such shares are purchased.

    One of the closing conditions to this offering is that KPMG LLP reissue their independent auditors' report on our consolidated financial statements as of September 30, 1997 and 1998 and for the period from November 21, 1995 (inception) to September 30, 1996, and for the two year period ended September 30, 1998. Such report shall exclude the explanatory paragraph that states that our recurring losses and net capital deficiency raise substantial doubt about our ability to continue as a going concern.

    We have been advised by the Representatives that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at
such price less a concession not in excess of $      per share. The underwriters
may allow, and such dealers may re-allow, a concession not in excess of $ per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives.

    We have granted to the underwriters an option, exercisable not later than 30
days after the date of this prospectus, to purchase up to       additional
shares of common stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of common stock to be purchased by it in the above table bears to the total number of shares to be sold in the offering, and we will be obligated, pursuant to the option to sell such shares to the underwriters. The underwriters may exercise such option only to cover over-allotments made in connection with the sale of the common stock offered hereby. If purchased, the underwriters will offer such additional shares on the
same terms as those on which the       shares are being offered.

    At our request, the underwriters have reserved up to       shares of common
stock for sale, at the initial public offering price, to employees and friends of ours through a directed share program. The number of shares of common stock available for sale to the general public in the public offering will be reduced to the extent such persons purchase such reserved shares.

                      AMOUNTS PAYABLE TO THE UNDERWRITERS

                                                                                       NO EXERCISE   FULL EXERCISE
                                                                                       ------------  -------------
Per Share............................................................................   $             $
Total................................................................................   $

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    Each of our officers, directors and a substantial majority of our stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of (or enter into any transaction which is designed to, or could be expected to, result in the disposition of any portion of) any common stock for a period of 180 days after the effective date of the registration statement of which this prospectus is a part, without the prior written consent of BT Alex. Brown Incorporated, except in the case of certain transfers to charitable organizations or from certain entities to partners of such entities. Such consent may be given at any time without public notice. We have entered into a similar agreement, except that we may issue, and grant options or warrants to purchase, shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, pursuant to the exercise of outstanding options and warrants and our issuance of options and stock granted under the existing stock option and stock purchase plans.

    The Representatives have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock will be determined by negotiation among us and the Representatives. Among the factors considered in such negotiations are prevailing market conditions, our results of operations in recent periods, the market capitalizations and stages of development of other companies that we and the Representatives believe to be comparable to us, estimates of our business potential, the present stage of our development and other factors deemed relevant.

    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. Specifically, the underwriters may over-allot shares of the common stock in connection with this offering, thereby creating a short position in the underwriters' syndicate account. Additionally, to cover such over-allotments or to stabilize the market price of the common stock, the underwriters may bid for, and purchase, shares of the common stock in the open market. Any of these activities may maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The underwriters are not required to engage in these activities, and, if commenced, any such activities may be discontinued at any time. The Representatives, on behalf of the underwriters, also may reclaim selling concessions allowed to an underwriter or dealer, if the syndicate repurchases shares distributed by that underwriter or dealer.

                                 LEGAL MATTERS

    The validity of the common stock being offered hereby will be passed upon for our Company by Graham & James LLP, Palo Alto, California. Partners of Graham & James LLP performing services for us directly or indirectly beneficially own 12,934 shares of the common stock. Alan Kalin, a partner in the firm of Graham & James LLP, serves as our Secretary. Certain legal matters in connection with the offering will be passed upon for the underwriters by Cravath, Swaine & Moore, New York, New York.

                                    EXPERTS

    The consolidated financial statements and schedule of NetObjects, Inc. as of September 30, 1997 and 1998, and for the period from November 21, 1995 (inception) to September 30, 1996, and for each of the years in the two-year period ended September 30, 1998 included herein and in the registration statement are included in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    The report of KPMG LLP covering the September 30, 1998 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and net capital deficiency raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                               CHANGE IN AUDITORS

    Ernst & Young LLP was previously our principal accountant. On October 29, 1997, Ernst & Young LLP's was dismissed as principal accountants and KPMG LLP was engaged to audit our consolidated financial statements. The board of directors has approved the appointment of KPMG LLP as our principal accountants.

    In connection with the audit for the period from November 21, 1995 (inception) through September 30, 1996, and the subsequent interim period through October 29, 1997, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion on the subject matter of the disagreement.

    The audit report of Ernst & Young LLP on our consolidated financial statements as of and for the period from November 21, 1995 (inception) through September 30, 1996 contained a statement that our operating loss since inception raises substantial doubt about our ability to continue as a going concern.

                             ADDITIONAL INFORMATION

    We have filed with the Commission a Registration Statement on Form S-1 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the offer and sale of common stock pursuant to this prospectus. Prior to the offering we were not required to file reports with the Commission. This prospectus, filed as a part of the Registration Statement, does not contain all the information set forth in the Registration Statement or the exhibits thereto and schedule filed therewith in accordance with the rules and regulations of the Commission, and reference is hereby made to such omitted information. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved, and such statements shall be deemed qualified by such reference. The Registration Statement and the exhibits thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference facility maintained by the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Registration Statement and other information filed by the Company with the Commission also are available at the web site maintained by the Commission on the world wide web at http://www.sec.gov. For further information pertaining to our Company and the common stock offered by this prospectus, reference is hereby made to the Registration Statement.

    We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited financial statements.

                                NETOBJECTS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report..........................................................         F-2

Consolidated Balance Sheets as of September 30, 1997 and 1998 and December 31, 1998
  (unaudited).........................................................................         F-3

Consolidated Statements of Operations for the period from November 21, 1995
  (inception) to September 30, 1996, for the years ended September 30, 1997 and 1998
  and for the three month periods ended December 31, 1997 and 1998 (unaudited)........         F-4

Consolidated Statements of Shareholders' Deficit for the period from November 21, 1995
  (inception) to September 30, 1996, for the years ended September 30, 1997 and 1998
  and for the three month period ended December 31, 1998 (unaudited)..................         F-5

Consolidated Statements of Cash Flows for the period from November 21, 1995
  (inception) to September 30, 1996, for the years ended September 30, 1997 and 1998
  and for the three month periods ended December 31, 1997 and 1998 (unaudited)........         F-6

Notes to Consolidated Financial Statements............................................         F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
NetObjects, Inc.:

    We have audited the accompanying consolidated balance sheets of NetObjects, Inc. and subsidiary (the Company), a majority owned subsidiary of IBM Corporation, as of September 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period from November 21, 1995 (inception) to September 30, 1996, and for each of the years in the two-year period ended September 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NetObjects, Inc. and subsidiary, a majority owned subsidiary of IBM Corporation, as of September 30, 1997 and 1998, and the results of their operations and their cash flows for the period from November 21, 1995 (inception) to September 30, 1996, and for each of the years in the two-year period ended September 30, 1998, in conformity with generally accepted accounting principles.

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1(d) to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficit that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1(d). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                              KPMG LLP

Mountain View, California,
December 21, 1998

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                (A MAJORITY OWNED SUBSIDIARY OF IBM CORPORATION)

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                       SEPTEMBER 30,         DECEMBER 31, 1998
                                                                    --------------------  ------------------------
                                                                      1997       1998      ACTUAL    PRO FORMA(A)
                                                                    ---------  ---------  ---------  -------------
                                                                                                (UNAUDITED)
                                                      ASSETS

Current assets:
  Cash............................................................  $     303  $     459  $   1,288    $   3,873
  Accounts receivable, net of allowances of $781, $2,263, and
    $1,789 as of September 30, 1997 and 1998, and December 31,
    1998, respectively............................................      2,018      2,292      3,074        3,074
  Prepaid expenses and other current assets.......................        448        754      1,037        1,037
                                                                    ---------  ---------  ---------  -------------
      Total current assets........................................      2,769      3,505      5,399        7,984
Property and equipment, net.......................................      1,836      1,640      2,103        2,103
                                                                    ---------  ---------  ---------  -------------
Total assets......................................................  $   4,605  $   5,145  $   7,502    $  10,087
                                                                    ---------  ---------  ---------  -------------
                                                                    ---------  ---------  ---------  -------------

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Short-term borrowings from IBM and IBM Credit Corp..............  $  --      $  20,666  $  18,813    $  18,813
  Short-term borrowings...........................................      2,050     --         --           --
  Accounts payable................................................      2,518      4,723      4,461        4,461
  Accrued compensation............................................      1,041      1,690      1,322        1,322
  Other accrued liabilities.......................................        684      1,066      1,294        1,294
  Deferred revenue from IBM.......................................      6,228      5,121      2,316        2,316
  Other deferred revenues.........................................         61        169        297          297
  Current portion of capital lease obligations....................        303        299        286          286
                                                                    ---------  ---------  ---------  -------------
      Total current liabilities...................................     12,885     33,734     28,789       28,789
Capital lease obligations, less current portion...................        633        336        271          271
Convertible notes from IBM and related party......................     --         --          7,619       --
                                                                    ---------  ---------  ---------  -------------
      Total long-term obligations.................................        633        336      7,890          271
                                                                    ---------  ---------  ---------  -------------
      Total liabilities...........................................     13,518     34,070     36,679       29,060
                                                                    ---------  ---------  ---------  -------------
Commitments
Stockholders' deficit:
  Preferred stock, $0.01 par value; 20,339,666 shares authorized;
    11,394,965, 11,576,937 and 11,965,826 shares issued and
    outstanding as of September 30, 1997 and 1998 and December 31,
    1998, respectively, and none outstanding on a pro forma basis as of December 31, 1998 (aggregrate liquidation preference of
    $75,279,768 as of September 30, 1998).........................        107        109        113       --
  Common stock, $0.01 par value; 28,333,333 shares authorized;
    1,857,449, 2,001,186, and 2,088,561 shares issued and
    outstanding as of September 30, 1997 and 1998 and December 31,
    1998, respectively, and 18,760,231 shares issued and
    outstanding on a pro forma basis at December 31, 1998.........         18         20         21          182
  Additional paid-in capital......................................     15,599     18,318     26,567       36,723
  Deferred stock-based compensation...............................     --           (541)      (441)        (441)
  Notes receivable from stockholders..............................       (143)      (113)      (113)        (113)
  Accumulated other comprehensive losses..........................     --         --             (6)          (6)
  Accumulated deficit.............................................    (24,494)   (46,718)   (55,318)     (55,318)
                                                                    ---------  ---------  ---------  -------------
      Total stockholders' deficit.................................     (8,913)   (28,925)   (29,177)     (18,973)
                                                                    ---------  ---------  ---------  -------------
  Total liabilities and stockholders' deficit.....................  $   4,605  $   5,145  $   7,502    $  10,087
                                                                    ---------  ---------  ---------  -------------
                                                                    ---------  ---------  ---------  -------------

------------------------------
(a) Assumes the conversion of 11,965,826 shares of preferred stock into common stock, the issuance of $2.6 million in convertible debt, the issuance of 1,654,041 shares of common stock, reflecting the conversion of convertible debt and related interest and the issuance of 3,051,803 shares of common stock upon the cashless exercise of outstanding warrants to purchase convertible preferred stock at a weighted average exercise price of $4.82 per share by surrending shares of common stock as payment of the exercise
    price, assuming an initial public offering price of $     per share.

          See accompanying notes to consolidated financial statements.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

                      CONSOLIDATED STATEMENT OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                 PERIOD FROM
                                                 NOVEMBER 21,
                                                     1995             YEAR ENDED          THREE MONTHS ENDED
                                                (INCEPTION) TO      SEPTEMBER 30,            DECEMBER 31,
                                                SEPTEMBER 30,   ----------------------  ----------------------
                                                     1996          1997        1998        1997        1998
                                                --------------  ----------  ----------  ----------  ----------
                                                                                             (UNAUDITED)
Revenues:

  Software license fees.......................    $   --        $    7,392  $    9,703  $    2,086  $    2,622
  Service revenues............................        --            --          --          --             190
  Software license fees from IBM..............        --               175       2,700         199       1,318
  Service revenues from IBM...................        --            --           2,867      --           1,487
                                                --------------  ----------  ----------  ----------  ----------
    Total revenues............................        --             7,567      15,270       2,285       5,617
                                                --------------  ----------  ----------  ----------  ----------

Cost of revenues:
  Software license fees.......................        --               772       2,531         278         495
  Service revenues............................        --            --          --          --             184
  Service revenues from IBM...................        --            --           2,562      --           1,404
                                                --------------  ----------  ----------  ----------  ----------
    Total cost of revenues....................        --               772       5,093         278       2,083
                                                --------------  ----------  ----------  ----------  ----------
    Gross profit..............................        --             6,795      10,177       2,007       3,534
                                                --------------  ----------  ----------  ----------  ----------
Operating expenses:
  Research and development....................         2,765         8,436      10,231       3,070       2,204
  Sales and marketing.........................         2,998        12,161      17,114       4,060       4,430
  General and administrative..................           978         3,762       3,575         769         894
  Stock-based compensation....................        --            --             227      --             100
                                                --------------  ----------  ----------  ----------  ----------
    Total operating expenses..................         6,741        24,359      31,147       7,899       7,628
                                                --------------  ----------  ----------  ----------  ----------
    Operating loss............................        (6,741)      (17,564)    (20,970)     (5,892)     (4,094)

Interest income (expense).....................            46          (234)     (1,194)       (168)       (712)
Nonrecurring interest charge on beneficial
  conversion feature of convertible debt......        --            --          --          --          (3,792)
                                                --------------  ----------  ----------  ----------  ----------
    Loss before income taxes..................        (6,695)      (17,798)    (22,164)     (6,060)     (8,598)
Income taxes..................................        --                 1          60           7           2
                                                --------------  ----------  ----------  ----------  ----------
    Net loss..................................    $   (6,695)   $  (17,799) $  (22,224) $   (6,067) $   (8,600)
Translation adjustment........................        --            --          --          --              (6)
                                                --------------  ----------  ----------  ----------  ----------
    Comprehensive loss........................    $   (6,695)   $  (17,799) $  (22,224) $   (6,067) $   (8,606)
                                                --------------  ----------  ----------  ----------  ----------
                                                --------------  ----------  ----------  ----------  ----------
Basic and diluted net loss per share..........    $    (4.89)   $   (10.89) $   (13.11) $    (3.72) $    (4.64)
                                                --------------  ----------  ----------  ----------  ----------
                                                --------------  ----------  ----------  ----------  ----------
Shares used to compute basic and diluted net
  loss per share..............................     1,370,216     1,633,968   1,694,614   1,632,580   1,853,707
                                                --------------  ----------  ----------  ----------  ----------
                                                --------------  ----------  ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                                NETOBJECTS INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
  PERIOD FROM NOVEMBER 21, 1995 (INCEPTION) TO SEPTEMBER 30, 1996 AND FOR THE
                    YEARS ENDED SEPTEMBER 30, 1997 AND 1998
       AND FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 1998 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                       PREFERRED STOCK
                                     -----------------------------------------------------------------------------------
                                        SERIES A         SERIES B         SERIES C         SERIES E         SERIES F
                                     --------------   --------------   --------------   --------------   ---------------
                                     SHARES  AMOUNT   SHARES  AMOUNT   SHARES  AMOUNT   SHARES  AMOUNT   SHARES   AMOUNT
                                     ------  ------   ------  ------   ------  ------   ------  ------   ------   ------
Balances as of November 21, 1995
  (inception)......................   --     $--       --     $--       --     $--       --      $--      --       $--

Exercise of stock options..........   --      --       --      --       --      --       --      --       --       --
Issuance of common stock...........   --      --       --      --       --      --       --      --       --       --
Issuance of Series A preferred
  stock in exchange for
  technology.......................  1,833    --       --      --       --      --       --      --       --       --
Issuance of Series B preferred
  stock, net of $59 in issuance
  fees.............................   --      --      4,467      45     --      --       --      --       --       --
Net loss...........................   --      --       --      --       --      --       --      --       --       --
                                     ------  ------   ------  ------   ------  ------   ------  ------   ------   ------
Balances, September 30, 1996.......  1,833    --      4,467      45     --      --       --      --       --       --

Exercise of stock options..........   --      --       --      --       --      --       --      --       --       --
Issuance of common stock...........   --      --       --      --       --      --       --      --       --       --
Repurchase of restricted stock.....   --      --       --      --       --      --       --      --       --       --
Warrants exercised.................   --      --         27    --      4,821      48       23    --       --       --
Issuance of Series E and F
  warrants.........................   --      --       --      --       --      --       --      --       --       --
Conversion of Series A, B, and C
  preferred stock to Series E
  preferred stock..................  (1,181)  --      (4,494)   (45)   (4,821)   (48)   10,495    105     --       --
Issuance of Series E preferred
  stock............................   --      --       --      --       --      --        225       2     --       --
Net loss...........................   --      --       --      --       --      --       --      --       --       --
                                     ------  ------   ------  ------   ------  ------   ------  ------   ------   ------
Balances, September 30, 1997.......    652    --       --      --       --      --      10,743    107     --       --

Exercise of stock options..........   --      --       --      --       --      --       --      --       --       --
Issuance of common stock...........   --      --       --      --       --      --       --      --       --       --
Repurchase of restricted stock.....   --      --       --      --       --      --       --      --       --       --
Warrant to purchase Series F
  preferred stock..................   --      --       --      --       --      --       --      --       --       --
Issuance of Series E preferred
  stock............................   --      --       --      --       --      --        182       2     --       --
Repayment of stockholder notes
  receivable.......................   --      --       --      --       --      --       --      --       --       --
Deferred compensation related to
  stock option grants..............   --      --       --      --       --      --       --      --       --       --
Amortization of stock-based
  compensation.....................   --      --       --      --       --      --       --      --       --       --
Net loss...........................   --      --       --      --       --      --       --      --       --       --
                                     ------  ------   ------  ------   ------  ------   ------  ------   ------   ------
Balances, September 30, 1998.......    652   $--       --     $--       --     $--      10,925   $109     --       $--

Exercise of stock options
  (unaudited)......................   --      --       --      --       --      --       --      --       --       --
Issuance of common stock
  (unaudited)......................   --      --       --      --       --      --       --      --       --       --
Repurchase of restricted stock
  (unaudited)......................   --      --       --      --       --      --       --      --       --       --
Issuance of in the money
  convertible debt and warrants to
  purchase Series E preferred stock
  (unaudited)......................   --      --       --      --       --      --       --      --       --       --
Issuance of Series F preferred
  stock net of $30 issuance costs
  (unaudited)......................   --      --       --      --       --      --       --      --       389        4
Amortization of stock-based
  compensation (unaudited).........   --      --       --      --       --      --       --      --       --       --
Translation adjustment
  (unaudited)......................   --      --       --      --       --      --       --      --       --       --
Net loss (unaudited)...............   --      --       --      --       --      --       --      --       --       --
                                     ------  ------   ------  ------   ------  ------   ------  ------   ------   ------
Balances, December 31, 1998
  (unaudited)......................    652   $--       --     $--       --     $--      10,925   $109     389      $ 4
                                     ------  ------   ------  ------   ------  ------   ------  ------   ------   ------
                                     ------  ------   ------  ------   ------  ------   ------  ------   ------   ------


                                      COMMON STOCK                                    NOTES        ACCUMULATED
                                                       ADDITIONAL     DEFERRED      RECEIVABLE        OTHER
                                     ---------------    PAID-IN     STOCK-BASED        FROM       COMPREHENSIVE   ACCUMULATED
                                     SHARES   AMOUNT    CAPITAL     COMPENSATION   STOCKHOLDERS      LOSSES         DEFICIT
                                     ------   ------   ----------   ------------   ------------   -------------   -----------
Balances as of November 21, 1995
  (inception)......................   --       $--        --           --             --            --               --
Exercise of stock options..........    259        3          28        --             --            --               --
Issuance of common stock...........  1,633       16         133        --              (143)        --               --
Issuance of Series A preferred
  stock in exchange for
  technology.......................   --       --         --           --             --            --               --
Issuance of Series B preferred
  stock, net of $59 in issuance
  fees.............................   --       --         5,256        --             --            --               --
Net loss...........................   --       --         --           --             --            --               (6,695)
                                                                                                       --
                                     ------   ------   ----------      -----          -----                       -----------
Balances, September 30, 1996.......  1,892       19       5,417        --              (143)        --               (6,695)
Exercise of stock options..........    127        1          15        --             --            --               --
Issuance of common stock...........      2     --             1        --             --            --               --
Repurchase of restricted stock.....   (164)      (2)        (18)       --             --            --               --
Warrants exercised.................   --       --         8,400        --             --            --               --
Issuance of Series E and F
  warrants.........................   --       --           298        --             --            --               --
Conversion of Series A, B, and C
  preferred stock to Series E
  preferred stock..................   --       --           (12)       --             --            --               --
Issuance of Series E preferred
  stock............................   --       --         1,498        --             --            --               --
Net loss...........................   --       --         --           --             --            --              (17,799)
                                                                                                       --
                                     ------   ------   ----------      -----          -----                       -----------
Balances, September 30, 1997.......  1,857       18      15,599        --              (143)        --              (24,494)
Exercise of stock options..........    144        2          89        --             --            --               --
Issuance of common stock...........     18     --           116        --             --            --               --
Repurchase of restricted stock.....    (18)    --            (2)       --             --            --               --
Warrant to purchase Series F
  preferred stock..................   --       --           535        --             --            --               --
Issuance of Series E preferred
  stock............................   --       --         1,213        --             --            --               --
Repayment of stockholder notes
  receivable.......................   --       --         --           --                30         --               --
Deferred compensation related to
  stock option grants..............   --       --           768         (768)         --            --               --
Amortization of stock-based
  compensation.....................   --       --         --             227          --            --               --
Net loss...........................   --       --         --           --             --            --              (22,224)
                                                                                                       --
                                     ------   ------   ----------      -----          -----                       -----------
Balances, September 30, 1998.......  2,001     $ 20      18,318         (541)          (113)        --              (46,718)
Exercise of stock options
  (unaudited)......................    103        1          72        --             --            --               --
Issuance of common stock
  (unaudited)......................      5     --            37        --             --            --               --
Repurchase of restricted stock
  (unaudited)......................    (20)    --            (2)       --             --            --               --
Issuance of in the money
  convertible debt and warrants to
  purchase Series E preferred stock
  (unaudited)......................   --       --         4,676        --             --            --               --
Issuance of Series F preferred
  stock net of $30 issuance costs
  (unaudited)......................   --       --         3,466        --             --            --               --
Amortization of stock-based
  compensation (unaudited).........   --       --         --             100          --            --               --
Translation adjustment
  (unaudited)......................   --       --         --           --             --               (6)           --
Net loss (unaudited)...............   --       --         --           --             --            --               (8,600)
                                                                                                       --
                                     ------   ------   ----------      -----          -----                       -----------
Balances, December 31, 1998
  (unaudited)......................  2,089     $ 21      26,567         (441)          (113)           (6)          (55,318)
                                                                                                       --
                                                                                                       --
                                     ------   ------   ----------      -----          -----                       -----------
                                     ------   ------   ----------      -----          -----                       -----------


                                         TOTAL
                                     STOCKHOLDERS'
                                        DEFICIT
                                     -------------
Balances as of November 21, 1995
  (inception)......................      --
Exercise of stock options..........          31
Issuance of common stock...........           6
Issuance of Series A preferred
  stock in exchange for
  technology.......................      --
Issuance of Series B preferred
  stock, net of $59 in issuance
  fees.............................       5,301
Net loss...........................      (6,695)

                                     -------------
Balances, September 30, 1996.......      (1,357)
Exercise of stock options..........          16
Issuance of common stock...........           1
Repurchase of restricted stock.....         (20)
Warrants exercised.................       8,448
Issuance of Series E and F
  warrants.........................         298
Conversion of Series A, B, and C
  preferred stock to Series E
  preferred stock..................      --
Issuance of Series E preferred
  stock............................       1,500
Net loss...........................     (17,799)

                                     -------------
Balances, September 30, 1997.......      (8,913)
Exercise of stock options..........          91
Issuance of common stock...........         116
Repurchase of restricted stock.....          (2)
Warrant to purchase Series F
  preferred stock..................         535
Issuance of Series E preferred
  stock............................       1,215
Repayment of stockholder notes
  receivable.......................          30
Deferred compensation related to
  stock option grants..............      --
Amortization of stock-based
  compensation.....................         227
Net loss...........................     (22,224)

                                     -------------
Balances, September 30, 1998.......     (28,925)
Exercise of stock options
  (unaudited)......................          73
Issuance of common stock
  (unaudited)......................          37
Repurchase of restricted stock
  (unaudited)......................          (2)
Issuance of in the money
  convertible debt and warrants to
  purchase Series E preferred stock
  (unaudited)......................       4,676
Issuance of Series F preferred
  stock net of $30 issuance costs
  (unaudited)......................       3,470
Amortization of stock-based
  compensation (unaudited).........         100
Translation adjustment
  (unaudited)......................          (6)
Net loss (unaudited)...............      (8,600)

                                     -------------
Balances, December 31, 1998
  (unaudited)......................     (29,177)

                                     -------------
                                     -------------

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                       PERIOD FROM
                                                                      NOVEMBER 21,                           THREE MONTHS ENDED
                                                                          1995        YEAR ENDED SEPTEMBER
                                                                     (INCEPTION) TO           30,               DECEMBER 31,
                                                                      SEPTEMBER 30,   --------------------  --------------------
                                                                          1996          1997       1998       1997       1998
                                                                     ---------------  ---------  ---------  ---------  ---------
                                                                                                                (UNAUDITED)
Cash flows from operating activities:
  Net loss.........................................................     $  (6,695)    $ (17,799) $ (22,224) $  (6,067) $  (8,600)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Depreciation and amortization..................................            88           697      1,104        216        240
    Accretion of discount on borrowings............................        --            --            201     --            191
    Non recurring interest charge on beneficial conversion feature
      of convertible debt..........................................        --            --         --         --          3,792
    Amortization of deferred stock-based compensation..............        --            --            227     --            100
    Changes in operating assets and liabilities:
      Accounts receivable..........................................        --            (2,018)      (275)       (93)      (782)
      Prepaid expenses and other current assets....................          (474)           27       (306)      (300)      (283)
      Accounts payable.............................................         1,759           721      2,205        662       (225)
      Accrued compensation.........................................           342           699        649     --           (368)
      Other accrued liabilities....................................            37           685        382        281        228
      Deferred revenue.............................................           102         6,186       (999)     4,693     (2,677)
      Interest payable.............................................        --            --         --         --            137
                                                                     ---------------  ---------  ---------  ---------  ---------
        Net cash used in operating activities......................        (4,841)      (10,802)   (19,036)      (608)    (8,247)
                                                                     ---------------  ---------  ---------  ---------  ---------
Cash flows used in investing activities--purchases of property and
  equipment........................................................          (551)       (1,028)      (792)      (214)      (703)
                                                                     ---------------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  Proceeds from short-term borrowings..............................         1,000         1,050     21,000      3,083     --
  Repayments of short-term borrowings..............................        --            --         (2,050)    (2,050)    (2,000)
  Proceeds from convertible debt...................................        --            --         --         --          8,325
  Payment on capital lease obligations.............................           (35)         (252)      (300)       (71)       (78)
  Proceeds from sale and leaseback of equipment....................           179        --         --         --         --
  Proceeds from issuance of preferred stock........................         5,301        10,246      1,215     --          3,467
  Proceeds from issuance of common stock...........................            39            17         91          2         73
  Repurchases of common stock......................................        --               (20)        (2)    --             (2)
  Repayment of shareholder notes receivable........................        --            --             30     --         --
                                                                     ---------------  ---------  ---------  ---------  ---------
        Net cash provided by financing activities..................         6,484        11,041     19,984        964      9,785
                                                                     ---------------  ---------  ---------  ---------  ---------
  Effect of exchange rate changes on cash..........................        --            --         --         --             (6)
                                                                     ---------------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash....................................         1,092          (789)       156        142        829
Cash at beginning of period........................................        --             1,092        303        303        459
                                                                     ---------------  ---------  ---------  ---------  ---------
Cash at end of period..............................................     $   1,092           303        459        445      1,288
                                                                     ---------------  ---------  ---------  ---------  ---------
                                                                     ---------------  ---------  ---------  ---------  ---------
Supplemental disclosures of cash flow information:
  Interest paid....................................................     $      28     $     293  $     753  $  --      $     350
                                                                     ---------------  ---------  ---------  ---------  ---------
                                                                     ---------------  ---------  ---------  ---------  ---------
  Noncash investing and financing activities:
    Equipment recorded under capital leases........................     $     423     $     941  $  --      $  --      $  --
                                                                     ---------------  ---------  ---------  ---------  ---------
                                                                     ---------------  ---------  ---------  ---------  ---------
    Common stock issued in exchange for notes receivable...........     $     143     $  --      $  --      $  --      $  --
                                                                     ---------------  ---------  ---------  ---------  ---------
                                                                     ---------------  ---------  ---------  ---------  ---------
    Deferred stock-based compensation..............................     $  --         $  --      $     768  $  --      $  --
                                                                     ---------------  ---------  ---------  ---------  ---------
                                                                     ---------------  ---------  ---------  ---------  ---------
    Discount on borrowings.........................................     $  --         $     298  $     535  $     535  $   4,676
                                                                     ---------------  ---------  ---------  ---------  ---------
                                                                     ---------------  ---------  ---------  ---------  ---------
    Stock issued in exchange for services..........................     $  --         $  --      $  --      $  --      $      37
                                                                     ---------------  ---------  ---------  ---------  ---------
                                                                     ---------------  ---------  ---------  ---------  ---------
    Stock issued for property and equipment........................     $  --         $  --      $     116  $  --      $  --
                                                                     ---------------  ---------  ---------  ---------  ---------
                                                                     ---------------  ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) DESCRIPTION OF BUSINESS

    NetObjects, Inc. (the Company) was incorporated in Delaware on November 21, 1995. On March 18, 1997, the Company, and certain stockholders of the Company, entered into an agreement with International Business Machines Corporation (IBM) whereby IBM would acquire all the Company's outstanding shares of Series B and C Preferred Stock and the majority of the outstanding Series A Preferred Stock in exchange for newly issued shares of common stock of IBM (the IBM Transaction). The Series A, B and C Preferred Stock were then converted into Series E Preferred Stock of the Company. The transaction closed on April 11, 1997, and as a result, the Company became a majority owned subsidiary of IBM. The transaction did not result in a new accounting basis for financial reporting purposes of the Company.

    NetObjects develops and markets software applications that enable businesses to build and manage Internet and intranet web sites and applications. In fiscal 1998, the Company changed its fiscal year end from September 30 to the Saturday nearest September 30. For presentation purposes, the consolidated financial statements and notes refer to the calendar month end.

    (B) PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, NetObjects Limited. All intercompany accounts and transactions have been eliminated in consolidation.

    (C) FOREIGN CURRENCY TRANSLATION

    The functional currency of the Company's foreign subsidiary is their local currency. Gains and losses arising from the translation of the subsidiary financial statements are reflected as a separate component of stockholders' deficit. Foreign currency transaction losses are shown net on the consolidated statement of operations.

    (D) BASIS OF PRESENTATION

    The Company has incurred significant operating losses since inception and has significant debt and a capital deficit as of September 30, 1998 that raises substantial doubt about its ability to continue as a going concern. The Company plans to finance its operations by raising additional capital through an initial public offering of its common stock (IPO) and by generating revenues. The Company's ability to continue as a going concern is dependent upon its successfully completing the IPO. The accompanying financial statements have been prepared assuming the Company will continue as a going concern, the basis of which contemplates the realization of assets through continuing operations. No adjustments have been made to reflect potentially lower realizable values of assets should the Company be unable to continue its operations.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (E) PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the lesser of the related asset's estimated useful life or the remaining lease term.

    The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If such assets are considered to be impaired, the impairment to be recognized is measured as the difference between the carrying amount of the property and equipment and its fair value. To date, the Company has made no adjustments to the carrying values of its long-lived assets.

    (F) SOFTWARE DEVELOPMENT COSTS

    Software development costs associated with new products and enhancements to existing software products are expensed as incurred until technological feasibility is established upon completion of a working model. To date, the Company's software development has been completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

    (G) INCOME TAXES

    Income taxes are recorded using the asset and liability method. The Company's tax provision for all years has been calculated on a stand-alone basis. Deferred tax liabilities and assets are recognized for the expected future tax consequences attributable to differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce deferred tax assets to an amount whose realization is more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (H) CONCENTRATION OF CREDIT RISK

    Accounts receivable potentially subject the Company to concentrations of credit risk. The Company performs ongoing credit evaluations of its customers' financial condition and generally does not require collateral for accounts receivable. When required, the Company maintains allowances for credit losses, and to date such losses have been within management's expectations.

    For the years ended September 30, 1997 and 1998, software license fees to one customer were 31% and 29%, of total revenues, respectively. Accounts receivables from the customer represented 51% of accounts receivable as of September 30, 1998. See Note 3 for a discussion of software license fees and service revenues from IBM.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company's principal markets are North America, Europe and Japan. Export sales represented approximately 15% and 16% of revenues for the fiscal years ended September 30, 1997 and 1998, respectively. There were no revenues in fiscal 1996.

    (I) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair value of the Company's cash, accounts receivable, accounts payable and short-term borrowings approximates their carrying values due to their short maturity or variable-rate structure.

    (J) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported results of operations during the reporting period. Actual results could differ from those estimates.

    (K) REVENUE RECOGNITION

    Through September 30, 1998, the Company recognized revenue in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 91-1, SOFTWARE REVENUE RECOGNITION. Software license fees were generally recognized upon delivery to distributors, net of an allowance for estimated returns and price protection, provided no significant obligations of the Company remained and collection for the resulting receivable was probable. Software license fees earned from products bundled with original equipment manufacturer's (OEM) products are generally recognized upon the OEM shipping bundled products to its customer. Service revenues from maintenance agreements for support and upgrades of existing products are deferred and recognized ratably over the term of the contract, which typically is 12 months. Service revenues for training and consulting services are recognized as the services are performed. Service revenues from third parties have been immaterial for all periods presented. See Note 3(b) for a discussion of revenues from IBM.

    In October 1997, the AICPA issued SOP 97-2, SOFTWARE REVENUE RECOGNITION, which supersedes SOP 91-1. SOP 97-2 is effective for transactions entered into during fiscal years beginning after December 15, 1997. Under SOP 97-2, software license revenue is recognized upon delivery of the software and when persuasive evidence of an agreement exists, provided the fee is fixed, determinable and collectible and the arrangement does not involve significant customization of the software. Maintenance and service revenue are recognized in a similar manner as SOP 91-1. In addition, SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence that is specific to the vendor. If a vendor does not have evidence of the fair value for all elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In February 1998, the Accounting Standards Executive Committee (AcSEC) of the AICPA issued SOP 98-4, "DEFERRAL OF THE EFFECTIVE DATE OF SOP 97-2". The SOP defers the effective date for applying the provisions regarding vendor-specific objective evidence ("VSOE") of fair value until the AcSEC can reconsider what constitutes such VSOE.

    In December 1998 AcSEC issued SOP 98-9 "SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN ARRANGEMENTS", which requires recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the undelivered elements in the arrangement. Under the "residual method", the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2.

    On October 1, 1998 the Company adopted the provisions of SOP 97-2, SOP 98-4 and SOP 98-9. The Company modified certain aspects of its business model such that any impact from adopting SOP 97-2, SOP 98-4 and SOP 98-9 was not material.

    (L) STOCK-BASED COMPENSATION

    The Company accounts for its stock-based compensation plans using the intrinsic value method. Deferred stock-based compensation expense is recorded, if on the date of grant, the current market value of the underlying stock exceeds the exercise price. The Company amortizes deferred stock-based compensation in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 28.

    (M) NET LOSS PER SHARE

    Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock. Diluted net loss per share is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the if-converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive. See Notes 7 and 8 for a discussion of potential common shares. Pursuant to the Securities and Exchange Commission
(SEC) Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of the IPO, are included in the calculation of basic and diluted net loss per share as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

    Diluted net loss per share for the year ended September 30, 1998, does not include the effect of approximately 11,576,937 (on as if converted basis) shares of convertible preferred stock outstanding, 2,472,343 stock options with a weighted-average exercise price of $1.32 per share, 6,813,719 preferred stock warrants with a weighted-average exercise price of $1.87 per share, or

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
88,177 shares of common stock issued and subject to repurchase by the Company at a weighted-average price of $0.12 per share, because their effects are antidilutive.

    Diluted net loss per share for the three months ended December 31, 1998, does not include the effect of approximately 11,965,826 (on as if converted basis) shares of convertible preferred stock outstanding, approximately 1,246,257 shares from the assumed conversion of convertible debt, 2,629,575 stock options with a weighted-average exercise price of $2.38 per share, 6,813,719 preferred stock warrants with a weighted-average exercise price of $1.87 per share, or 74,297 shares of common stock issued and subject to repurchase by the Company at a weighted-average price of $0.12 per share, because their effects are antidilutive.

    (N) ACCUMULATED OTHER COMPREHENSIVE LOSSES

    Accumulated other comprehensive losses consist entirely of cumulative translation adjustments resulting from the Company's application of its foreign currency translation policy. The tax effects of translation adjustments were not significant.

    (O) UNAUDITED INTERIM FINANCIAL INFORMATION

    The consolidated financial information as of December 31, 1998 and for the three-months ended December 31, 1997 and 1998 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for the fair presentation of the financial position at such dates and the operations and cash flows for the periods then ended. Operating results for the three-months ended December 31, 1998 are not necessarily indicative of results that may be expected for the entire year.

    (P) RECENT ACCOUNTING PRONOUNCEMENTS

    The FASB recently issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. The Company must adopt SFAS No. 133 by July 1, 1999. Management does not believe the adoption of SFAS No. 133 will have a material effect on the financial position of the Company.

    (Q) ADVERTISING EXPENSE

    The cost of advertising is generally expensed as incurred. Such costs are included in selling and marketing expense and totaled approximately $376,000, $4.9 million and $5.8 million, during the period from November 21, 1995 (inception) through September 30, 1996, and for the years ended September 30, 1997 and 1998, respectively.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (R) EMPLOYEE BENEFIT PLAN

    The Company has an Employee Savings and Retirement Plan under Section 401(k) of the Internal Revenues Code for its eligible employees (the Benefit Plan). The Benefit Plan is available to all domestic employees who meet minimum age and service requirements, and provides employees with tax deferred salary deductions and alternative investment options. Employees may contribute up to 15% of their salary, subject to certain limitations. The Benefit Plan allows for contributions by the Company at the discretion of the Company's Board of Directors. The Company has not contributed to the Benefit Plan since its inception.

(2) PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following (in thousands):

                                                                                SEPTEMBER 30,
                                                                             --------------------
                                                                               1997       1998
                                                                             ---------  ---------
Computer equipment and software............................................  $   1,893  $   2,166
Furniture and equipment....................................................        475        559
Leasehold improvements.....................................................        253        795
                                                                             ---------  ---------
                                                                                 2,621      3,520
Less accumulated depreciation
and amortization...........................................................        785      1,880
                                                                             ---------  ---------
                                                                             $   1,836  $   1,640
                                                                             ---------  ---------
                                                                             ---------  ---------

Equipment recorded under capital leases is $1.2 million and the related accumulated amortization is $638,000 as of September 30, 1998.

(3) RELATED PARTY TRANSACTIONS

    (A) SHORT-TERM BORROWINGS

    In December 1997, the Company entered into a line of credit with IBM Credit Corporation (IBM Credit Corp.), a subsidiary of IBM, for $15 million, secured by all tangible and intangible assets of the Company. IBM has guaranteed the line of credit. Subsequently, the agreement was amended to increase the line of credit to $19 million. The note is repayable on the earlier of the effective date of an IPO or December 23, 1999. Interest is charged at LIBOR plus 1.5% (6% as of September 30, 1998) per year. To maintain the line, the Company's net loss measured on a 12-month basis must not be worse than $20 million. In the event of default, IBM Credit Corp. has the right to convert amounts outstanding into shares of Series E preferred stock using the lower of $6.68 per share or a mutually agreed-upon conversion price.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(3) RELATED PARTY TRANSACTIONS (CONTINUED)
    In connection with the IBM Credit Corp. line of credit, the Company issued warrants to purchase up to 83,333 shares of Series F preferred stock at an exercise price of $10.80 per share. These warrants are exercisable at any time and expire on the earlier of the closing of an IPO or December 23, 2002. IBM Credit Corp. has the right to exercise the warrants without the payment of cash by surrendering the warrants and receiving shares of preferred stock equal in value at the exercise date to the value of the warrants so surrendered. The Company determined the fair value of these warrants using the Black-Scholes pricing model with the following assumptions: A risk-free interest rate of 5.6%; an expected life of five years; volatility of 65%; and no dividend yield. The resulting discount is being amortized over the term of the line of credit. As of September 30, 1998, $18.6 million was outstanding under the line of credit, net of a discount of $334,000.

    Additionally, as of September 30, 1998, IBM has advanced the Company $2 million pursuant to certain note agreements. See Note 8.

    As of September 30, 1998 the Company was not in compliance with certain financial covenants on the aforementioned credit facility. The Company has received a waiver of such non-compliance during the year ended September 30, 1998 from IBM Credit Corp.

    (B) LICENSE AGREEMENT

    On March 18, 1997, the Company entered into a Master License Agreement with IBM. A summary of the salient terms of this agreement, as amended as of September 30, 1998, is as follows (see Note 8):

    - IBM may sublicense the Company's software products in exchange for per unit royalty payments.

    - Beginning on April 1, 1997, IBM will make seven quarterly nonrefundable prepaid royalty payments of $1.5 million.

    - At the Company's option, the Company can request the prepaid royalty payments to be made in advance of the due date and pay 7.5% interest.

    - The Company will perform services as requested by IBM in order to integrate certain of the Company's software products into IBM's WebSphere software products. In consideration for such services, IBM will pay the Company for the cost of providing the services plus a mark up, however amounts to be paid shall not exceed approximately $6.0 million. Amounts owed to the Company under this arrangement can be deducted from the prepaid royalty payments.

    In February 1998 the Company entered into an agreement with Lotus to allow Lotus to bundle up to 200,000 units of certain Company products for a promotional period from February 1, 1998 through September 30, 1998 (the Special Promotion), in exchange for per unit royalty payments substantially discounted from the royalty rates with IBM under the Master License Agreement. The royalties earned under this arrangement were also applied to the IBM deferred revenue.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(3) RELATED PARTY TRANSACTIONS (CONTINUED)
    During the years ended September 30, 1997 and 1998, IBM had made payments of $6.4 million and $4.5 million, respectively, in accordance with the license agreement which have been recorded as deferred revenue until royalty and services have been earned. For the year ended September 30, 1998 the Company recognized approximately $166,000 in interest expense associated with such advance payments.

    During the years ended September 30, 1997 and 1998 and the three-month period ended December 31, 1998, the Company recognized approximately $175,000, $2.7 million and $1.3 million (unaudited), respectively, of the IBM prepaid royalty payments as software license fees from IBM, primarily upon IBM shipping to customers the Company's software products bundled with certain IBM products.

    During the year ended September 30, 1998 and the three month period ended December 31, 1998, the Company recognized approximately $2.9 million and $1.5 million (unaudited), respectively of the IBM prepaid royalty payments as service revenues from IBM in connection with the integration of certain of the Company's software with IBM's WebSphere software products. During the year ended September 30, 1998 and the three-month period ended December 31, 1998, the Company incurred $2.9 million and $1.7 million in service costs, which includes $305,000 and $259,000 in overhead costs, respectively, in connection with the arrangement. The Company is recognizing revenue using the percentage-of-completion method and is deferring the recognition of profit on this arrangement due to uncertainties related to the amount of profit ultimately expected to be realized.

    (C) NOTES RECEIVABLE FROM STOCKHOLDERS

    Upon inception, the Company received promissory notes from its founders in exchange for common stock for a total amount of $143,000. As of September 30, 1998, $30,000 was paid down by the stockholders. The notes bear interest at 8%.

    (D) RAE TECHNOLOGY AND STUDIO ARCHETYPE

    In December 1995, the Company issued 1,833,333 shares of Series A preferred stock to the stockholders of Rae Technology, Inc. (Rae) and Studio Archetype, upon formation of the Company, in exchange for the transfer of certain technology and intellectual property rights. Rae's and Studio Archetype's founders and significant shareholders also were the founders of the Company. The exchange was recorded at predecessor book value.

    In April 1997 the Company and Rae entered into a patent transfer and license agreement whereby the Company assigned all of its rights to four U.S. patent applications to Rae and the Company reserved a non-exclusive, perpetual, royalty free license to such patents.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(4) SHORT-TERM BORROWINGS

    As of September 30, 1997, the Company had $2.1 million outstanding under a line of credit granted by a financial institution. Borrowings under the line of credit bear interest at the bank's prime rate plus 1% (9.5% as of September 30, 1997). In connection with the line of credit, the financial institution has issued warrants to purchase 244,715 shares of Series C preferred stock at an exercise price of $1.82 per share. See Note 7(c). The line of credit was repaid with proceeds from the IBM Credit Corp. line of credit and, accordingly, no amounts are outstanding as of September 30, 1998.

(5) COMMITMENTS

    The Company leases its facilities under a noncancelable operating lease, and has acquired computers and other equipment through operating and capital leases. In connection with one of the property leases, the Company sublets the space. Future minimum payments for both operating and capital leases as of September 30, 1998, are as follows (in thousands):

                                                       OPERATING    SUBLEASE     NET OPERATING     CAPITAL
YEAR ENDING SEPTEMBER 30,                               LEASES       INCOME         LEASES         LEASES
----------------------------------------------------  -----------  -----------  ---------------  -----------
1999................................................   $     659    $     338      $     321      $     338
2000................................................         651          338            313            290
2001................................................         181       --                181             61
2002................................................          83       --                 83         --
Thereafter,.........................................          34       --                 34         --
                                                      -----------       -----          -----          -----
                                                       $   1,608    $     676      $     932            689
                                                      -----------       -----          -----
                                                      -----------       -----          -----
Less amount representing interest...................                                                     54
                                                                                                      -----
Present value minimum lease payments................                                                    635
Less amounts due within one year....................                                                    299
                                                                                                      -----
                                                                                                  $     336
                                                                                                      -----
                                                                                                      -----

    Total rent expense under the operating leases was $74,000, $341,000 and $683,000 for the period from November 21, 1995 (inception) through September 30, 1996, and for the years ended September 30, 1997 and 1998, respectively. Total rent expense paid to IBM under operating leases was $0, $12,000 and $93,000 for the period from November 21, 1995 (inception) through September 30, 1996, and for the years ended September 30, 1997 and 1998, respectively

    As of September 30, 1998, approximately $200,000 of the Company's cash balance is pledged as security for a lease line for furniture and fixtures.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(6) INCOME TAXES

    Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                            SEPTEMBER 30,
                                                                         --------------------
                                                                           1997       1998
                                                                         ---------  ---------
Net operating loss carryforwards.......................................  $   9,306  $  17,506
Research and development credit carryforwards..........................        571      1,649
Accruals and reserves not currently deductible.........................        477      1,767
Property, plant and equipment..........................................        268        488
                                                                         ---------  ---------
  Gross deferred tax assets............................................     10,622     21,410
Valuation allowance....................................................    (10,622)   (21,410)
                                                                         ---------  ---------
  Net deferred tax assets..............................................  $  --      $  --
                                                                         ---------  ---------
                                                                         ---------  ---------

    The Company's actual tax expense for the period from November 21, 1995 (inception) to September 30, 1996 and the years ended September 30, 1997 and 1998 differs from the benefit of the federal statutory tax rate of 34%, as follows (in thousands):

                                                               PERIOD FROM
                                                              NOVEMBER 21,
                                                                  1995       YEAR ENDED SEPTEMBER
                                                               (INCEPTION)           30,
                                                              TO SEPTEMBER   --------------------
                                                                30, 1996       1997       1998
                                                              -------------  ---------  ---------
Expense at:
  Statutory federal income tax rate.........................    $  (2,292)   $  (6,051) $  (7,556)
  Losses not benefited......................................        2,292        6,051      7,556
  State taxes...............................................       --                1          1
  Foreign taxes.............................................       --           --             59
                                                              -------------  ---------  ---------
                                                                $  --        $       1  $      60
                                                              -------------  ---------  ---------
                                                              -------------  ---------  ---------

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(6) INCOME TAXES (CONTINUED)
    The components of income taxes for the period from November 21, 1995 (inception) to September 30, 1996 and for the years ended September 30, 1997 and 1998, are as follows (in thousands):

                                                               PERIOD FROM
                                                              NOVEMBER 21,
                                                                  1995       YEAR ENDED SEPTEMBER
                                                               (INCEPTION)           30,
                                                              TO SEPTEMBER   --------------------
                                                                30, 1996       1997       1998
                                                              -------------  ---------  ---------
Current:
  Foreign...................................................    $  --        $  --      $      59
  State.....................................................       --                1          1
                                                              -------------  ---------  ---------
                                                                $  --        $       1  $      60
                                                              -------------  ---------  ---------
                                                              -------------  ---------  ---------

    The Company has recorded a valuation allowance on its deferred tax assets due to uncertainty of future realization of such amounts.

    As of September 30, 1998, the Company had net operating loss carryforwards of approximately $40.9 million for both federal and state income tax purposes. The federal net operating loss carryforwards expire in the years 2012 through 2019. The state net operating loss carryforwards expire in the year 2005. As of September 30, 1998, the Company has research and development credit carryforwards for federal and state tax purposes of approximately $964,000 and $685,000, respectively. The federal research and development credit carryforwards expire in the years 2012 through 2014. The state research and development credits can be carried forward indefinitely.

    The Tax Reform Act of 1986 and the California Tax Conformity Act of 1987, limits the use of net operating loss carryforwards in certain situations where changes occur in the stock ownership of a company. The Company had such an ownership change, as defined, in April 1997. Accordingly, $11.5 million of the Company's federal and state net operating loss carryforwards are limited in their annual usage to $3.9 million per year on a cumulative basis.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(7) STOCKHOLDERS' DEFICIT

    (A) PREFERRED STOCK

    The Company's restated certificate of incorporation authorizes 20,339,666 shares of preferred stock. As of September 30, 1997 and 1998, and December 31, 1998 the Company has designated and issued preferred stock as follows:

                                                                    OUTSTANDING SHARES
                                                       --------------------------------------------
                                                              SEPTEMBER 30,
                                         DESIGNATED    ----------------------------                   LIQUIDATION
                                           SHARES          1997           1998                        PREFERENCE
                                        -------------  -------------  -------------   DECEMBER 31,   -------------
                                                                                          1998
                                                                                     --------------
                                                                                      (UNAUDITED)
Series A..............................        750,000        651,945        651,945        651,945     $    0.90
Series B..............................         33,000       --             --              --               1.20
Series C..............................      2,833,333       --             --              --               1.82
Series E..............................     15,033,333     10,743,020     10,924,992     10,924,992          6.68
Series E-2............................       --             --             --              --               6.68
Series F..............................        916,666       --             --              --              10.80
Series F-2............................       --             --             --              388,889          9.00
                                        -------------  -------------  -------------  --------------
                                           19,566,332     11,394,965     11,576,937     11,965,826
                                        -------------  -------------  -------------  --------------
                                        -------------  -------------  -------------  --------------

    The rights, preferences, and restrictions of the Series A, B, C, E and F preferred stock are as follows:

    - Each share of Series A, B, C, E and F preferred stock is convertible at the option of the holder at any time into one share of common stock, subject to certain antidilution provisions. Conversion of all Series A, B, C, E and F preferred stock is automatic upon the closing of a firm underwritten commitment public offering of shares of common stock of the Company, which results in aggregate cash proceeds of at least $30 million.

    - Holders of Series A, B, C, E and F preferred stock are entitled to receive dividends at 8% per annum in preference to any dividend on common stock when and if declared by the Board of Directors out of legally available funds. Dividends are noncumulative. No dividends have been declared through September 30, 1998.

    - Series A, B, C, E and F preferred stock have a liquidation preference in the amounts listed above plus all declared but unpaid dividends on such shares plus an amount equal to an 8% annually compounded return calculated from the original issue date through the liquidation date.

    - Series A, B, C, E and F preferred stock have the same voting rights as the number of shares of common stock issuable upon conversion of such shares. The consent of a majority of the outstanding Series E preferred stock is required for all major corporate actions. The holders

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(7) STOCKHOLDERS' DEFICIT (CONTINUED)
     of the Series E preferred stock have a right to elect a majority of directors of the Company until the outstanding shares of Series E preferred stock and warrants to purchase such shares represent less than 45% of the fully diluted shares of voting securities of the Company or the consummation of an IPO.

    (B) COMMON STOCK

    The Company's restated certificate of incorporation authorizes 28,333,333 shares of common stock. As of September 30, 1998, the Company has reserved shares of common stock for future issuance as follows:

                                                                                                        SHARES
                                                                                                     -------------
Conversion of preferred stock:
  Series A.........................................................................................        651,945
  Series C.........................................................................................      2,250,500
  Series E.........................................................................................      3,482,838
  Series F.........................................................................................      1,833,333

    (C) PREFERRED STOCK WARRANTS

    In fiscal 1996, as consideration for a lease line facility from a leasing company, the Company issued warrants to purchase 33,000 shares of the Company's Series B preferred stock at an exercise price of $1.20 per share. The shares were exercised through a cashless exchange in fiscal 1997. There were no warrants outstanding as of September 30, 1998.

    In fiscal 1997, in consideration for a bank line of credit and an equipment lease line facility with a financial institution and leasing company, respectively (the lenders), the Company issued warrants to purchase 244,715 shares of Series C preferred stock at an exercise price of $1.82 per share, and 22,459 shares of Series E preferred stock at an exercise price of $6.68 per share. The Company determined the fair value of these warrants using the Black-Scholes pricing model with the following assumptions: A risk-free interest rate of 5.6%; an expected life of three years; volatility of 65%; and no dividend yield. The fair value of these warrants does not have a material effect on the consolidated financial statements. During fiscal 1997, the lenders exercised all warrants by foregoing the receipt of that number of shares of preferred stock, that would otherwise have been issued upon exercise, equal in value to the exercise price of all warrants exercised.

    During fiscal 1997, the Company issued to holders of Series B preferred stock, and a third party investor, warrants to purchase up to 6,863,426 shares of Series C preferred stock at an exercise price of $1.82 per share. The fair value of the warrants issued to existing stockholders was considered a dividend. These warrants are exercisable at anytime and expire on the earlier of the closing of an IPO or March 13, 2000. During fiscal 1997, warrants to purchase 4,612,926 shares of Series C

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(7) STOCKHOLDERS' DEFICIT (CONTINUED)
preferred stock were exercised. Warrants to purchase 2,250,500 shares of Series C preferred stock have not been exercised as of September 30, 1998. Each warrant holder has the right to exercise the warrant by foregoing the receipt of that number of shares of preferred stock, that would otherwise have been issued upon exercise, equal in value to the exercise price of all warrants exercised.

    In connection with the IBM Transaction, the Company issued warrants to purchase up to 833,333 shares of Series F preferred stock, previously Series D preferred stock, at an exercise price of $10.80 per share to the holders of the Series A, B, and C preferred stock for $48,000 in cash, net of expenses. In addition, warrants to purchase up to 3,482,838 shares of Series E preferred stock at an exercise price of $6.68 were issued to IBM for $250,000 in cash. These warrants are exercisable at anytime and expire on the earlier of the closing of an IPO or March 13, 2000. These warrants to purchase Series E and F preferred stock have not been exercised as of September 30, 1998. Each warrant holder has the right to exercise the warrant by foregoing the receipt of that number of shares of preferred stock, that would otherwise have been issued upon exercise, equal in value to the exercise price of all warrants exercised.

    In connection with the IBM Transaction, the Company granted to its founders, who are also employees, the right to repurchase 673,778 shares of Series E preferred stock at an exercise price of $6.68 per share in three equal installments prior to April 10, 1998. In June 1997, the four founders exercised the first installment. Had the Company valued these stock rights pursuant to SFAS No. 123 using the minimum value option pricing model, the Company's 1997 net loss would have been greater by approximately $111,000. This determination was made using the following assumptions: a risk-free interest rate of 6.5%; an expected life of one year; and no dividends.

    During fiscal 1998, the Company entered into a line of credit agreement with IBM Credit Corp. In connection with the line of credit, NetObjects issued warrants to purchase 83,333 shares of Series F preferred stock at an exercise price of $6.68. See Note 3.

    (D) STOCK OPTION PLANS

    Under the Company's 1996 Stock Option Plan (1996 Plan), a total of 1,658,943 shares of common stock were authorized for issuance. In connection with the IBM Transaction, the 1996 Plan was terminated and the Company established the 1997 Stock Option Plan and the 1997 Special Stock Option Plan (the 1997 Plans). A total of 2,158,943 and 1,041,056 shares of the Company's common stock have been authorized for issuance under these plans, respectively. In April 1997, the Company canceled the outstanding options under the 1996 Plan and granted replacement options under the 1997 Plans with the same terms. The cancellation and reissuance is not reflected in the stock option activity table below.

    Options granted under the 1997 Plans may be designated as qualified or nonqualified at the discretion of the Company's Board of Directors with exercise prices not less than the fair value at the date of grant. Options granted under the 1996 Plan, and the replacement options granted under

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(7) STOCKHOLDERS' DEFICIT (CONTINUED)
the 1997 Plans, are immediately exercisable upon grant, and the Company retains the right to repurchase the unvested shares held at the time of termination of employment at the original purchase price. Options generally vest 25% at the end of the first year and monthly over the next three years. Options expire ten years from the date of grant. As of September 30, 1998, 88,177 shares were subject to the Company's right of repurchase.

    The Company uses the intrinsic value method to account for the 1997 Plans. Accordingly, compensation cost has been recognized for its stock options in the accompanying financial statements if, on the date of grant, the current market value of the underlying common stock exceeded the exercise price of the stock options at the date of grant. During fiscal 1998, the Company granted options with a weighted-average exercise price of $2.10 per share compared to the weighted-average fair value of approximately $4.35 during the same period. For the period from November 21, 1995 (inception) to September 30, 1996 and for the year ended September 30, 1997, the weighted-average exercise price of options granted approximated the weighted-average fair value. In connection with options granted in fiscal year 1998, the Company has recorded deferred stock-based compensation of $768,000 representing the difference between the exercise price and the fair value of the Company's common stock at the date of grant. The amount is being amortized over the vesting period for the individual options. Amortization of deferred stock-based compensation of $227,000 was recognized during the fiscal year ended September 30, 1998.

    Pursuant to SFAS No. 123, the Company is required to disclose the pro forma effects on the operating results of the Company as if the Company has elected to use the fair value approach to account for all its stock-based employee compensation plans. Had compensation cost for the Company's 1997 Plans been determined consistent with the fair value approach enumerated in SFAS No. 123, net loss for the period from November 21, 1995 (inception) to September 30, 1996 and for the years ended September 30, 1997 and 1998 would have been greater by approximately $0, $52,000 and $193,000, respectively. The fair value of each option is estimated using the minimum value method with the following assumptions: a risk-free interest rate of 6.5%; an expected life of four years; and no dividend yield.

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(7) STOCKHOLDERS' DEFICIT (CONTINUED)
    The following table summarizes stock option activity during the year:

                          PERIOD FROM NOVEMBER 21,
                                                                                                                THREE
                            1995 (INCEPTION) TO       YEAR ENDED SEPTEMBER 30,    YEAR ENDED SEPTEMBER 30,     MONTHS
                                                                                                                ENDED
                                                                                                              DECEMBER
                             SEPTEMBER 30, 1996                 1997                        1998              31, 1998
                         --------------------------  --------------------------  --------------------------  -----------
                                        WEIGHTED-                   WEIGHTED-                   WEIGHTED-
                                         AVERAGE                     AVERAGE                     AVERAGE
                          NUMBER OF     EXERCISE      NUMBER OF     EXERCISE      NUMBER OF     EXERCISE      NUMBER OF
                           SHARES         PRICE        SHARES         PRICE        SHARES         PRICE        SHARES
                         -----------  -------------  -----------  -------------  -----------  -------------  -----------

Shares under options
  outstanding at
  beginning of
  period...............      --         $  --           738,051     $    0.12     2,517,670     $    1.20     2,472,343
Granted................   1,017,305          0.12     2,251,557          1.08       341,340          2.10       436,081
Exercised..............    (259,254)         0.12      (126,353)         0.12      (144,432)         0.60      (103,030)
Canceled...............      --            --          (365,585)         0.48      (242,235)         1.26      (175,819)
                         -----------                 -----------                 -----------                 -----------
Shares under options
  outstanding at end of
  period...............     758,051          0.12     2,517,670          1.20     2,472,343          1.32     2,629,575
                         -----------                 -----------                 -----------                 -----------
                         -----------                 -----------                 -----------                 -----------
Shares vested at
  period-end...........      --                         128,388                     852,158                     875,081

                           WEIGHTED-
                            AVERAGE
                           EXERCISE
                             PRICE
                         -------------
Shares under options
  outstanding at
  beginning of
  period...............    $    1.32
Granted................         7.44
Exercised..............         0.72
Canceled...............         1.38
Shares under options
  outstanding at end of
  period...............         2.38
Shares vested at
  period-end...........

    The following table summarizes information about stock options outstanding as of September 30, 1998:

               OUTSTANDING
------------------------------------------
                               WEIGHTED-
                                AVERAGE
                   NUMBER      REMAINING
                     OF       CONTRACTUAL    SHARES
EXERCISE PRICE     SHARES         LIFE       VESTED
---------------  -----------  ------------  ---------
   $    0.12         305,942   7.50 years      15,416
        0.30          81,948      8.25         37,740
        0.60          83,333      8.25         40,036
        1.50       1,456,540      8.50        512,265
        1.65         225,000      8.50         84,375
        2.10         319,577      9.75         12,249
                 -----------                ---------
                   2,472,340                  702,081
                 -----------                ---------
                 -----------                ---------

(8) SUBSEQUENT EVENTS

    On October 8, 1998, the Company entered into Convertible Note and Warrant Purchase Agreements with IBM and a Series C preferred warrantholder, whereby the Company may borrow up to $10.9 million, of which $8.3 million was received by the Company as of December 31, 1998 and the

                                NETOBJECTS, INC.
                                 AND SUBSIDIARY
                      (A MAJORITY OWNED SUBSIDIARY OF IBM)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       SEPTEMBER 30, 1996, 1997, AND 1998
         (INFORMATION AS OF DECEMBER 31, 1998 AND FOR THE THREE-MONTHS
                 ENDED DECEMBER 31, 1997 AND 1998 IS UNAUDITED)

(8) SUBSEQUENT EVENTS (CONTINUED)
remaining amount was received in January, 1999. A portion of the proceeds received has been used to repay $2 million in notes payable due to IBM. The new notes are due October 8, 2000, have a stated interest rate of 10% per annum, and are convertible (principal and accrued interest) into Series E-2 preferred stock at $6.68 per share at any time or automatically upon the completion of an IPO. The Company has recorded a $3.8 million nonrecurring interest charge during the three month period ended December 31, 1998 to account for the "in-the-money" conversion right of the convertible notes.

    In connection with the notes, the Company issued warrants to acquire 163,715 shares of Series E-2 preferred stock at an exercise price of $6.68 per share. The warrants are exercisable at any time before October 8, 2003. The Company determined the fair value of these warrants using the Black-Scholes pricing model with the following assumptions: A risk-free interest rate of 6%; an expected life of five years; volatility of 65%; and no dividend yield. The resulting discount is being amortized over the term of the convertible note. As of September 30, 1998, $7.6 million was outstanding under the convertible note, net of a discount of $700,000.

    On October 16, 1998, NetObjects entered into a Stock Purchase Agreement with a company authorizing the sale and issuance of 333,333 shares of Series F-2 preferred stock at a purchase price of $9.00 per share for an aggregate price of $3 million. The transaction closed on October 26, 1998. Warrants to acquire 16,666 shares of Series F-2 preferred stock were also issued at an exercise price of $10.80 and are exercisable between January 1, 2001 and December 31, 2003 only in the event the Company has not completed an IPO prior to December 31, 2000.

    On October 28, 1998, NetObjects entered into a Stock Purchase Agreement with a company authorizing the sale and issuance of 55,555 shares of Series F-2 preferred stock at a purchase price of $9.00 per share, for an aggregate price of $500,000. The transaction closed on November 10, 1998.

    STOCK SPLIT

    On December 9, 1998, the Board of Directors authorized a 1-for-6 reverse split of all the outstanding shares of the Company's preferred and common stock. Share information has been restated in the accompanying consolidated financial statements to reflect the reverse stock split for all periods presented.

    INITIAL PUBLIC OFFERING (UNAUDITED)

    On February 4, 1999, the Board of Directors authorized the filing of a registration statement with the SEC permitting the Company to sell shares of the Company's common stock in connection with a proposed IPO. If the offering is consummated under the terms presently anticipated, all currently outstanding shares of preferred stock will automatically convert into approximately

11,965,826 shares of common stock upon the closing of the proposed IPO. The conversion of the preferred stock has been reflected in the pro forma balance sheet as of December 31, 1998.

    EMPLOYEE STOCK PURCHASE PLAN (UNAUDITED)

    The Company's Board of Directors adopted the 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan") on February 4, 1999. A total of 300,000 shares of common stock are proposed to be reserved for issuance under the 1999 Purchase Plan.

    IBM LICENSE AGREEMENT (UNAUDITED)

    In January 1999 the Company and IBM amended the Master License Agreement as follows:

    - The Special Promotion period was extended to June 30, 1999 and the maximum number of units to be shipped under the program was increased from 200,000 to 225,000.

    - The maximum amount to be paid to the Company in connection with the services provided to IBM was reduced to approximately $5.3 million, and the related mark up on the services to be provided was reduced.

                        INSIDE BACK COVER OF PROSPECTUS:

TITLE: BROADENING OUR REACH

    INTRO PARAGRAPH:

    As business use of the Internet and intranets matures, products alone are not enough to fulfill customers' needs. We have built popular online resources, including eFuse.com, that target communities of business users and provide sources of information, products and services for building business web sites. We also formed our Professional Services Group in October 1998 to provide training, consulting and implementation services to our customers deploying NetObjects Authoring Server.

    GRAPHICS: four overlapping screen shots of web sites

    CAPTIONS (ONE FOR EACH SCREEN SHOT; CLOCKWISE FROM TOP):

(1) eScriptZone.com: articles, tutorials, software and an online community for webmasters and web application builders

(2) eFuse.com: integrated content, products, and solutions for small and medium-sized businesses

(3) netobjects.com: information, products, partner solutions and support

(4) eSiteStore.com: software, components, books, merchandise and online services

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THESE SHARES OF COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                                 --------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          8
Use of Proceeds................................         23
Dividend Policy................................         23
Capitalization.................................         24
Dilution.......................................         25
Selected Consolidated Financial Data...........         26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         28
Business.......................................         40
Management.....................................         55
Certain Transactions...........................         62
Principal Stockholders.........................         67
Description of Capital Stock...................         69
Shares Eligible for Future Sale................         71
Underwriting...................................         73
Legal Matters..................................         74
Experts........................................         75
Change in Auditors.............................         75
Additional Information.........................         75
Index to Consolidated Financial Statements.....        F-1

                                 --------------

                     DEALER PROSPECTUS DELIVERY OBLIGATION:

Until               , 1999 (25 days after the date of this Prospectus), all
dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                         SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

                              P R O S P E C T U S
                               -----------------

                                 BT ALEX. BROWN

                         BANCBOSTON ROBERTSON STEPHENS

                               PIPER JAFFRAY INC.

                                           , 1999

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission Registration Fee............  $  21,100
NASD Filing Fee................................................      8,090
Nasdaq National Market Listing Fee.............................     95,000
Legal Fees and Expenses........................................      *
Accountants' Fees and Expenses.................................      *
Printing and Engraving Expenses................................      *
Directors' and Officers' Liability Insurance...................      *
Transfer Agent and Registrar Fees..............................      5,000
Miscellaneous Expenses.........................................      *
                                                                 ---------
  Total........................................................  $   *
                                                                 ---------
                                                                 ---------

------------------------

All expenses other than the Securities and Exchange Commission Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing Fee are estimates.

*   To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    As permitted by the DGCL, the Amended and Restated Bylaws of the Registrant provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by law. The Amended and Restated Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Amended and Restated Bylaws would permit indemnification. The Registrant has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

    The Registrant also has entered into agreements with its directors and executive officers that, among other things, indemnify them for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

    Reference is also made to Section 8 of the form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement for certain provisions regarding the indemnification of officers and directors of the Registrant by the underwriters.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since November 21, 1995, the Registrant has issued and sold unregistered securities as follows:

    (1) An aggregate of 1,583,333 shares of common stock were issued in a private placement on December 21, 1995 to the Company's founders. The aggregate consideration received was promissory notes in the aggregate principal amount of $142,500.

    (2) An aggregate of 1,833,332 shares of Series A preferred stock were issued in a private placement on December 21, 1995 to Studio Archetype (formerly Clement Mok Designs) and Rae Technology. The aggregate consideration received was certain technology and intellectual property rights.

    (3) An aggregate of 4,466,666 shares of Series B preferred stock were issued in a private placement on February 2, 1996 to certain accredited investors. The aggregate consideration received was $5.3 million.

    (4) Warrants for the purchase of up to 6,863,426 shares of Series C preferred stock were issued in a private placement in December 1996 to certain institutional investors. No consideration was received in connection with the issuance of such warrants. During 1997 4,612,926 of the Series C preferred stock warrants were exercised on various dates between December 1996 and March 1997. The aggregate consideration received was approximately $8.4 million.

    (5) A warrant to purchase up to 3,482,838 shares of Series E preferred stock was issued in a private placement on April 11, 1997 to IBM. The aggregate consideration received in connection with the issuance of such warrant was approximately $250,000.

    (6) An aggregate of 10,495,968 shares of Series E preferred stock were issued in a private placement on April 11, 1997 to IBM in exchange for 1,181,388 shares of Series A preferred stock and all outstanding shares of Series B and C preferred stock.

    (7) An aggregate of [406,566] shares of Series E preferred stock were issued in private placements on various dates between June, 1997 and March, 1998 to the Company's founders. The aggregate consideration received was approximately $2.7 million.

    (8) Warrants to purchase of up to 833,333 shares of Series F preferred stock, (originally classified as Series D preferred stock) pursuant to an option agreement made in connection with IBM's acquisition of approximately 80% of our stock were issued in a private placement on March 12, 1997 to certain accredited investors. The aggregate consideration received in connection with the issuance of such warrants was $48,000, net of expenses.

    (9) A warrant to purchase up to 83,333 shares of Series F preferred stock was issued to IBM Credit Corp. in a private placement effective as of December 23, 1997 in connection with a $15 million (subsequently increased to $19 million) loan pursuant to a Revolving Loan and Security Agreement.

   (10) Units for the purchase of 10% Senior Subordinated Secured Convertible Promissory Notes ("Convertible Notes") representing the right to acquire upon conversion or exercise up to 1,633,538 shares of Series E-2 preferred stock were issued in a private placement on October 8, 1998 to IBM and Perseus Capital LLC for an aggregate consideration of $10.9 million, $2.6 million of which was received from IBM on January 5, 1999. The aggregate consideration received in connection with the issuance of such warrants was approximately $92,000. In February 1999, the Company and IBM agreed that the Company has an option to raise up to $3.45 million from the sale of notes to IBM.

   (11) A warrant for the purchase of up to 16,666 shares of Series F-2 preferred stock was issued in a private placement of shares of preferred stock and warrants for the purchase of preferred stock on October 16, 1998 to Novell, Inc. No additional consideration was received in connection with the issuance of such warrants.

   (12) As of December 31, 1998, an aggregate of 633,069 shares of common stock had been issued to employees and consultants on exercise of options. The aggregate consideration received for such shares was $242,000.

    No underwriters were engaged in connection with these issuances and sales. Each of the transactions noted above was made in reliance upon the exemption from registration provided by either Section 3(b) or 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

  NUMBER             DESCRIPTION
-----------          -----------------------------------------------------------------------------------------------------
    1.1              Form of Underwriting Agreement

    3.1              Restated Certificate of Incorporation of the Registrant

    3.1.1            Form of Restated Certificate of Incorporation to be in effect at the closing of the offering made under this Registration Statement

    3.2              Bylaws of the Registrant as amended through the date of this Registration Statement

    3.2.1            Form of Amended and Restated Bylaws to be in effect upon the closing of the offering made under this
                       Registration Statement

    4.1**            Specimen stock certificate

    4.2              Form of Series C Preferred Stock Warrant

    4.2.1            Amendment to Series C Preferred Stock Warrant

    4.3              Form of Series E Preferred Stock Warrant

    4.4              Form of Series E-2 Preferred Stock Warrant

    4.5              Form of Series F Preferred Stock Warrant

    5.1**            Opinion of Graham & James LLP

    9.1              Voting Agreement between NetObjects, Inc. and International Business Machine Corporation

   10.1              NetObjects, Inc. 1997 Stock Option Plan

   10.1.1            NetObjects, Inc. Amended and Restated 1997 Stock Option Plan to be in effect upon the closing of the offering made under this Registration Statement

   10.1.2            Form of Stock Option Agreement under the 1997 Stock Option Plan

   10.1.3            Form of Restricted Stock Purchase Agreement under the 1997 Stock Option Plan

   10.1.4            Form of Restricted Stock Transfer Agreement under the 1997 Stock Option Plan

   10.2              NetObjects, Inc. 1997 Special Stock Option Plan

   10.3              1999 Employee Stock Purchase Plan

   10.4*             IBM Software License Agreement (NetObjects License Agreement #L97063) by and between NetObjects and
                       IBM dated as of March 18, 1997

   10.4.1*           Amendment Number 1 to NetObjects License Agreement L97063 dated as of April 30, 1997

   10.4.2            Second Amendment to NetObjects License Agreement L97063 dated as of October 7, 1997

  NUMBER             DESCRIPTION
-----------          -----------------------------------------------------------------------------------------------------
   10.4.3*           Third Amendment to NetObjects License Agreement L97063 dated as of December 16, 1997

   10.4.4*           Fourth Amendment to NetObjects License Agreement L97063 dated as of April 27, 1998

   10.4.5*           Fifth Amendment to NetObjects License Agreement L97063 dated as of January 14, 1999

   10.4.6*           Amendment No. 6 to NetObjects License Agreement L97063 dated as of September 18, 1998

   10.4.7*           Seventh Amendment to NetObjects License Agreement L97063 effective January 15, 1999

   10.4.8*           Eighth Amendment to NetObjects License Agreement L97063 dated September 18, 1998

   10.4.9*           Amendment No. 9 to NetObjects License Agreement effective January 21, 1999

   10.4.10           Amendment No. 10 to NetObjects License Agreement dated as of February 4, 1999

   10.4.11*          Letter Agreement modifying NetObjects License Agreement L97063 dated as of February 6, 1998

   10.4.12*          Letter Agreement modifying NetObjects License Agreement L97063 dated as of June 30, 1998

   10.4.13*          Letter Agreement modifying NetObjects License Agreement L97063 dated as of January 14, 1999

   10.5              IBM Patent License Agreement by and between NetObjects and IBM dated as of April 10, 1997

   10.6              Lease Agreement by and between NetObjects and Metropolitan Life Insurance Company dated July 24, 1998

   10.7              Lease Agreement by and between NetObjects Limited and HQ Executive Offices (UK) LTD dated September
                       1, 1998

   10.8              Revolving Loan and Security Agreement by and between NetObjects, Inc. and IBM Credit Corp. dated as of December 23, 1997

   10.8.1            Amendment to Revolving Loan and Security Agreement dated July 1998

   10.9              Note and Warrant Purchase Agreement by and among NetObjects and IBM and Persues dated as of October
                       8, 1998

   10.9.1            Supplement to Note and Warrant Purchase Agreement dated as of February 4, 1999

   10.10             Technology Transfer Agreement between Rae Technology, Inc. and NetObjects, Inc. dated February 2,
                       1996

   10.10.1**         Amendment to Technology Transfer Agreement by and between Rae Technology and NetObjects dated as of
                       March 18, 1997

   10.11**           Patent Transfer and License Agreement by and between Rae Technology LLC and NetObjects, Inc. dated as of April 10, 1997, as amended

   10.12             Technology License Agreement by and between NetObjects and Clement Mok Designs dated as of December
                       21, 1995

   10.13*            Distribution Agreement by and between Ingram Micro, Inc. and NetObjects, Inc. dated March 6, 1997

  NUMBER             DESCRIPTION
-----------          -----------------------------------------------------------------------------------------------------
   10.14*            Commercial Application Partner Agreement by and between Sybase, Inc. and NetObjects, Inc. dated June
                       30, 1997
   10.15*            Master Distributor Agreement by and between Mitsubishi Corporation and NetObjects, Inc. dated
                       September 30, 1997
   10.16*            Standard Inbound License Agreement by and between NetObjects and Novell effective September 30, 1998
   10.17*            Build-It License Agreement dated as of February 2, 1999
   10.18*            IBM Trademark License Agreement dated as of January 19, 1999
   16.1              Letter from Ernst & Young LLP dated February 5, 1999 regarding change in certifying accountant
   21.1              Subsidiaries of the Registrant
   23.1              Consent of Graham & James LLP (included in its opinion to be filed as Exhibit 5.1 hereto)
   23.2              Consent of KPMG LLP
   24.1              Power of Attorney (included in signature page hereto)
   27.1              Financial Data Schedule

------------------------

*   Confidential treatment requested.

**  To be filed by amendment.

    (b) FINANCIAL STATEMENT SCHEDULE

   Independent Auditors' Report on Schedule
   Schedule II--Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on February 5, 1999.

                                NETOBJECTS, INC.

                                By:               /s/ SAMIR ARORA
                                     -----------------------------------------
                                                    Samir Arora
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose individual signature appears below hereby authorizes and appoints Samir Arora and Michael J. Shannahan, and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and amendments thereto and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their and his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
                                Chairman of the Board,
       /s/ SAMIR ARORA            Chief Executive Officer,
------------------------------    President (Principal       February 5, 1999
         Samir Arora              Executive Officer)

   /s/ MICHAEL J. SHANNAHAN     Chief Financial Officer
------------------------------    (Principal Financial and   February 5, 1999
     Michael J. Shannahan         Accounting Officer)

       /s/ JOHN SCULLEY
------------------------------  Director                     February 5, 1999
         John Sculley

      /s/ LEE A. DAYTON
------------------------------  Director                     February 5, 1999
        Lee A. Dayton

    /s/ MICHAEL D. ZISMAN
------------------------------  Director                     February 5, 1999
      Michael D. Zisman

    /s/ ROBERT G. ANDEREGG
------------------------------  Director                     February 5, 1999
      Robert G. Anderegg

  /s/ CHRISTOPHER M. STONE*
------------------------------  Director                     February 5, 1999
     Christopher M. Stone

* Mr. Stone will become a director of our Company on the closing date of the offering.

                               INDEX TO EXHIBITS

  NUMBER             DESCRIPTION
-----------          -----------------------------------------------------------------------------------------------------
    1.1              Form of Underwriting Agreement
    3.1              Restated Certificate of Incorporation of the Registrant
    3.1.1            Form of Restated Certificate of Incorporation to be in effect at the closing of the offering made under this Registration Statement
    3.2              Restated Bylaws of the Registrant as amended through the date of this Registration Statement
    3.2.1            Form of Amended and Restated Bylaws to be in effect upon the closing of the offering made under this
                       Registration Statement
    4.1**            Specimen stock certificate
    4.2              Form of Series C Preferred Stock Warrant
    4.2.1            Amendment to Series C Preferred Stock Warrant
    4.3              Form of Series E Preferred Stock Warrant
    4.4              Form of Series E-2 Preferred Stock Warrant
    4.5              Form of Series F Preferred Stock Warrant
    5.1**            Opinion of Graham & James LLP
    9.1              Voting Agreement between NetObjects, Inc. and International Business Machine Corporation
   10.1              NetObjects, Inc. 1997 Stock Option Plan
   10.1.1            NetObjects, Inc. Amended and Restated 1997 Stock Option Plan to be in effect upon the closing of the offering made under this Registration Statement
   10.1.2            Form of Stock Option Agreement under the 1997 Stock Option Plan
   10.1.3            Form of Restricted Stock Purchase Agreement under the 1997 Stock Option Plan
   10.1.4            Form of Restricted Stock Transfer Agreement under the 1997 Stock Option Plan
   10.2              NetObjects, Inc. 1997 Special Stock Option Plan
   10.3              1999 Employee Stock Purchase Plan
   10.4*             IBM Software License Agreement (NetObjects License Agreement #L97063) by and between NetObjects and
                       IBM dated as of March 18, 1997
   10.4.1*           Amendment Number 1 to NetObjects License Agreement L97063 dated as of April 30, 1997
   10.4.2            Second Amendment to NetObjects License Agreement L97063 dated as of October 7, 1997
   10.4.3*           Third Amendment to NetObjects License Agreement L97063 dated as of December 16, 1997
   10.4.4*           Fourth Amendment to NetObjects License Agreement L97063 dated as of April 27, 1998
   10.4.5*           Fifth Amendment to NetObjects License Agreement L97063 dated as of January 14, 1999
   10.4.6*           Amendment No. 6 to NetObjects License Agreement L97063 dated as of September 18, 1998
   10.4.7*           Seventh Amendment to NetObjects License Agreement L97063 effective January 15, 1999
   10.4.8*           Eighth Amendment to NetObjects License Agreement L97063 dated September 18, 1998
   10.4.9*           Amendment No. 9 to NetObjects License Agreement effective January 21, 1999
   10.4.10           Amendment No. 10 to NetObjects License Agreement dated as of February 4, 1999
   10.4.11*          Letter Agreement modifying NetObjects License Agreement L97063 dated as of February 6, 1998

  NUMBER             DESCRIPTION
-----------          -----------------------------------------------------------------------------------------------------
   10.4.12*          Letter Agreement modifying NetObjects License Agreement L97063 dated as of June 30, 1998
   10.4.13*          Letter Agreement modifying NetObjects License Agreement L97063 dated as of January 14, 1999
   10.5              IBM Patent License Agreement by and between NetObjects and IBM dated as of April 10, 1997
   10.6              Lease Agreement by and between NetObjects and Metropolitan Life Insurance Company dated July 24, 1998
   10.7              Lease Agreement by and between NetObjects Limited and HQ Executive Offices (UK) LTD dated September
                       1, 1998
   10.8              Revolving Loan and Security Agreement by and between NetObjects, Inc. and IBM Credit Corp. dated as of December 23, 1997
   10.8.1            Amendment to Revolving Loan and Security Agreement dated July 1998
   10.9              Note and Warrant Purchase Agreement by and among NetObjects and IBM and Persues dated as of October
                       8, 1998
   10.9.1            Supplement to Note and Warrant Purchase Agreement dated as of February 4, 1999
   10.10             Technology Transfer Agreement between Rae Technology, Inc. and NetObjects, Inc. dated February 2,
                       1996
   10.10.1**         Amendment to Technology Transfer Agreement by and between Rae Technology and NetObjects dated as of
                       March 18, 1997
   10.11**           Patent Transfer and License Agreement by and between Rae Technology LLC and NetObjects, Inc. dated as of April 10, 1997, as amended
   10.12             Technology License Agreement by and between NetObjects and Clement Mok Designs dated as of December
                       21, 1995
   10.13*            Distribution Agreement by and between Ingram Micro, Inc. and NetObjects, Inc. dated March 6, 1997
   10.14*            Commercial Application Partner Agreement by and between Sybase, Inc. and NetObjects, Inc. dated June
                       30, 1997
   10.15*            Master Distributor Agreement by and between Mitsubishi Corporation and NetObjects, Inc. dated
                       September 30, 1997
   10.16*            Standard Inbound License Agreement by and between NetObjects and Novell effective September 30, 1998
   10.17*            Build-It License Agreement dated as of February 2, 1999
   10.18*            IBM Trademark License Agreement dated as of January 19, 1999
   16.1              Letter from Ernst & Young LLP dated February 5, 1999 regarding change in certifying accountant
   21.1              Subsidiaries of the Registrant
   23.1              Consent of Graham & James LLP (included in its opinion to be filed as Exhibit 5.1 hereto)
   23.2              Consent of KPMG LLP
   24.1              Power of Attorney (included in signature page hereto)
   27.1              Financial Data Schedule

------------------------

*   Confidential treatment requested.

**  To be filed by amendment.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Net Objects, Inc:

    Under date of December 21, 1998, we reported on the consolidated balance sheets of NetObjects, Inc. and subsidiary as of September 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the period from November 21, 1995 (inception) to September 30, 1996, and for each of the years in the two-year period ended September 30, 1998, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedules in the registration statement. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statement schedules based on our audits.

    In our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

    The accompanying consolidated financial statement schedules have been prepared assuming that the Company will continue as a going concern. As discussed in note 1(d) to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1(d). The consolidated financial statement schedules do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG LLP

Mountain View, California
December 21, 1998

                                NETOBJECTS, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                                  ADDITIONS--
                                                                   BALANCE AT     CHARGED TO                     BALANCE AT
                                                                  BEGINNING OF     COSTS AND     DEDUCTIONS--      END OF
                                                                   FISCAL YEAR     EXPENSES       WRITEOFFS      FISCAL YEAR
                                                                  -------------  -------------  --------------  -------------
Period from November 21, 1995 (inception)
  to September 30, 1996
  Allowance for doubtful accounts, returns and price
    protection..................................................       --             --              --             --

Year ended September 30, 1997
  Allowance for doubtful accounts, returns and price
    protection..................................................       --        $   1,905,810  $   (1,150,228) $     755,582

Year ended September 30, 1998
  Allowance for doubtful accounts, returns and price
    protection..................................................   $   755,582   $   4,691,000  $   (3,183,475) $   2,263,107

                                      S-2